          AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 2002

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                        CONNECTICUT WATER SERVICE, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           CONNECTICUT                            4941                            06-0739839
 ((State or Other Jurisdiction of     (Primary Standard Industrial       (IRS Employer Identification
          incorporation)              Classification Code Number)                  Number)

                             ---------------------
                              93 WEST MAIN STREET
                           CLINTON, CONNECTICUT 06413
                                 (860) 669-8636
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                             ---------------------

                   DAVID C. BENOIT                                            COPY TO:
           CONNECTICUT WATER SERVICE, INC.
                 93 WEST MAIN STREET                                  TIMOTHY L. LARGAY, ESQ.
              CLINTON, CONNECTICUT 06413                                 MURTHA CULLINA LLP
                    (860) 669-8630                                     CITYPLACE, 29TH FLOOR
  (Name, Address, Including Zip Code, and Telephone                      185 ASYLUM STREET
                       Number,                                      HARTFORD, CONNECTICUT 06103
      Including Area Code, of Agent For Service)                      TELEPHONE (860) 240-6017

                             ---------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the Merger as described herein.
                             ---------------------
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                       PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
    TITLE OF EACH CLASS OF          AMOUNT BEING        OFFERING PRICE         AGGREGATE           REGISTRATION
  SECURITIES BEING REGISTERED      REGISTERED(2)         PER SHARE(3)      OFFERING PRICE(4)           FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock (without par
  value)(1)....................       252,000           Not Applicable         $2,587,456            $238.05
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Includes a preferred stock purchase right that, prior to the occurrence of certain events, will not be evidenced separately from the Common Stock.
(2) Represents the maximum number of shares of Common Stock of the Registrant which may be issued to the former shareholders of the Unionville Water Company pursuant to the Merger described herein. For purposes of calculating the number of shares to be registered, it is estimated that the applicable price of Connecticut Water Service, Inc. Common Stock will be $25 per share. Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of shares of common stock as may become issuable as a result of stock splits, stock dividends or similar transactions.
(3) The number of shares to be registered and the offering price per share in the Merger will not be determined until the second trading day prior to the closing of the Merger. The number of shares to be registered and the per share price set forth in the table for the Merger do not relate directly to the proposed maximum aggregate offering price reflected, because of the applicability of Rule 457(f)(2) as set forth in Note (4) below.
(4) In the Merger described in the Proxy Statement/Prospectus included herein, each share of Unionville Water Company Common Stock, shall be converted into and exchangeable for shares of Connecticut Water Service, Inc. Common Stock. No market currently exists for the Unionville Water Company Common Stock. Pursuant to Rule 457(f)(2), the registration fee of $238.05 has been calculated on the basis of the aggregate book value of such shares of Unionville Water Company Common Stock as of the latest practicable date, which was $2,587,456 on December 31, 2001.
                             ---------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               [UNIONVILLE LOGO]

Dear Shareholders,

     The Boards of Directors of the Unionville Water Company ("Unionville") and Connecticut Water Service, Inc. ("CWS") have agreed on a merger designed to combine the operations of CWS and Unionville through the acquisition of Unionville by CWS (the "Merger"). The Merger is structured so that CWS will be the surviving publicly traded company and Unionville will become a wholly-owned subsidiary of CWS.

     If the Merger is completed, Unionville shareholders will receive between
3.387 and 4.2 shares of CWS common stock for each share of Unionville Common Stock that they own. CWS shareholders will continue to own their existing shares after the Merger. We estimate that the shares of CWS stock to be issued to Unionville shareholders will represent approximately 3.2% of the outstanding stock of CWS after the Merger.

     CWS common stock is listed on the Nasdaq National Market under the trading symbol "CTWS," and on April 23, 2002, CWS common stock closed at $29.16 per share.

     The Merger cannot be completed unless the holders of two-thirds (2/3rds) of the outstanding shares of Unionville approve it. No approval of CWS Shareholders is required. We have scheduled a special meeting for our shareholders to vote on the Merger. Only shareholders who hold their shares of Unionville Common Stock
at the close of business on              , 2002 will be entitled to vote at the
special meeting. YOUR VOTE IS VERY IMPORTANT.

     Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the Merger. If you fail to return your card, the effect in most cases will be a vote against the Merger. Returning your proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person should you decide to do so.

     The date, time and place of the meeting are as follows:

                                          , 2002
                                   at 7 p.m.
                            Unionville Water Company
                                 30 Mill Street
                         Unionville, Connecticut 06085

     After careful consideration, Unionville's Board of Directors has approved the Merger Agreement and determined that the Merger is fair to you and in your best interests. UNIONVILLE'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE MERGER.

     This Proxy Statement/Prospectus provides you with detailed information about the proposed Merger. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 8 of this Proxy Statement/Prospectus. In addition, you may obtain information about CWS from documents that they have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

                                          --------------------------------------
                                          Stephen A. Flis
                                          President
                                          Unionville Water Company

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS OR THE CWS COMMON STOCK TO BE ISSUED IN CONNECTION WITH THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY
STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Proxy Statement/Prospectus dated              , 2002, and first mailed to
shareholders on              , 2002.

                            UNIONVILLE WATER COMPANY
                                 30 MILL STREET
                                  P.O. BOX 157
                         UNIONVILLE, CONNECTICUT 06085
                         ------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON           , 2002
                         ------------------------------

Dear Shareholder,

     Notice is hereby given that a special meeting of the shareholders of the
Unionville Water Company Co. will be held on                          , 2002 at
7:00 p.m., local time, at the offices of the company, 30 Mill Street, Unionville, Connecticut 06085 for the following purposes:

     Item 1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of February 22, 2002, by and among Connecticut Water Service, Inc., a Connecticut corporation, CWS -- Unionville Acquisition Corp., a Connecticut corporation and the Unionville Water Company, a specially chartered Connecticut corporation, and the transactions contemplated thereby, including the merger of CWS -- Unionville Acquisition Corp. with and into the Unionville Water Company upon the terms and conditions set forth in the Agreement and Plan of Merger, as more fully described in the enclosed Proxy Statement/Prospectus.

     Item 2. To transact any other business as may properly be brought before the special meeting or any adjournments or postponements of the special meeting.

     You are entitled to assert dissenters' rights with respect to the Merger under Sections 33-855 to 33-872 of the Connecticut General Statutes.

     We have fixed the close of business on           , 2002 as the record date
for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

     Whether or not you plan to attend the special meeting, we request that you complete, sign and date the enclosed proxy and return it promptly in the addressed stamped envelope provided. If you attend the special meeting you may revoke your proxy and vote in person.

                                          By Order of the Board of Directors,

                                          Mary L. Yale
                                          Secretary
Unionville, Connecticut
          , 2002

                           PROSPECTUS/PROXY STATEMENT

                        CONNECTICUT WATER SERVICE, INC.
                            UNIONVILLE WATER COMPANY

                                 252,000 SHARES
                           COMMON STOCK, NO PAR VALUE

                FOR A SPECIAL MEETING OF UNIONVILLE SHAREHOLDERS
                 TO BE HELD ON                          , 2002

     This Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to shareholders of the Unionville Water Company ("Unionville") (the "Unionville Shareholders") in connection with the solicitation of proxies by the Board of Directors of Unionville from holders of Unionville's outstanding shares of common stock, par value $1.00 per share (the "Unionville Common Stock"), for use at a special meeting of shareholders of Unionville (together with any adjournments or postponements thereof, the "Unionville Special Meeting").

     This Proxy Statement/Prospectus relates to the proposed Merger (the "Merger") of CWS -- Unionville Acquisition Corp. ("NewCo"), a wholly-owned subsidiary of Connecticut Water Service, Inc. ("CWS" or "Connecticut Water") with and into Unionville, pursuant to the Agreement and Plan of Merger, dated as of February 22, 2002 (the "Merger Agreement"), by and among CWS, NewCo and Unionville.

     As of the date hereof, there are 60,000 shares of Unionville Common Stock outstanding. Pursuant to the Merger Agreement, upon consummation of the Merger, each share of Unionville Common Stock will be converted into the right to receive that number of shares of Common Stock, no par value, of CWS (the "CWS Common Stock") equal to the Exchange Ratio. The Exchange Ratio will be equal to $105.00 divided by either (i) the CWS Share Price (as defined below) if the CWS Share Price is equal to or less than $31.00 and equal to or more than $25.00,
(ii) $31.00 if the CWS Share Price is greater than $31.00, in which case the Exchange Ratio shall equal 3.387, or (iii) $25.00 if the CWS Share Price is less than $25.00, in which case the Exchange Ratio shall equal 4.200.

     The "CWS Share Price" shall be equal to the average of the closing price of the shares of CWS Common Stock as reported by NASDAQ for the fifteen (15) trading days immediately preceding the second trading day prior to the closing of the Merger. The Exchange Ratio will be rounded to the nearest thousandth. Unionville Shareholders will receive cash in lieu of any fractional shares of CWS Common Stock they would otherwise receive in the Merger based on an agreed upon price of $105.00 per share for Unionville Common Stock.

     Based upon the agreed upon formula used to determine the Exchange Ratio, each share of Unionville Common Stock would be converted into the right to receive between 3.387 and 4.2 shares of CWS Common Stock. Even though the exact Exchange Ratio will not be determined until the second trading prior to the Closing, the aggregate dollar value of the CWS Common Stock to be issued to Unionville Shareholders in the Merger will be equal to $6,300,000 on the date the Exchange Ratio is determined. However, the actual market value of the CWS Common Stock to be received in the Merger by holders of Unionville Common Stock may be different due to changes in the market value of the CWS Common Stock following the date the Exchange Ratio is determined.

     CWS Common Stock is listed on the NASDAQ under the symbol "CTWS". On April 23, 2002, the last sale price of CWS Common Stock was $29.16 per share. On that date, 60,000 shares of Unionville Common Stock were outstanding.

     The consummation of the Merger is subject to various conditions, including the receipt of required approval of the Connecticut Department of Public Utility Control ("DPUC") and the approval of the Merger by the Unionville Shareholders
at the Unionville Special Meeting to be held on                , 2002.

     Neither the Unionville Board of Directors nor the CWS Board of Directors sought an opinion of an investment bank or other outside party as to the fairness of the transaction from a financial point of view to the Unionville Shareholders or to CWS. See "THE MERGER -- Background of the Transaction,"
"-- Union-
ville's Reasons for the Transaction, -- " "Recommendation of Unionville's Board of Directors," and "-- CWS' Reasons for the Transaction."

     Unionville Shareholders who dissent from the Merger ("Dissenting Shareholders") have certain rights of appraisal pursuant to Connecticut law. See "RIGHTS OF DISSENTING SHAREHOLDERS."

     This Proxy Statement/Prospectus is first being sent to the Unionville
Shareholders on or about                , 2002.

     THE SECURITIES TO WHICH THIS PROXY STATEMENT/PROSPECTUS REFERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS                , 2002.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS AND, IF SO GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER......................     1
SUMMARY.....................................................     3
  CONNECTICUT WATER'S REASONS FOR THE MERGER................     3
  UNIONVILLE'S REASONS FOR THE MERGER.......................     3
  APPROVAL OF THE MERGER....................................     4
     Shareholders...........................................     4
     Recommendation to Unionville shareholders..............     4
     Unionville Special Meeting.............................     4
  THE MERGER................................................     4
     What Unionville shareholders will receive..............     4
     What will happen to Unionville?........................     5
     Board of Directors and management of Unionville
      following the merger..................................     5
     Other interests of officers and directors in the
      merger................................................     5
     Conditions to the merger...............................     6
     Regulatory approvals...................................     6
     Termination of the Merger Agreement....................     6
     Accounting treatment...................................     6
     No opinions of financial advisors......................     7
     Material federal income tax consequences...............     7
     Dissenters' rights.....................................     7
     Comparative per share market price information.........     7
     Dividends after the merger.............................     7
     Resale of CWS Common Stock.............................     7
  RISK FACTORS..............................................     8
  SUMMARY SELECTED HISTORICAL AND CONDENSED FINANCIAL
     INFORMATION............................................     9
  CWS COMMON STOCK PRICE RANGE AND DIVIDENDS................    10
     Dividend rights and restrictions.......................    10
     Dividend reinvestment and common stock purchase plan...    11
  UNIONVILLE COMMON STOCK...................................    12
  UNIONVILLE SPECIAL SHAREHOLDERS' MEETING..................    12
     Date, time and place of Special Meeting................    12
     Business to be transacted at the Special Meeting.......    12
     Record date; voting rights.............................    12
     Voting requirements; quorum............................    13
     Affiliate ownership....................................    13
     Voting of proxies......................................    13
     Revocability of proxies................................    13
     Solicitation of proxies................................    13
     Appraisal rights.......................................    14
  THE MERGER................................................    14
     Background of the transaction..........................    14
     Background to the merger -- Connecticut Water..........    15

     Background to the merger -- Unionville.................    15
     Connecticut Water's reasons for the transaction........    15
     Unionville's reasons for the transaction...............    16
     Recommendation of Unionville's Board of Directors......    17
  THE MERGER AGREEMENT......................................    17
     The merger.............................................    17
     The Surviving Company..................................    18
     Consideration..........................................    18
     Fractional shares......................................    19
     Exchange of shares.....................................    19
     No further rights......................................    20
     Representations and warranties.........................    20
     Certain Covenants......................................    21
     Conditions Precedent to the Merger.....................    23
     Expenses...............................................    25
     Termination, Amendment, Interpretation and Waiver......    25
     Indemnification; Directors and Officers Insurance......    26
  CERTAIN FEDERAL INCOME TAX CONSEQUENCES...................    26
  ACCOUNTING TREATMENT......................................    28
  RESTRICTIONS ON RESALE OF SECURITIES......................    28
  NASDAQ LISTING............................................    28
  RIGHTS OF DISSENTING SHAREHOLDERS.........................    29
  INTERESTS OF CERTAIN PERSONS IN THE MERGER................    32
  MANAGEMENT OF CONNECTICUT WATER FOLLOWING THE MERGER......    32
  INFORMATION CONCERNING CONNECTICUT WATER SERVICE, INC. ...    32
  PRINCIPAL CONNECTICUT WATER SHAREHOLDERS AND STOCK
     OWNERSHIP OF CONNECTICUT WATER MANAGEMENT..............    34
  INFORMATION CONCERNING UNIONVILLE.........................    35
     Description of the business of Unionville..............    35
     Operating authority....................................    35
     Regulation.............................................    35
  PRINCIPAL UNIONVILLE SHAREHOLDERS AND STOCK OWNERSHIP OF
     UNIONVILLE MANAGEMENT..................................    37
  SELLING SHAREHOLDERS......................................    38
     Plan of distribution...................................    38
  DESCRIPTION OF CONNECTICUT WATER CAPITAL STOCK............    39
     Common Stock...........................................    39
     Preferred and Preference Stock.........................    40
  COMPARISON OF SHAREHOLDER RIGHTS..........................    41
     Issuance of shares.....................................    41
     Voting rights..........................................    42
     Preemptive rights......................................    42
     Dissenters' rights of appraisal........................    42
     Dividends and distributions............................    42
     Filling director vacancies.............................    43
     Standards of conduct for directors.....................    43

     Removal of directors...................................    43
     Amendments to certificate of incorporation.............    44
     Amendments to By-laws..................................    44
     Provisions relating to change in control...............    45
     Business combination statute...........................    46
     Classification of the Board of Directors...............    46
     Shareholder meetings...................................    46
     Preferred stock purchase rights........................    47
     Indemnification of directors, officers and others......    49
  EXPERTS...................................................    50
  LEGAL MATTERS.............................................    50
  STATEMENTS REGARDING FORWARD-LOOKING INFORMATION..........    50
  WHERE YOU CAN FIND MORE INFORMATION.......................    51
  APPENDIX A -- MERGER AGREEMENT, DATED AS OF FEBRUARY 22,
     2002.
  APPENDIX B -- SECTIONS 33-855 TO 33-872 OF THE CONNECTICUT
                GENERAL STATUTES -- THE DISSENTING
                SHAREHOLDER PROVISIONS.
  APPENDIX C -- INFORMATION ABOUT CONNECTICUT WATER,
                INCLUDING CONNECTICUT WATER SERVICE, INC.
                ANNUAL REPORT ON FORM 10-K FOR YEAR ENDED
                DECEMBER 31, 2001, QUARTERLY REPORT ON FORM
                10-Q FOR QUARTER ENDED MARCH 31, 2002 AND
                PROXY STATEMENT FOR CONNECTICUT WATER ANNUAL
                MEETING OF SHAREHOLDERS HELD ON APRIL 26,
                2002.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHY ARE THE TWO COMPANIES PROPOSING TO MERGE? HOW WILL I BENEFIT?

A: This Merger means that you will have a stake in Connecticut's largest investor-owned water company. The merged company will be strongly positioned to capitalize on growth opportunities, throughout Connecticut. We believe that this Merger will allow us to accelerate long-term growth, to provide competitive dividends, and create shareholder value in years to come. To review the reasons for the Merger in greater detail, and related uncertainties, see pages 14 through 17.

Q:  WHAT DO I NEED TO DO NOW?

A:  Just mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the
     Unionville Special Meeting. The meeting will take place on                ,
     2002. No approval of the CWS Shareholders is required. The Boards of Directors of both CWS and Unionville have both approved and voted in favor of the proposed Merger. The Unionville Board recommends that you approve the Merger.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. After the Merger is completed, we will send Unionville Shareholders written instructions for exchanging their share certificates. CWS Shareholders will keep their certificates.

Q:  PLEASE EXPLAIN THE EXCHANGE RATIO.

A:  As a result of the Merger, CWS will pay Unionville Shareholders between
     3.387 and 4.20 shares of CWS Common Stock for each share of Unionville Common Stock that they own. This "Exchange Ratio" is determined by dividing a price of $105.00 per share for Unionville Common Stock by the market price of CWS Common Stock shortly before the Merger, subject to a maximum price of $31.00 and a minimum price of $25.00 per share of CWS Common Stock. If the market price of CWS Common Stock shortly before the Merger is at or below $25.00, the Exchange Ratio will be 4.20. If the market price is above $25.00 but less than $31.00 per share, the Exchange Ratio will decrease proportionately until it reaches 3.387 as the market price of CWS Common Stock increases to $31.00 per share. If the market price of CWS Common Stock is at or above $31.00 per share, the Exchange Ratio will be
     3.387. (See "THE MERGER AGREEMENT -- Consideration" on page 18.)

     Unionville Shareholders will not receive fractional shares. Instead, they will receive a check in payment for any fractional shares based on an agreed upon value of $105.00 per share of Unionville Common Stock.

     Example: If you currently own 100 shares of Unionville Common Stock, then after the Merger you will be entitled to receive between 338 and 420 shares of CWS Common Stock and a check for the market value of any fractional share.

Q:  WHAT HAPPENS TO MY FUTURE DIVIDENDS?

A: We expect no changes in our dividend policies before the Merger. After the Merger, we expect the initial annualized dividend rate to be approximately $0.809 per share of CWS Common Stock, reflecting our desire to provide you with competitive dividends. The annualized rate of $0.809 per share is equivalent to the historic dividend rate paid to CWS Shareholders. The expected dividend policy after the Merger would result in a 89% dividend increase for current Unionville Shareholders, from the 2001 annualized dividend rate of $1.80 per Unionville share to the $0.809 per CWS share expected to be paid after the Merger due to the increased number of CWS shares to be owned by Unionville Shareholders after the Merger. These calculations assume an Exchange Ratio of 4.200:1.0.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working towards completing the Merger as quickly as possible. In addition to Unionville Shareholder approval, the Merger requires the approval of the Connecticut Department of Public Utility Control (the "DPUC"). In addition, there are other conditions to met by both parties (see "THE MERGER AGREEMENT -- Conditions Precedent to the Merger"). We hope to complete the Merger by September 30, 2002.

Q:  WHAT ARE THE TAX CONSEQUENCES TO UNIONVILLE SHAREHOLDERS OF THE MERGER?

A: The exchange of shares by Unionville Shareholders will be tax-free to Unionville Shareholders for federal income tax purposes, except for taxes owed on cash received for a fractional share. To review the tax consequences to Unionville Shareholders in greater detail, see page 26.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the Merger fully and for a more complete description of the legal terms of the Merger, you should read carefully this entire document and the documents to which we have referred. See Appendix C hereto which contains information with respect to Connecticut Water.

 The Companies

Unionville Water Company         The Unionville Water Company is a public water
                                 utility organized by special charter granted by the state general assembly in its January 1893 session. It has over 5,400 residential, commercial and municipal customers in the towns of Farmington and Avon, and annual revenues of approximately $2.4 million. Unionville's offices are located at 30 Mill Street, Unionville, Connecticut 06085 and the telephone number is (860) 673-0079.

Connecticut Water Service,
Inc. Connecticut Water is a holding company whose principal subsidiaries are engaged in the regulated utility business of public water supply. Connecticut Water's utility subsidiaries, The Connecticut Water Company ("CWC"), The Gallup Water Service, Inc. ("Gallup"), The Crystal Water Company of Danielson ("Crystal") and Barnstable Water Company ("Barnstable") collect, treat, and distribute water to residential, commercial and industrial customers, to other utilities for resale and for private and municipal fire protection. CWC, Gallup, Crystal and Barnstable supply water for residential, commercial, industrial and municipal purposes to customers in 40 towns throughout Connecticut and in Massachusetts. Connecticut Water is the second largest investor-owned water company in New England and is among the eight largest investor-owned water companies in the nation. Connecticut Water is also engaged, through other subsidiaries, in the business of providing various utility management services and in selling or donating excess real estate. Connecticut Water's executive offices are located at 93 West Main Street, Clinton, Connecticut 06413 and the telephone number is
                                 (860) 669-8636.

                   CONNECTICUT WATER'S REASONS FOR THE MERGER

     The board of Connecticut Water believes that the Merger represents an opportunity for Connecticut Water to expand its public water supply business in the State of Connecticut. The service area of Unionville is within 2 miles of CWC's existing Naugatuck region operations. The Merger will enable Connecticut Water to manage and coordinate the operations of its CWC subsidiary and Unionville with greater efficiency than could be achieved through separate ownership. The Merger is therefore a geographic fit which will expand our core water supply business, integrate our water supply planning, and maximize opportunities for shared efficiencies and further growth in our utility management services for other public and private water companies.

     Connecticut Water is confident that our two companies will come together in a smooth and expeditious manner. Connecticut Water has a successful track record in assimilating smaller water companies. Connecticut Water has realized efficiencies by maximizing complementary strengths and improving operating results.

                      UNIONVILLE'S REASONS FOR THE MERGER

     The Board of Unionville believes that the Merger represents an opportunity for Unionville's Shareholders to benefit from Unionville's future affiliation with a larger, well-established participant in its industry with greater access to capital and the financial markets, a large and experienced management team and broader technical resources. The Merger allows Unionville's Shareholders to diversify their investment in the water utility industry by holding stock in a company which operates water systems in more than one geographical market. In addition, the Merger will permit shareholders to exchange their Unionville Common Stock, which does not have an established trading market, for CWS Common Stock, a publicly traded security, on a tax-free basis.

                             APPROVAL OF THE MERGER

SHAREHOLDERS

     The affirmative vote, either in person or by proxy, of the holders of at least two-thirds of the shares of Unionville Common Stock outstanding on the Record Date is required to approve the Merger. As of the record date, directors, officers and affiliates of Unionville as a group beneficially owned approximately 16,864 shares of Unionville Common Stock, representing approximately 28.11% of the outstanding shares of Unionville Common Stock.

     No vote of the shareholders of Connecticut Water is required to approve or consummate the Merger.

     Other than the approval of the Connecticut DPUC, no state or federal regulatory requirements must be met or approval obtained in order to complete the Merger. The approval of the Merger by the DPUC is a condition precedent to the consummation of the Merger, see page 30 ("THE MERGER AGREEMENT -- Conditions Precedent to the Merger").

RECOMMENDATION TO UNIONVILLE SHAREHOLDERS

     The Unionville Board of Directors believes that the Merger is in your best interests and recommends that you vote FOR the proposal to approve and adopt the Merger Agreement and the Merger.

     Shareholders of record of Unionville Common Stock at the close of business
on                , 2002 are entitled to notice of and vote at the Unionville
Special Meeting and any adjournment or postponement thereof. As of the record date, 60,000 shares of Unionville Common Stock were issued and outstanding, each of which will be entitled to one vote on the Merger.

UNIONVILLE SHAREHOLDERS' SPECIAL MEETING

     The Unionville Special Meeting will be held on                          ,
2002 at 7:00 p.m., local time, at the offices of Unionville located at 30 Mill Street, Unionville, Connecticut 06085.

                                   THE MERGER

     The Merger Agreement is attached as Appendix A to this Proxy
Statement/Prospectus. We encourage you to read the Merger Agreement as it is the legal document that governs the Merger.

WHAT UNIONVILLE SHAREHOLDERS WILL RECEIVE

     As a result of the Merger, Connecticut Water will pay Unionville Shareholders between 3.387 and 4.2 shares of CWS Common Stock for each share of Unionville Common Stock that they own. This "Exchange Ratio" is determined by dividing a price of $105.00 per share for Unionville Common Stock by the market price of CWS Common Stock shortly before the Merger, subject to a maximum price of $31.00 and a minimum price of $25.00 per share of CWS Common Stock. If the market price of CWS Common Stock shortly before the Merger (the "CWS Share Price") is at or below $25.00 per share, the Exchange Ratio will be 4.2. If the CWS Share Price is above $25.00 but less than $31.00 per share, the Exchange Ratio will decrease proportionately until it reaches 3.387 as the CWS Share Price increases to $31.00 per share. If the CWS Share Price is at or above $31.00 per share, the Exchange Ratio will be 3.387. See "THE MERGER
AGREEMENT -- Consideration" on page 18.

     Unionville shareholders will receive cash in lieu of any fractional shares of CWS common stock they would otherwise receive in the Merger based on an agreed upon price of $105.00 per share for Unionville Stock.

     The following table sets forth the Exchange Ratio to be applied in the Merger and the aggregate Merger consideration assuming various closing prices for CWS Common Stock:

                                                             AGGREGATE MERGER
    CLOSING PRICE OF CWS   EXCHANGE RATIO (CWS STOCK   CONSIDERATION (SHARES OF CWS
        COMMON STOCK         TO UNIONVILLE STOCK)             COMMON STOCK)
    --------------------   -------------------------   ----------------------------
           $25.00              4.200:1.0                    252,000
           $26.00              4.038:1.0                    242,308
           $27.00              3.888:1.0                    233,333
           $28.00              3.750:1.0                    225,000
           $29.00              3.621:1.0                    217,241
           $30.00              3.500:1.0                    210,000
           $31.00              3.387:1.0                    203,226

     Thus, each shareholder of Unionville will receive between 3.387 and 4.2 shares of CWS Common Stock for each share of Unionville Common Stock owned.

     Example: If you currently own 100 shares of Unionville Common Stock, then after the Merger you will be entitled to receive between 338 and 420 shares of CWS Common Stock and a check for the market value of any fractional share.

     CWS Common Stock is listed on the NASDAQ under the symbol "CTWS". On April 23, 2002, the last sale price of CWS Common Stock was $29.16 per share. On that date, 60,000 shares of Unionville Common Stock were outstanding.

     SINCE THE VALUE OF THE CWS COMMON STOCK THAT HOLDERS OF UNIONVILLE COMMON STOCK WILL RECEIVE IN THE MERGER IS ALSO SUBJECT TO FLUCTUATION DUE TO CHANGES IN THE MARKET PRICE OF CWS COMMON STOCK, UNIONVILLE SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR CWS COMMON STOCK. FOR CERTAIN RECENT STOCK PRICE DATA, SEE "CWS COMMON STOCK PRICE RANGE AND DIVIDENDS".

     Unionville shareholders should not send in their stock certificates until instructed to do so after the Merger is completed.

WHAT WILL HAPPEN TO UNIONVILLE?

     If the Merger is completed, NewCo will merge with and into Unionville so that Unionville will remain as the surviving corporation and as a wholly-owned subsidiary of Connecticut Water. Unionville Shareholders will own CWS Common Stock after the Merger.

BOARD OF DIRECTORS AND MANAGEMENT OF UNIONVILLE FOLLOWING THE MERGER

     After the Merger, the Board of Directors and officers of NewCo will become the directors of Unionville. The current officers and directors of Unionville will resign their positions. Unionville will, following the Closing, operate as a wholly-owned subsidiary of Connecticut Water.

OTHER INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER

     In considering the Unionville Board's recommendation that you vote in favor of the Merger, you should be aware that the directors and officers of Unionville may be deemed to have certain interests in the Merger that differ from, and are in addition to, your interests as shareholders. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER," at page 32.

CONDITIONS TO THE MERGER

     The completion of the Merger depends upon meeting a number of conditions, including the following:

     - the approval of the holders of two-thirds (2/3rds) of the Unionville Common Stock;

     - holders of no more than 10% of Unionville's Common Stock shall have exercised appraisal rights (dissenters' rights) under Connecticut law;

     - there shall have been no material adverse change in the assets, business, results of operations, or condition of Unionville and its subsidiaries taken as a whole or of Connecticut Water;

     - there shall have been no suit, action, proceeding or governmental investigation pending or threatened that would have a material adverse effect on Unionville and its subsidiaries taken as a whole or on Connecticut Water; and

     - the receipt of an opinion of Connecticut Water's counsel to the effect that the Merger will not be a taxable transaction for Unionville shareholders.

     Some conditions to the Merger may be waived in whole or in part by the party entitled to assert the condition.

REGULATORY APPROVALS

     The Merger must be approved by the DPUC. The parties have made regulatory filings with the DPUC. As part of that review, the DPUC may look at the impact of the Merger on competition and on the customers of the companies.

     It is possible that the DPUC may impose conditions for granting approval. We cannot predict whether we will obtain the required regulatory approval within the time frame contemplated by the Merger Agreement or on conditions that would not be detrimental to either of us or the combined company.

TERMINATION OF THE MERGER AGREEMENT

     Unionville and Connecticut Water can agree to terminate the Merger Agreement without completing the Merger, and either of Unionville and Connecticut Water can separately terminate the Merger Agreement if the Merger has not closed by October 31, 2002, subject to extension. Furthermore, Unionville may terminate the Merger if the market price of CWS Common Stock is at or below $24.00 per share on any three (3) of the fifteen (15) days used as the measuring period for establishing the Exchange Ratio to be used in the Merger. See "MERGER AGREEMENT -- Consideration," at page 18.

     If the Merger Agreement is terminated in these events, all obligations of all of the parties will generally terminate, and no party will have any obligation or liability to any of the other parties for any breach of the Merger Agreement, provided however, that if the Merger Agreement is terminated solely by Unionville for any reason listed above (other than the failure to satisfy the minimum requirement for the market price of CWS Common Stock), and within a two
(2) year period following such termination Unionville enters into a definitive agreement to consummate or consummates an "Alternative Proposal" (as defined in the Merger Agreement) Unionville will be required to pay to CWS a termination fee of $200,000. See "THE MERGER AGREEMENT -- Termination, Amendment, Interpretation and Waiver", at page 25.

ACCOUNTING TREATMENT

     Connecticut Water is required to account for the Merger using the purchase method of accounting. In a purchase, the outstanding common stock of the acquired corporation is exchanged for the common stock of the acquiring company, and the investment is recorded at the cost established by the fair market value of the acquiring company's securities exchanged.

NO OPINIONS OF FINANCIAL ADVISORS

     In deciding to approve the Merger, neither of our Boards considered opinions from financial advisors as to the fairness of the Exchange Ratio from a financial point of view.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     Connecticut Water counsel will provide an opinion that Unionville's shareholders will not be taxed as a result of the exchange of Unionville Common Stock for CWS Common Stock in the Merger, unless and only to the extent they receive a payment for fractional shares. Receipt of this opinion is a condition to the closing of the Merger.

DISSENTERS' RIGHTS

     Under Connecticut law, Unionville Shareholders who do not vote in favor of the Merger and who comply with certain notice requirements and other procedures will have the right to be paid cash for the "fair value" of their shares. "Fair value" may be more or less than the value of CWS Common Stock to be paid to other Unionville Shareholders according to the Merger Agreement. Dissenting Unionville Shareholders must precisely follow specific procedures to exercise this right, or the right may be lost. These procedures are described in this Proxy Statement/Prospectus, and the Connecticut statutes that grant the right are attached as Appendix B.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

     Shares of CWS Common Stock are traded on NASDAQ. On November 30, 2001, the last full trading day on the NASDAQ prior to the public announcement of the proposed Merger, CWS Common Stock closed at $28.23 per share. On April 23, 2002, CWS Common Stock closed at $29.16 per share. Unionville Common Stock is not actively traded and therefore no current pricing data is available for it.

DIVIDENDS AFTER THE MERGER

     Connecticut Water expects that the initial annualized dividend rate paid to Connecticut Water common shareholders after the completion of the Merger will be approximately $0.809 per share, subject to approval and declaration by the Connecticut Water Board of Directors. The annualized rate of $0.809 per share is equivalent to the historic dividend rate paid to Connecticut Water shareholders. Unionville's average annual dividend during the prior ten-year period was $1.218 per share. Since holders of Unionville Common Stock will receive between 3.387 and 4.2 shares of CWS Common Stock for each share of Unionville Common Stock they currently hold, the total dividends to be received by former Unionville shareholders after the Merger are likely to increase. The payment of dividends by Connecticut Water in the future, however, will depend on business conditions, its financial position and earnings, and other factors. If the Merger is completed, Unionville Shareholders will be entitled to participate in all Connecticut Water dividends for which the record date is after the effective date of the Merger.

RESALE OF CWS COMMON STOCK

     All shares of CWS Common Stock received by Unionville shareholders in the Merger will be freely transferable, except for shares of CWS Common Stock received by officers, directors and certain other affiliates of Unionville. This Proxy Statement/Prospectus covers the resale of CWS Common Stock by certain of those persons.

                                  RISK FACTORS

     In determining whether to vote for the Merger, you should understand that there may be some risks related to the Merger as well as some other factors that you should consider, including:

     - Regulatory Approvals -- the need to obtain DPUC approval for the Merger, the time that will be required to obtain this approval and the possibility that the DPUC may not be obtained or may be obtained only with the imposition of burdensome conditions.

     - Fluctuations of the market price of CWS Common Stock -- the potential effect of market fluctuations on the value of the CWS Common Stock to be issued to Unionville Shareholders due to the fact that the number of shares of CWS to be issued to Unionville Shareholders is not now determinable but will be based on the market price of CWS Common Stock shortly before the closing.

     - Fluctuating Business and Market Conditions. Changes in the business, operations or prospects of Connecticut Water, regulatory considerations, general market and economic conditions and other factors may affect the price of CWS Common Stock. Many of those factors are beyond our control. You are encouraged to obtain current market quotations for CWS Common Stock.

     - Interests of Unionville Directors in the Merger. The current directors of Unionville may have interests in the Merger that are different from or in addition to the interests of Unionville shareholders generally. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER," at page 32.

     - Effect of Inflation on Connecticut Water. Connecticut Water, like all other businesses, is affected by inflation, most notably by the continually increasing costs required to maintain, improve and expand its service capability. The cumulative effect of inflation results in significantly higher facility replacement costs which must be recovered from future cash flow. The ability of Connecticut Water' utility subsidiaries to recover this increased investment in facilities is dependent upon future revenue increases which are subject to approval by the DPUC.

     - Effect of Seasonality on Connecticut Water. Connecticut Water's profitability is primarily attributable to the sale and distribution of water, the amount of which is dependent on seasonal weather fluctuations, particularly during the summer months when water demand will vary with rainfall and temperature levels.

     - Rate Regulation and Cost Recovery. Connecticut Water's profitability in general is materially dependent on the adequacy of approved water rates to allow for a fair rate of return on the water utility's investment in utility plant in service. The ability of Connecticut Water to maintain their operating costs at the lowest level possible while providing quality water service is beneficial to customers and shareholders. Profitability is also dependent on the timeliness of rate relief, when necessary, and numerous factors over which Connecticut Water has little or no control, such as the quantity of rainfall and temperature in a given period of time, industrial demand, financing costs, energy rates, compliance with environmental and water quality regulations, and required enhanced security measures. Rate relief for the capital and operating costs associated with the water supply agreement between Unionville and the Metropolitan District Commission, dated as of October 6, 2000 (the "MDC Agreement") on an ongoing basis through an adjustment to Unionville's existing water rates is a critical condition for this Merger.

                        SUMMARY SELECTED HISTORICAL AND
                        CONDENSED FINANCIAL INFORMATION

     Connecticut Water is providing the following financial information to aid you in your analysis of the financial aspects of the Merger. Connecticut Water derived this information from Connecticut Water audited financial statements for 2001, 2000 and 1999. The information is only a summary and you should read it in conjunction with our historical financial statements (and related notes) contained in the Connecticut Water Annual Report on Form 10-K for the period ended December 31, 2001, a copy of which is included as part of Appendix C attached hereto.

             CONNECTICUT WATER -- HISTORICAL FINANCIAL INFORMATION

                                                        AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                        --------------------------------------
                                                           2001          2000          1999
                                                        ----------    ----------    ----------
                                                         (DOLLARS IN MILLIONS, EXCEPT FOR PER
                                                                    SHARE AMOUNTS)
INCOME STATEMENT DATA
Operating revenues..................................     $  45.4       $  44.0       $  45.2
Income from continuing operations...................     $   8.4       $   7.9       $   7.8
Income from continuing operations per common
  share.............................................     $   1.10      $   1.03      $   1.02
Cash dividends declared per common share............     $   0.80      $   0.80      $   0.79
BALANCE SHEET DATA
Book value per Common share.........................     $   9.25      $   8.82      $   8.55
Total assets........................................     $ 231.7       $ 222.5       $ 218.3
Long-term debt......................................     $  66.2       $  66.6       $  67.4

                                CWS COMMON STOCK
                           PRICE RANGE AND DIVIDENDS

     CWS Common Stock is traded on the NASDAQ under the symbol "CTWS". The following table sets forth the high and low closing sale prices as reported on NASDAQ and dividends paid for the period indicated.

                                  PRICE RANGE

                                                                                  DIVIDENDS PAID
                                                                HIGH      LOW       PER SHARE
                                                                -----    -----    --------------
1999 QUARTER ENDED
  March 31..................................................    18.50    15.83        .1956
  June 30...................................................    19.50    12.67        .1956
  September 30..............................................    24.67    19.00        .1977
  December 31...............................................    24.67    18.58        .1977
2000 QUARTER ENDED
  March 31..................................................    22.67    18.00        .1977
  June 30...................................................    20.67    17.00        .1977
  September 30..............................................    23.50    17.83        .2000
  December 31...............................................    21.83    18.67        .2000
2001 QUARTER ENDED
  March 31..................................................    22.67    19.50        .2000
  June 30...................................................    27.16    20.16        .2000
  September 30..............................................    28.10    22.90        .2022
  December 31...............................................    32.21    25.75        .2022
2002
     March 31...............................................    31.00    27.00        .2022

     On April 23, 2002, the last reported sale price for CWS Common Stock on the NASDAQ was $29.16.

     On February 25, 2002, the date preceding the public announcement of the execution of the definitive Merger Agreement, the last reported sale price per share of CWS Common Stock as reported on the NASDAQ, was $27.99.

     As of March 1, 2002, there were approximately 5,000 holders of record of CWS Common Stock.

DIVIDEND RIGHTS AND RESTRICTIONS

     Holders of CWS Common Stock are entitled to receive such dividends as may be declared by the Board of Directors from the net profits and surplus of Connecticut Water. Connecticut Water has declared and paid quarterly dividends on its Common Stock without interruption since its affiliation with CWC in 1975. Dividends, when declared, are normally paid on the 15th day of March, June, September and December.

     While Connecticut Water's Board of Directors intends to continue the practice of declaring cash dividends on a quarterly basis, no assurance can be given as to future dividends or dividend rates since future dividends of Connecticut Water will be dependent upon timely and adequate rate relief, consolidated and parent company net income, availability of cash to Connecticut Water and CWC, the financial condition of Connecticut Water and CWC, the ability of Connecticut Water and CWC to sell their securities, the requirements of the construction program of CWC and other factors existing at the time.

     Connecticut Water is not permitted to pay any dividends on its common stock unless full cumulative dividends to the last preceding dividend date for all outstanding shares of Connecticut Water cumulative preferred stock have been paid or set aside for payment.

     The income of Connecticut Water is derived principally from its investment in CWC, and Connecticut Water's future ability to pay dividends to holders of its common stock is dependent upon the continued payment by CWC of dividends to Connecticut Water. At December 31, 2001, the retained earnings of CWC aggregated $23,223,000. As a result of dividend restrictions contained in CWC's mortgage indenture, the amount of cash dividends payable on CWC's common equity out of CWC's retained earnings at that date was limited to $22,973,000.

     Although the terms of CWC's preferred stock prohibit payment of cash dividends on CWC common stock in the event of an arrearage in the payment of cumulative dividends on the preferred stock and limit cash dividends on such common stock whenever common stock equity is less than 30% of CWC's total capitalization, no such CWC preferred stock is presently outstanding.

DIVIDEND REINVESTMENT AND COMMON STOCK PURCHASE PLAN

     Connecticut Water has a dividend reinvestment and common stock purchase plan. Under the plan, holders of CWS Common Stock who elect to participate may automatically reinvest all or specified percentages of their dividends in additional shares of common stock and may also make optional cash payments of between $25 and $1,000 per month to purchase additional shares of common stock at 100% of said average market price. Connecticut Water may either issue authorized but unissued shares, or purchase in the open market shares, of common stock to meet the requirements of the plan.

                            UNIONVILLE COMMON STOCK

     There is no established trading market for Unionville Common Stock and therefore no recent pricing data is available for it. The following table sets forth the dividends paid by Unionville on the dates indicated.

YEAR       DATE PAID      DIVIDENDS PAID PER SHARE
----       ---------      ------------------------
1999   February 15, 1999           $0.40
         May 15, 1999              $0.40
        August 15, 1999            $0.40
       November 15, 1999           $0.40
2000   February 15, 2000           $0.45
         May 10, 2000              $0.45
        August 15, 2000            $0.45
       November 15, 2000           $0.45
2001   February 15, 2000           $0.45
         May 15, 2001              $0.45
        August 15, 2001            $0.45
       November 15, 2001           $0.45

     As of December 31, 2001, there were 104 record shareholders and 60,000 shares of Unionville Common Stock outstanding.

     The Unionville Board meets regularly each quarter and determines at each regular meeting whether the payment of a quarterly dividend is advisable. Although there can be no assurance that Unionville would continue to pay any dividends to the holders of Unionville Common Stock if the Merger did not occur, the board attempts to pay sufficient dividends to maintain its common stock as an attractive investment for its shareholders.

                    UNIONVILLE SPECIAL SHAREHOLDERS' MEETING

DATE, TIME AND PLACE OF SPECIAL MEETING

     This Proxy Statement/Prospectus is being furnished to the holders of Unionville Common Stock in connection with the solicitation of proxies by the Unionville Board for use at a Unionville Special Meeting to be held on
          , 2002, at the offices of Unionville, 30 Mill Street, Unionville, Connecticut 06085, at 7:00 p.m., local time, and at any adjournment or postponement thereof.

     This Proxy Statement/Prospectus and accompanying proxy are first being
mailed to the Unionville Shareholders on or about           , 2002.

BUSINESS TO BE TRANSACTED AT THE SPECIAL MEETING

     At the Unionville Special Meeting, the Unionville shareholders will be asked to consider and vote on a proposal to approve the Merger.

     A copy of the Merger Agreement dated February 22, 2002 (without the exhibits or schedules thereto) are attached as Appendix A to this Proxy Statement/Prospectus. Upon satisfaction or waiver of the conditions described in the Merger Agreement, (i) NewCo, a wholly owned subsidiary of Connecticut Water will be merged with and into Unionville, (ii) each outstanding share of Unionville Common Stock will be converted into the right to receive that number of shares of CWS Common Stock on the terms set forth in the Merger Agreement, and (iii) Unionville, as the surviving corporation in the Merger, will thereafter be a wholly-owned subsidiary of Connecticut Water. (See "THE MERGER AGREEMENT" on page 17.)

RECORD DATE; VOTING RIGHTS

     Only shareholders of record of Unionville Common Stock at the close of
business on           , 2002, the record date, will be entitled to vote at the
Unionville Special Meeting. On the record date, there were issued and outstanding 60,000 shares of Unionville Common Stock. Each share of Unionville Common Stock is entitled to one vote per share on the Merger, exercisable in person or by properly executed proxy at the Unionville Special Meeting or any adjournment or postponement thereof.

VOTING REQUIREMENTS; QUORUM

     The presence, either in person or by proxy, of the holders of a majority of the shares of Unionville Common Stock outstanding on the Record Date is necessary to constitute a quorum for the transaction of business at the Unionville Special Meeting.

     Under the Connecticut Business Corporation Act ("CBCA"), the affirmative vote, either in person or by proxy, of the holders of at least two-thirds of the shares of Unionville Common Stock outstanding on the Record Date is required to approve the Merger. Abstentions have the effect of negative votes.

     The management of Unionville does not know of any business to be presented at the Unionville Special Meeting other than such business described in this Proxy Statement/Prospectus. Should additional business properly come before the Unionville Special Meeting, the persons acting as the proxies will have discretion to vote in accordance with their own judgment on such business.

     Pursuant to the CBCA and Connecticut Water's Certificate of Incorporation and By-Laws, no vote of the Connecticut Water Shareholders is required to complete the Merger.

AFFILIATE OWNERSHIP

     As of the record date for the Special Meeting, directors, officers and affiliates of Unionville as a group owned approximately 16,864 shares of Unionville Common Stock, representing approximately 28.11% of the outstanding shares of Unionville Common Stock.

VOTING OF PROXIES

     All shares represented by properly executed proxies received prior to or at the Unionville Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxies will be voted FOR approval of the Merger. Brokers and nominees are precluded from exercising their voting discretion with respect to the approval and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares ("broker non-votes") with respect to the approval and adoption of the Merger.

REVOCABILITY OF PROXIES

     Any proxy given in response to this solicitation may be revoked by the person giving it any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of Unionville, at or before the taking of the vote at the Unionville Special Meeting, a written notice of revocation bearing a later date than the proxy given, (ii) duly executing a proxy bearing a later date than the proxy given and delivering it to the Secretary of Unionville before the vote at the Unionville Special Meeting, or (iii) attending the Unionville Special Meeting and voting in person (although attendance at the Unionville Special Meeting will not in and of itself constitute a revocation of a proxy previously given). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to: Unionville Water Company, 30 Mill Street, Unionville, Connecticut 06085, Attention: Secretary, at or before the taking of the vote at the Unionville Special Meeting.

SOLICITATION OF PROXIES

     All expenses of this solicitation (other than the SEC filing fee which will be paid by CWS), including the cost of preparing and mailing this Proxy Statement/Prospectus, will be borne by the party incurring such expenses. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Unionville in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses in connection with, such solicitations. Arrangements will also be made with custodi-ans, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of Unionville Common Stock held of record by such custodians, nominees and fiduciaries, and Unionville may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

APPRAISAL RIGHTS

     If you do not wish to accept CWS Common Stock in the Merger, you have the right under Connecticut law to have the fair value of your shares determined by a Connecticut court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

     - send a written demand to Unionville for appraisal in compliance with Connecticut law before the vote on the Merger;

     - not vote in favor of the Merger; and

     - continuously hold your Unionville Common Stock from the date you make the demand for appraisal through the closing of the Merger.

     Merely voting against the Merger will not protect your rights to an appraisal. Appendix B to this Proxy Statement/Prospectus contains a copy of the Connecticut statute governing appraisal rights. If you do not follow all the steps required by Connecticut law, you will lose your rights to appraisal. The requirements under Connecticut law for exercising appraisal rights are described in further detail on pages 29 to 32, "RIGHTS OF DISSENTING SHAREHOLDERS".

                                   THE MERGER

     THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS, AS IT RELATES TO THE MERGER AGREEMENT, IS QUALIFIED BY REFERENCE TO THE MERGER AGREEMENT, AS AMENDED, WHICH IS INCORPORATED HEREIN BY REFERENCE AND ATTACHED AS APPENDIX A. ALL INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS ABOUT UNIONVILLE HAS BEEN SUPPLIED BY UNIONVILLE AND HAS NOT BEEN VERIFIED BY CONNECTICUT WATER. ALL INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS ABOUT CONNECTICUT WATER HAS BEEN SUPPLIED BY CONNECTICUT WATER AND HAS NOT BEEN VERIFIED BY UNIONVILLE. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION IMPORTANT TO YOU. YOU SHOULD THEREFORE CAREFULLY READ THIS ENTIRE DOCUMENT AND THE MERGER AGREEMENT FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER.

BACKGROUND OF THE TRANSACTION

     Public water supply has been the core business of CWC since it was established in 1956, and it remains a core business of CWC's parent company, Connecticut Water. CWC's water supply business grew in Connecticut both through the legislative expansion of its utility franchise into areas previously not served by a public water supplier and through acquisition of water companies which served other Connecticut areas. In 2000, Connecticut Water entered into an agreement to acquire, by merger, all of the outstanding stock of Barnstable. In 1999, Connecticut Water entered into an agreement to acquire, by merger, all of the outstanding stock of Crystal. In 1998, Connecticut Water entered into an agreement to acquire, by merger, all of the outstanding stock of Gallup, and in 1997, CWC acquired the assets of two small water companies, all in eastern Connecticut. Connecticut Water's strategic objectives include the growth of its public water supply business, and the opportunity to acquire Unionville, which is within 2 miles of Connecticut Water's existing Naugatuck region operations and can therefore be operated economically in conjunction with these operations, complements Connecticut Water's strategy.

     Water quality regulation became more complex and costly as a result of amendments to the federal Safe Drinking Water Act in 1986. Water quality standards for public drinking water and related testing and treatment requirements demanded more operational expertise and capital investment by water suppliers, and the costs of compliance with water quality regulations have caused the rates charged for water to increase. Connecticut Water is the second largest investor-owned water company operating in New England, and it has considerable financial resources and an ability to attract additional equity capital.

BACKGROUND TO THE MERGER -- CONNECTICUT WATER

     Public water supply has been and remains the core business of Connecticut Water, primarily through its subsidiary, CWC. The normal growth and expansion of the business has been enhanced by Connecticut Water's acquisition of smaller water utilities throughout Connecticut that are close to CWC's three operating regions. Since 1986, CWC has acquired 26 smaller systems, adding 15,321 customers to its base. In recent years, Connecticut Water has more aggressively pursued viable water company acquisitions.

     In 1992, senior management of Connecticut Water began to consider ways to sustain and enhance the growth of Connecticut Water in the future. Mr. Chiaraluce, President and Chief Executive Officer of Connecticut Water, reviewed his thoughts with the Board of Directors of Connecticut Water. The Board of Directors concurred and requested that management develop a strategic vision for Connecticut Water based on the consolidation in the water industry.

     In connection with this strategic planning, Connecticut Water's management began to analyze possible acquisition candidates that would enable Connecticut Water to meet its growth objectives. Since Connecticut Water's primary focus has been on expanding its operations within Connecticut, the merger with Unionville will complement Connecticut Water's principal water utility operations in the state.

BACKGROUND TO THE MERGER -- UNIONVILLE

     Unionville Management has received numerous inquiries since the early 1990's about whether or not the Company was available for sale. In 1992 it successfully defended a hostile takeover attempt by the Ansonia Derby Water Company. Thereafter, it continued to receive unsolicited inquires from various water utilities, both small and large, and from the Town of Farmington about its availability for sale.

     In the Spring of 2000 Unionville entered into a letter of intent with the Town of Farmington for the sale of the Company. After a year of discussions and meetings the Town elected not to proceed with the acquisition and Unionville again began to receive purchase inquiries from other water utilities.

     In October, 2001 Unionville appointed a committee to study and negotiate the sale of the Company. After several meetings and the consideration of various proposals, the committee voted in November 2001 to recommend that Unionville enter into a letter of intent to merge with Connecticut Water. A Letter of Intent was signed by both parties in December 2001, and a definitive Agreement and Plan of Merger was executed on February 22, 2002 by Connecticut Water, NewCo and Unionville.

CONNECTICUT WATER'S REASONS FOR THE TRANSACTION

     Connecticut Water believes that the combination with Unionville can provide better opportunities to achieve significant benefits for both companies' shareholders, customers, employees and the regions that they serve than could be achieved by the two companies separately.

     Connecticut Water, through its regulated public utility subsidiary, CWC, has been acquiring and consolidating various small, privately owned water systems adjacent to its service territory in Connecticut. Beginning in 1986, Connecticut Water has acquired 26 water systems in Connecticut and Massachusetts. Connecticut Water's management anticipates that the Merger will permit Connecticut Water to enter, and subsequently expand its customer growth in, the regions served by Unionville's operations in North Central Connecticut.

     The Unionville water distribution system is within 15 miles and 2 miles, respectively, of the CWC distribution systems in the CWC Northern and Naugatuck regions. The proximity of Unionville's distribution system to these current CWC service areas would enable Connecticut Water to supervise and coordinate the operations of these companies with greater economy than could be achieved through their present separate ownership. In addition, this expanded service area encompasses a region of Connecticut that is experiencing sustained growth. The acquisition is therefore a natural geographic fit and would expand Connecticut Water's core water supply business, integrate water supply planning and create opportunities for operating efficiency.

     Connecticut Water has not retained an outside party to evaluate the proposed Merger but has instead relied upon the knowledge of its management concerning the business of public water supply in Connecticut (and in particular the business of Unionville), and utility regulation and ratemaking in Connecticut, in considering the financial viability of the Merger. The relatively small size of the transaction was also a factor in not retaining an outside financial advisor. The Connecticut Water Board believes that the Merger is justified by the overall benefit to Connecticut Water and is in the best interests of the Connecticut Water Shareholders.

UNIONVILLE'S REASONS FOR THE TRANSACTION

     The Unionville Board of Directors believes that the Merger should be approved by the Unionville Shareholders in light of the favorable exchange of investments that will be afforded the Unionville Shareholders. The material factors on which the Board based its determination, which are all of the material factors which the Board deemed relevant, are described below. The Directors believe that Connecticut Water's strategic business plan to build a profitable, expanding water supply business is consistent with the goals of Unionville. The Directors of Unionville and the management of Unionville, after careful study and evaluation of the economic, financial and legal factors involved, which are described below, believe that the Merger will provide Connecticut Water with an increased opportunity for expansion of its business, which in turn should benefit the Unionville Shareholders who become shareholders of Connecticut Water.

     The terms of the Merger Agreement were the result of arm's-length negotiations over a period of approximately four months. Among the positive factors considered by the Unionville Board in deciding to approve and recommend the Merger were: the monetary terms of the Merger Agreement, which management of Unionville believes constitute a fair price for the Common Stock of Unionville; the financial condition, business assets and liabilities and management of Connecticut Water and its subsidiaries; the financial and business prospects of Connecticut Water and its subsidiaries as a result of their becoming a larger, combined operating entity, including the achievement of economies of scale; the proximity of Connecticut Water's Naugatuck region service area and the potential operational synergies resulting therefrom; and the existence of an active trading market for the CWS Common Stock on the NASDAQ, something that is lacking for Unionville Common Stock.

     The Unionville Board considers the Merger advantageous to Unionville Shareholders, and considers the exchange of investments to be favorable, in that the Unionville Shareholders will receive a security which, in the opinion of the Unionville Directors, represents an investment of the same character that has significantly greater market liquidity than the Unionville Common Stock. The receipt of Connecticut Water shares as a result of the Merger is also intended to be a tax-free exchange, thereby affording Unionville Shareholders an equity participation in Connecticut Water without currently incurring federal income tax liability. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" at page 26. The Board did not perform any quantifiable analysis in concluding that the exchange of investments was favorable.

     The Unionville Board considered economic, financial and legal factors in reaching its conclusion to approve and recommend the transaction. The economic factors included the greater access to capital Unionville would have through Connecticut Water for the operation and expansion of its business, and cost impacts associated with compliance with an increasing number of laws and regulations affecting such business. This included economic regulation by the DPUC, environmental regulation and health-related regulation (including maintaining compliance with the Federal Safe Drinking Water Act and its amendments). The costs of maintaining compliance with such laws and regulations was imposing greater burdens on the revenue requirements and rates of companies the size of Unionville. It was also becoming apparent to the Board of Unionville that larger water companies could more effectively absorb the costs of regulatory compliance.

     The financial factors considered related primarily to whether the aggregate purchase price to be received by Unionville was fair. In addition, the Unionville Board considered the facts that the transaction would not have immediate tax consequences for the Unionville Shareholders, that the Unionville Shareholders would receive securities with a more active trading market and that CWS had a long record of paying uninterrupted dividends on its Common Stock. The legal factors considered included the structure and form of the transactions and the effect thereof on Unionville Shareholders, as well as the likelihood that Connecticut Water, as a Connecticut-based company with water supply operations proximate to Unionville's service area, could obtain necessary regulatory approval for the transaction.

     The Unionville Board made its determination without the assistance of a financial advisor and without a "fairness opinion." Unionville is in the regulated business of public water supply within the Sate of Connecticut and is experienced in regulation by the DPUC, which determines the rates water companies may charge for water service and which must approve the economic aspects of the Merger. The Unionville Board believed that it could rely on the regulatory and financial experience of its management in evaluating the transaction, without incurring the expense of a fairness opinion, in addition to the fact that Unionville received and considered other proposals relating to the possible acquisition of Unionville.

     The Merger of Unionville and Connecticut Water will allow Unionville Shareholders to realize a significant increase in the value of their interest in Unionville through a tax-free transaction, while allowing Unionville Shareholders to continue to participate as investors in the water utility industry through ownership of a stronger, combined entity better able to take advantage of future consolidation in the industry and achieve some of the economies of scale that Unionville had been seeking.

     In addition, Unionville believes that the combined entity will provide more opportunities for its employees, moderate future rate increases to the companies' customers through the realization of economies of scale and provide continued excellent service to its customers. The combined entity will also be in a better position to support customer growth in the regions served.

     The foregoing discussion of the information and factors considered by the Unionville Board of Directors is not intended to be exhaustive, but includes all material factors considered by the Unionville Board. In reaching its determination to approve and recommend the Merger, the Unionville Board of Directors did not assign relative or specific weights to the foregoing factors, and individual directors may have given different weights to different factors.

RECOMMENDATION OF UNIONVILLE'S BOARD OF DIRECTORS

     FOR THE REASONS DESCRIBED ABOVE, THE UNIONVILLE BOARD OF DIRECTORS HAS DETERMINED THE MERGER TO BE IN THE BEST INTERESTS OF UNIONVILLE AND ITS SHAREHOLDERS. ACCORDINGLY, THE UNIONVILLE BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, AND RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER.

                              THE MERGER AGREEMENT

     The following is a brief summary of certain provisions of the Merger Agreement. You should read carefully the Merger Agreement itself, which is attached as Appendix A to this Proxy Statement/Prospectus and is incorporated here by reference. This summary is qualified in its entirety by reference to the Merger Agreement.

THE MERGER

     The Merger Agreement provides that, following the approval and adoption of the Merger Agreement by the Unionville shareholders and the satisfaction or waiver of the other conditions to the Merger, on the Closing Date, NewCo, a wholly-owned subsidiary of Connecticut Water, will be merged with and into Unionville, with Unionville becoming a wholly-owned subsidiary of CWS and continuing as the surviving corporation (the "Surviving Company"). As a result of the Merger and assuming an Exchange Ratio of 4.200:1.0, CWS would issue 4.2 shares of CWS Common Stock for each share of Unionville Common Stock. This share amount assumes that the Exchange Ratio is based upon a Closing Price of $25.00, which may vary during the time period immediately prior to the Effective Time of the Merger. See "THE MERGER AGREEMENT -- Consideration" on page 18. Cash will be paid in lieu of fractional shares. Holders of Unionville Common Stock are entitled to dissenters' rights in connection with the Merger. See "COMPARISON OF SHAREHOLDER RIGHTS -- Dissenters' Rights of Appraisal" and "THE MERGER
AGREEMENT -- Conditions Precedent to the Merger."

     The Merger will become effective in accordance with the Plan of Merger to be filed with the Secretary of State of Connecticut. It is anticipated that such filing will be made immediately after the Closing.

THE SURVIVING COMPANY

     At the Effective Time, each issued and outstanding share of common stock of NewCo shall be converted into and become a validly issued, fully paid and nonassessable share of the common stock of the Surviving Company. The Certificate of Incorporation and the By-Laws of Unionville as in effect immediately prior to the Closing Date will be the Certificate of Incorporation and By-Laws of the Surviving Company after the Closing Date, until thereafter changed or amended as provided therein or by applicable law. The directors and the officers of NewCo, the Connecticut Water subsidiary, will be the directors and officers of the Surviving Company.

     The Surviving Company will have all of the rights, privileges, powers and franchises, and be subject to the same restrictions, disabilities and duties, that the Connecticut Water subsidiary and Unionville had separately before the Merger.

CONSIDERATION

     At the Closing Date, by virtue of the Merger and without any action by any holder of Unionville Common Stock, each share of Unionville Common Stock will be converted into the right to receive that number of shares of CWS Common Stock equal to the Exchange Ratio, which will range between 3.387 and 4.20 shares of CWS Common Stock for each share of Unionville Common Stock.

     This "Exchange Ratio" is determined by dividing a price of $105.00 per share for Unionville Common Stock by the market price of CWS Common Stock shortly before the Merger (the "CWS Share Price"), subject to a maximum price of $31.00 and a minimum price of $25.00 per share of CWS Common Stock. Under the Merger Agreement, the "CWS Share Price" shall be equal to the average of the Closing Price (as hereinafter defined) of the shares of CWS Common Stock as reported by NASDAQ for the fifteen (15) trading days immediately preceding the second trading day prior to the Effective Time. The closing price of CWS Common Stock for each day shall be the last reported sales price regular way on NASDAQ, or, if there is no transaction on any such day, the average of the bid and asked prices regular way on such day (each, a "Closing Price").

     If the market price of CWS Common Stock shortly before the Merger (as determined above) is at or below $25.00 per share, the Exchange Ratio will be
4.20. If the market price is above $25.00 but less than $31.00 per share, the Exchange Ratio will decrease proportionately until it reaches 3.387 as the market price of CWS Common Stock increases to $31.00 per share. If the market price of CWS Common Stock is at or above $31.00 per share, the Exchange Ratio will be 3.387.

     The following table sets forth the Exchange Ratio to be applied in the Merger and the aggregate Merger consideration assuming various closing prices for CWS Common Stock:

                                                             AGGREGATE MERGER
    CLOSING PRICE OF CWS   EXCHANGE RATIO (CWS STOCK   CONSIDERATION (SHARES OF CWS
        COMMON STOCK         TO UNIONVILLE STOCK)             COMMON STOCK)
    --------------------   -------------------------   ----------------------------
           $25.00                  4.200:1.0                     252,000
           $26.00                  4.038:1.0                     242,308
           $27.00                  3.888:1.0                     233,333
           $28.00                  3.750:1.0                     225,000
           $29.00                  3.621:1.0                     217,241
           $30.00                  3.500:1.0                     210,000
           $31.00                  3.387:1.0                     203,226

     Thus, each shareholder of Unionville will receive between 3.387 and 4.20 shares of CWS Common Stock for each share of Unionville Common Stock owned.

     Based upon the capitalization of Unionville and Connecticut Water as of December 31, 2001 and an assumed Exchange Ratio of 4.200:1.0 (based on a CWS Share Price of $25.00, the holders of the then outstanding shares of Unionville Common Stock would own in the aggregate 252,000 shares of CWS Common Stock or approximately 3.2% of the outstanding shares of CWS Common Stock following the consummation of the Merger.

FRACTIONAL SHARES

     No fractional shares of CWS Common Stock will be distributed pursuant to the Merger. If any Unionville Shareholder is not entitled to a whole number of shares of Connecticut Water Common Stock, the Unionville Shareholder will receive a cash payment in lieu of any entitlement to a fractional share of CWS Common Stock from the proceeds of a sale on NASDAQ by CWS of a sufficient number of shares of CWS Common Stock to settle the aggregate amount of fractional share distribution entitlements of all similarly situated Shareholders of Unionville.

EXCHANGE OF SHARES

     Upon and after the effective time of the Merger, the stock transfer books of Unionville will be closed and there will be no further registration of transfers of Unionville Common Stock. Promptly after the effective time, transmittal letters will be mailed to each holder of record of Unionville Common Stock to be used in forwarding the share certificates for surrender and exchange for certificates for the shares of CWS Common Stock. After receipt of the transmittal letter, each holder of certificates formerly representing Unionville Common Stock may surrender those certificates to a paying agent which will be designated by Connecticut Water and referenced in the transmittal letter, and each such holder will receive in return certificates for the number of whole shares of CWS Common Stock to which such holder is entitled. The transmittal letters will be accompanied by instructions specifying other details of the exchange procedure. UNIONVILLE SHAREHOLDERS SHOULD NOT SEND IN THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL LETTER FOLLOWING THE EFFECTIVE TIME.

     If a certificate for Unionville Common Stock has been lost, stolen or destroyed, the paying agent will issue CWS Common Stock to the registered holder upon receipt of an affidavit of that fact, subject to conditions as the paying agent may impose including customary indemnification obligations.

     Following the Merger, Unionville Shareholders will hold stock in a different Connecticut corporation. For a description of the differences between the rights of the holders of CWS Common Stock and Unionville Common Stock, see "COMPARISON OF SHAREHOLDER RIGHTS" on page 41.

NO FURTHER RIGHTS

     After the Effective Time, holders of certificates representing shares of Unionville Common Stock will cease to have any rights with respect to Unionville Common Stock except as otherwise provided in the Merger Agreement or by applicable law. The only right of holders of the certificates shall be the right to receive the number of shares of CWS Common Stock which the holder of the certificate is entitled to receive, subject to any properly constituted assertions of appraisal rights. Unionville Shareholders will be entitled to dividends on CWS Common Stock received in the Merger if the record date for the dividend is after the effective time of the Merger. Neither the CWS Common Stock nor any such dividends will be delivered to a former holder of Unionville Common Stock unless and until the Unionville Shareholder surrenders his certificate for Unionville Common Stock as described above under "Exchange of Shares."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary reciprocal representations and warranties of Unionville and Connecticut Water on:

     - due organization and good standing;

     - corporate authority to carry on its business;

     - authorization and corporate authority to enter into the Merger Agreement and the other contemplated transactions;

     - enforceability of the Merger Agreement;

     - absence of violations of, and conflicts with, organizational documents, agreements, judgments or other court orders, rules or regulations by which each party is bound, laws and certain regulatory requirements;

     - use of brokers;

     - absence of material adverse changes in the financial position, results of operations, assets, liabilities or business of Connecticut Water and Unionville;

     - governmental investigations and litigation;

     - completeness of disclosure under the Merger Agreement; and

     - competency of parties, responsibility for the Merger Agreement and representation by counsel.

     In addition, Unionville has made representations and warranties regarding:

     - rates, prices and charges of Unionville;

     - absence of creation of material liens or encumbrances on its assets as a result of entering into the Merger Agreement;

     - obtaining requisite material consents and releases from governmental bodies and third parties;

     - title to the assets of Unionville and title to the real property of Unionville;

     - water supply sources and facilities and the rights of Unionville to use the water;

     - ownership of interests in third parties;

     - compliance with zoning and other restrictions and, as applicable, possession of permits or variances relating to such restrictions;

     - effectiveness of charter documents;

     - material contracts, agreements and leases;

     - financial statements and annual return filings with regulatory authorities;

     - compliance with health and safety, environmental and other regulatory laws;

     - Superfund and other liability for the presence or disposal of hazardous substances;

     - insurance;

     - condition of Unionville's system;

     - taxes and tax returns, liens and liability;

     - employees and labor matters;

     - related party transactions;

     - employee benefit plans;

     - capitalization of Unionville;

     - corporate records of Unionville;

     - bank accounts, loans and other credit arrangements; and

     - required vote of Unionville Shareholders.

     And, in addition, Connecticut Water has made representations and warranties regarding:

     - the shares of CWS Common Stock being issued in the Merger, and the registration of those shares; and

     - Securities and Exchange Commission filings.

     Many of these representations and warranties are qualified by the concept of material adverse effect and/or are made to a party's knowledge. None of the Unionville representations and warranties contained in the Merger Agreement will survive the Closing Date.

CERTAIN COVENANTS

 Conduct of the Business Pending the Merger

     Unionville has agreed that until the Closing Date it will conduct its business and affairs only in the ordinary course so that the representations and warranties made by Unionville, subject to certain exceptions, will remain true and correct in all material respects at and as of the closing date and that each will use its commercially reasonable efforts to maintain and preserve its business, operations and business relationships.

     Specifically, from the date of the Merger Agreement until the closing date and without the prior written consent of Connecticut Water:

     - Unionville will not dispose of any asset (as defined in the Merger Agreement) having a value of $5,000 or more (or assets having value of $25,000 or more in the aggregate), except for the sale of water in the ordinary course of business;

     - Unionville will not incur additional liabilities in the aggregate amount of $25,000 or more, except for normal expenses incurred in the ordinary course of business or borrowing in the ordinary course of business, not to exceed $500,000, under an existing credit facility of Unionville;

     - Unionville will not take any action that would reasonably be expected to adversely affect its ability to complete the Merger;

     - Unionville will maintain in force all existing liability insurance policies and fidelity bonds (or policies or bonds on similar terms) related to its water system and assets;

     - Unionville will notify Connecticut Water of the occurrence of certain material adverse changes;

     - Unionville will maintain its assets in good condition, reasonable wear and tear excepted;

     - Unionville will not enter into new leases or contacts, or modifications thereof, that would impose obligations on the Unionville or Connecticut Water in excess of $25,000;

     - Unionville will not make unfavorable material alterations to specified assets (with certain exceptions), change or attempt to change zoning or other restrictions applicable to its real property or cancel or materially amend any material easement or similar right held by Unionville;

     - Unionville will not take any action to adopt certain employee benefits, amend existing employee benefits plans, or enter into certain other employment or compensation arrangements;

     - Unionville will not issue or sell shares of its capital stock or other securities, agree to acquire or redeem shares of its capital stock, or authorize or grant any options, warrants or other rights to acquire shares of their capital stock or other securities convertible or exchangeable into shares of such capital stock;

     - Unionville will not declare or pay any dividends or make any distributions on their capital stock except for dividend payments by Unionville of not in excess of (a) $.60 per Unionville common share payable on February 15, 2002, to shareholders of record on February 1, 2002, (b) $.45 per Unionville common share payable on June 17, 2002 to shareholders of record on June 3, 2002, and (c) $.45 per Unionville common share payable on September 17, 2002 to shareholders of record on September 3, 2002, (which amounts are payable only if the Closing Date has not occurred by said record dates);

     - Unionville will not change its method of accounting (except as required by generally accepted accounting principles) or its fiscal year, settle or compromise any tax liability or refund claim, or make a material tax election that is inconsistent with prior practice or which would increase its current or future tax liabilities;

     - Unionville will not make, propose or agree to any change in its rates, charges, standards or accounting from those in effect on the date of the Merger Agreement; and

     - Unionville will not authorize, or commit or agree to take, any of the actions listed above.

 All Parties

     Connecticut Water and Unionville have each agreed that prior to the Closing Date, each will, among other things,

     - use commercially reasonable efforts to secure the requisite approvals for the transactions contemplated by the Merger Agreement,

     - execute and deliver such instruments and take such actions as may be required to carry out the purpose and intent of the Merger Agreement,

     - treat information received from the other party as confidential, and

     - notify one another of the occurrence, or failure to occur, of any event which would be likely to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate, and of any failure of the parties, their officers, directors or employees to comply with any covenant, condition or agreement to be complied with or satisfied under the Merger Agreement.

 Connecticut Water

     In addition to the covenants above, Connecticut Water has agreed to:

     - use its best efforts to prevent any Connecticut Water representation or warranty made in the Merger Agreement from becoming inaccurate, to satisfy the requirements, covenants and agreements applicable to it under the Merger Agreement and to satisfy the conditions to the consummation of the transactions contemplated in the Merger Agreement;

     - notify Unionville promptly of any lawsuit, claim, proceeding or investigation which may be threatened, brought, asserted or commenced with respect to the transactions contemplated in the Merger Agreement or which might have an adverse impact on Connecticut Water or CWS Common Stock;

     - prepare and file with the SEC and seek effectiveness of a registration statement on Form S-4 containing this Proxy Statement/Prospectus that covers the issuance of CWS Common Stock issued in connection with the Merger and the resale of CWS Common Stock by certain affiliates of Unionville during the one-year period following the effective time of the Merger and which shall be subject to Unionville's approval prior to filing; and

     - not make any amendment or supplement to the registration statement without the approval of Unionville.

 Unionville

     In addition to the covenants above, Unionville has agreed to:

     - provide access to Connecticut Water and its representatives to certain assets of Unionville and the books, contracts, records and files of Unionville, including its water system and personnel records (as permitted by law);

     - use commercially reasonable efforts to remain in compliance in all material respects with all foreign, federal, state, local and other laws, statutes, ordinances, rules, regulations, orders, judgments, and decrees applicable to Unionville and its operations and assets if noncompliance with such laws, etc., could have a material adverse effect on Unionville taken as a whole;

     - recommend and submit the Merger Agreement to the Unionville Shareholders for approval and use commercially reasonable efforts to solicit the requisite approval of the Merger;

     - cooperate with Connecticut Water in the preparation of the registration statement and the accompanying Proxy Statement/Prospectus (including amendments and supplements thereto) and supply Connecticut Water with all information necessary about Unionville to enable Connecticut Water to comply with federal and state securities laws;

     - deliver or cause to be delivered to Connecticut Water all financial statements and audit reports available subsequent to the date of the Merger Agreement, and such other information as Connecticut Water may from time to time reasonably request;

     - make available designated representatives to confer with a representative of Connecticut Water regarding the status of Unionville's ongoing operations; and

     - notify Connecticut Water of any material change in Unionville's normal course of business or operations and of any governmental complaints, investigations or hearings.

CONDITIONS PRECEDENT TO THE MERGER

     The respective obligations of each party to the Merger Agreement to effect the Merger are subject to the fulfillment prior to the closing date of certain conditions precedent.

  All Parties

     The obligations of Connecticut Water and Unionville are subject to the fulfillment of each of the following conditions prior to or as of the closing date, unless waived in writing by the other party:

     - the Merger Agreement, the Merger and the transactions contemplated thereby shall have been approved by the requisite vote of the Unionville Shareholders;

     - the registration statement of which this Proxy Statement/Prospectus is a part shall have been declared effective by the SEC and shall not be the subject of a stop order or proceedings seeking a stop order; and

     - no preliminary or permanent injunction or other order issued by any federal or state court or governmental regulatory body nor any statute, rule, regulation or executive order of any federal or state governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated by the Merger Agreement shall be in effect.

  Connecticut Water

     The obligation of Connecticut Water to effect the Merger is subject to the fulfillment of various conditions, prior to or at the closing date, unless waived by Connecticut Water, including, among others:

     - the Merger Agreement and the Merger shall have been approved by the Board of Directors of Unionville;

     - the Merger Agreement and the Merger shall have been approved by the Connecticut DPUC;

     - holders of no more than 10% of Unionville's capital stock shall have exercised appraisal rights under Connecticut law;

     - In its approval order(s), the DPUC shall have authorized Connecticut Water and Unionville to recover the capital and operating costs associated with the MDC Agreement on an ongoing basis through an adjustment to Unionville's existing water rates, from and after the Effective Time;

     - the representations and warranties of Unionville in the Merger Agreement shall be true, correct and complete in all material respects;

     - Unionville shall have performed and complied in all material respects with the obligations required to be performed or complied with by them prior to or at the closing date pursuant to the Merger Agreement;

     - there shall have been no material adverse change in the assets, business, results of operations, or condition (financial or otherwise), of Unionville taken as a whole;

     - Connecticut Water shall have available to it one or more title insurance policies or commitments to issue such policies with respect to the real property of Unionville insuring that it holds marketable and/or insurable title to, or a good and valid leasehold in, such real property (except as otherwise provided in the schedules to the Merger Agreement);

     - except as otherwise disclosed in the Merger Agreement, there shall be no judicial or administrative or condemnation proceeding pending or, to Unionville's knowledge, threatened concerning certain assets and real property of Unionville set forth in schedules to the Merger Agreement which could have a material adverse effect on Unionville taken as a whole;

     - no suit, action, proceeding or governmental investigation shall be pending or to the parties' knowledge threatened, which in the reasonable opinion of Connecticut Water or its counsel could have a material adverse effect on Unionville taken as a whole;

     - all actions, proceedings, instruments and documents to be taken or delivered by Unionville in connection with the Merger shall be reasonably satisfactory in form and substance to Connecticut Water;

     - Connecticut Water shall have received an opinion of Scully, Nicksa, Martin & Reeve, as counsel to Unionville; and

     - receipt of resignations of officers and directors of Unionville.

  Unionville

     The obligation of Unionville to effect the Merger is subject to the fulfillment of various conditions, prior to or at the closing date, unless waived by Unionville, including, among others:

     - the Merger Agreement and the Merger shall have been approved by the Board of Directors of Connecticut Water;

     - the representations and warranties of Connecticut Water in the Merger Agreement shall be true, correct and complete in all material respects;

     - Connecticut Water shall have performed and complied in all material respects with the obligations required to be performed by it prior to or at the closing date pursuant to the Merger Agreement;

     - there shall have been no material adverse change in the assets, business, results of operations, or condition (financial or otherwise), of Connecticut Water;

     - no suit, action, proceeding or governmental investigation shall be pending or to the parties' knowledge threatened, which in the reasonable opinion of Unionville or its counsel could have a material adverse effect on Connecticut Water;

     - Unionville shall have received an opinion from Murtha Cullina LLP;

     - all actions, proceedings, instruments and documents to be taken or delivered by Connecticut Water in connection with the Merger shall be reasonably satisfactory in form and substance to Unionville; and

     - the Merger shall be treated as a reorganization, within the meaning of
       Section 368(a) of the Internal Revenue Code of 1986, as amended, and Unionville shall have received an opinion to that effect from Murtha Cullina LLP, counsel to Connecticut Water.

EXPENSES

     The parties shall pay their own fees, costs, taxes and expenses incurred in connection with the transactions contemplated by the Merger Agreement regardless of whether or not the transactions are consummated.

TERMINATION; AMENDMENT, INTERPRETATION AND WAIVER

     The Merger Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by Unionville Shareholders,

     - by mutual written consent of Connecticut Water and Unionville; or

     - by Unionville if the market price of CWS Common Stock as reported by NASDAQ is $24.00 or less on any three (3) of the fifteen (15) trading days immediately preceding the second trading day prior to the Effective Time; or

     - by either Connecticut Water or Unionville if the Merger shall not have been consummated on or before October 31, 2002. This date shall be extended if delays occur in the effectiveness of this registration statement and the timing of the Unionville Special Meeting.

     If the Merger Agreement is terminated in these events, all obligations of all of the parties will generally terminate and no party will have any obligation or liability to any of the other parties for any breach of the Merger Agreement, provided however, that if the Merger Agreement is terminated solely by Unionville for any reason listed above (other than the failure to satisfy the minimum requirement for the market price of CWS Common Stock), and within a two
(2) year period following such termination Unionville enters into a definitive agreement to consummate or consummates an "Alternative Proposal," Unionville shall pay to CWS a termination fee of $200,000. Under the Merger Agreement, the term "Alternative Proposal" includes any merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving Unionville, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of Unionville.

     The Merger Agreement can be amended by mutual written consent of Unionville and Connecticut Water at any time before the closing date. Any failure of either Unionville or Connecticut Water to comply with any of the conditions set forth in the Merger Agreement may be waived in writing by the other party. The Board of Directors of Unionville and the president or any vice president of Connecticut Water have full power to interpret the Merger Agreement on behalf of their companies.

INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE

     Unionville and Connecticut Water have agreed that Unionville (as the Surviving Company in the Merger) shall indemnify each present and former director, officer or employee of Unionville for any losses or expenses relating to claims arising from the Merger or any actions taken prior to the Merger. In addition, the parties have agreed that the certificate of incorporation and by-laws of Unionville shall not be amended, modified or repealed in any manner that would adversely effect the rights of persons who were directors, officers, employees or agents of Unionville on or prior to the Effective Time. Unionville shall also maintain directors' and officers' liability insurance policies covering the current directors and officers of Unionville. These provisions are effective for six years following the Merger.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following summary discusses the material federal income tax consequences of the Merger. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the following discussion. The discussion assumes that holders of Unionville Common Stock hold such stock as a capital asset for federal income tax purposes. Further, the discussion does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, shareholders who acquired Unionville Common Stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, and holders of options under Unionville benefit plans. The discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

     Neither Unionville nor Connecticut Water has requested a ruling from the Internal Revenue Service ("IRS") regarding any of the federal income tax consequences of the Merger. The opinion of counsel as to such federal income tax consequences described below will not be binding on the IRS and will not preclude the IRS from adopting a position contrary to that of the opinion.

     As of the date hereof, it is intended that the Merger will constitute a reorganization pursuant to Section 368(a) of the Code and that for federal income tax purposes, no gain or loss will be recognized by Unionville or the Unionville shareholders to the extent the Unionville shareholders receive shares of Connecticut Water. The obligation of Unionville to consummate the Merger is conditioned on the receipt of an opinion of Murtha Cullina LLP, counsel to Connecticut Water, to the effect that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code and that no gain or loss will be recognized by a Unionville shareholder on the exchange of his or her Unionville Common Stock for CWS Common Stock, except that a Unionville shareholder who receives cash proceeds in lieu of a fractional share interest in CWS Common Stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such opinion will be based upon facts, representations and assumptions set forth in such opinion and upon certificates of officers of Unionville and Connecticut Water.

     Assuming the Merger constitutes a reorganization under Section 368(a) of the Code, no gain or loss will be recognized by holders of Unionville Common Stock as a result of the surrender of their Unionville

Common Stock for CWS Common Stock pursuant to the Merger (except as discussed below with respect to cash received in lieu of fractional shares). The aggregate tax basis of the CWS Common Stock received in the Merger (including any fractional shares of Connecticut Water stock deemed received) will be the same as the aggregate tax basis of the Unionville Common Stock surrendered in exchange therefor in the Merger. The holding period of the CWS Common Stock received in the Merger (including any fractional shares of Connecticut Water stock deemed received) will be the same as the holding period of the Unionville Common Stock surrendered in exchange therefor in the Merger.

     If a holder of Unionville Common Stock receives cash in lieu of a fractional share interest in CWS Common Stock in the Merger, the holder will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to the fractional share interest. Such gain or loss will constitute capital gain or loss if such holder's Unionville Common Stock is a capital asset at the effective time and will be long-term capital gain or loss if such shareholder's Unionville Common Stock has been held for more than one year at the effective time.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, UNIONVILLE SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE TRANSACTION, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN TAX LAWS.

                              ACCOUNTING TREATMENT

     Connecticut Water is required to account for the Merger using the purchase method of accounting. Under this method, the outstanding common stock of the acquired corporation is exchanged for the common stock of the acquiring company, and the investment is recorded at the cost established by the fair market value of the acquiring company's securities exchanged.

                      RESTRICTIONS ON RESALE OF SECURITIES

     The shares of CWS Common Stock to be issued to Unionville shareholders in the Merger have been registered under the Securities Act. CWS Common Stock received by Unionville shareholders upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "affiliate" (as defined below) of Unionville within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally persons who control, are controlled by, or are under common control with Unionville at the time the Merger is submitted for vote or consent (generally, directors and executive officers of Unionville and major holders of Unionville Common Stock).

     Affiliates of Unionville may not sell shares of CWS Common Stock acquired in the Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. Affiliates of Unionville named as selling shareholders in this Proxy Statement/Prospectus may sell shares of CWS Common Stock acquired in the Merger pursuant to this Proxy Statement/Prospectus. In general, under Rule 145, for one year following the closing date, an affiliate (together with certain related persons) would be entitled to sell shares of CWS Common Stock acquired in connection with the Merger only through transactions that the affiliate does not solicit through a broker or directly with a securities dealer. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) during the one-year period within any three-month period may not exceed the greater of 1% of the outstanding shares of CWS Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding the sale. Rule 145 would remain available to affiliates only if Connecticut Water remained current with its periodic filings with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). Beginning one year after the closing date, an affiliate would be able to sell the CWS Common Stock without these manner of sale or volume limitations, if Connecticut Water was current with its Exchange Act filings and the affiliate was not then an affiliate of Connecticut Water. Beginning two years after the closing date, an affiliate would be able to sell the shares of CWS Common Stock without any restrictions so long as the affiliate had not been an affiliate of Connecticut Water for at least three months prior to the date of the sale. The Merger Agreement requires Unionville to cause each of its affiliates to execute a written agreement that the persons will not offer or sell or otherwise dispose of any of the shares of CWS Common Stock issued to them in the Merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

                                 NASDAQ LISTING

     The Merger Agreement requires that the CWS Common Stock issued in the Merger be freely tradable on NASDAQ. Connecticut Water will file a notification form for the listing of additional shares prior to the closing date with the NASDAQ National Market relating to the shares of CWS Common Stock to be issued in the Merger to the Unionville shareholders. Although no assurance can be given that the NASDAQ National Market will accept the shares of CWS Common Stock to be so issued for listing, Connecticut Water anticipates that such shares of CWS Common Stock will be listed on the NASDAQ National Market immediately following the Closing Date.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     IN GENERAL

     Any Unionville Shareholder who objects to the Merger Agreement shall have the right to be paid the fair value of all shares of Unionville Common Stock owned by such shareholder in accordance with the provisions of Sections 33-855 to 33-872 of the CBCA, a copy of which is set forth in Appendix B to this Proxy Statement/Prospectus. The right to be paid the value of such shares shall be such shareholder's exclusive remedy as holder of such shares with respect to the Merger, whether or not such shareholder proceeds as provided in CBCA Sections 33-855 to 33-872.

     Any Unionville Shareholder may elect to exercise such right by giving written notice to Unionville of such Shareholder's intent to demand payment for such shareholder's shares as provided in CBCA Section 33-861(a) prior to the voting of the Unionville Shareholders on the proposal to approve the Merger Agreement and must not vote any of his or her shares in favor of the proposal. Such notice should be sent to the Unionville Water Company, 30 Mill Street, P.
O. Box 157, Unionville, Connecticut 06085, Attention: Secretary.

     A UNIONVILLE SHAREHOLDER WHO VOTES IN FAVOR OF THE MERGER AGREEMENT WILL BE PRECLUDED FROM EXERCISING DISSENTERS' RIGHTS.

     A VOTE AGAINST THE MERGER AGREEMENT WILL NOT OF ITSELF SATISFY THE REQUIREMENT THAT A DISSENTING UNIONVILLE SHAREHOLDER DELIVER HIS OR HER WRITTEN NOTICE OF INTENT TO DEMAND PAYMENT IF THE MERGER IS CONSUMMATED, NOR WILL SUCH VOTE SATISFY ANY OTHER NOTICE REQUIREMENT UNDER CONNECTICUT LAW WITH RESPECT TO DISSENTERS' RIGHTS.

     A demand for payment must be executed by or for the shareholder of record fully and correctly, as the Shareholder's name appears on the share certificate. A beneficial owner of shares of Unionville Common Stock who is not the record owner may make such demand for payment with respect to all (but not less than all) shares held on his or her behalf if the beneficial owner submits to Unionville at or before the assertion of his or her dissenters' rights a written consent of the record holder. A record owner, such as a broker, who holds Unionville Common Stock for others, may make such demand for payment with respect to less than all of the shares of Unionville Common Stock held of record by such person. In that event, the record owner must make such demand with respect to all shares owned beneficially by the same person, and must provide Unionville with the name and address of each person on whose behalf such demand is being made.

     If the Merger Agreement is approved, any Unionville Shareholder notifying Unionville of his or her intent to demand payment for his or her shares as provided in CBCA Section 33-861(a), provided none of such shareholder's shares shall have been voted in favor of the Merger Agreement, may require Unionville to purchase such shareholder's shares at fair value.

     Unionville Notice to Dissenting Shareholders

     As provided in CBCA Section 33-862, Unionville shall send a dissenters' notice to shareholders who have complied with CBCA Section 33-861 no earlier than the effective date of the Merger and no later than ten days after the consummation thereof. In addition, Unionville shall set a date by which Unionville must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date that the written dissenters' notice is delivered by Unionville and shall state that the Shareholder shall have waived the right to demand appraisal with respect to such Shareholder's shares unless the form is received by Unionville on or before the specified date.

     The dissenters' notice sent by Unionville shall state where the demand for payment must be sent and where and when certificates for certificated shares must be deposited and must contain Unionville's estimate of the fair value of the shares. The dissenters' notice must also (1) state that, if requested in writing, Unionville will provide to the Shareholder (within ten days following the receipt by Unionville of shareholder responses to the notice) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and (2) state the date by which the Shareholder may give Unionville notice of such Shareholder's intent to withdraw under CBCA
Section 33-863.

     Unionville's notice shall also supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the Merger Agreement (February 26, 2002); and require that each Unionville Shareholder asserting dissenters' rights certify (1) whether or not such Shareholder acquired beneficial ownership of the shares before that date; and (2) that such Shareholder did not vote to approve the Merger. Finally, Unionville shall ensure that each such dissenters' notice is accompanied by a copy of CBCA Sections 33-855 to 33-872.

     Duty to Demand Payment; Withdrawal

     After a Unionville Shareholder receives such written dissenters' notice by Unionville, such shareholder must demand payment for such shareholder's shares and certify whether such Shareholder acquired beneficial ownership of such shares prior to the date of the first announcement to the news media or to shareholders of the terms of the Merger Agreement in accordance with the terms of the dissenters' notice, as provided in CBCA Section 33-863(a). If a Shareholder fails to make this certification, Unionville may treat such Shareholder's shares as "After-acquired Shares" under CBCA Section 33-867.

     Such shareholder who demands payment shall also be required to submit the certificate or certificates representing such shareholder's shares to Unionville in accordance with the terms of the dissenters' notice. A UNIONVILLE SHAREHOLDER'S FAILURE TO DEMAND PAYMENT OR DEPOSIT HIS OR HER SHARE CERTIFICATES SHALL TERMINATE SUCH SHAREHOLDER'S RIGHTS UNDER CBCA SECTIONS 33-855 TO 33-872.

     If a Unionville Shareholder makes such demand for payment and submits such share certificates to Unionville, such shareholder shall lose all rights as a shareholder, unless the Shareholder withdraws pursuant to CBCA Section 33-863(b). A Shareholder who has served notice to dissent on Unionville may, nonetheless, decline to exercise appraisal rights and withdraw from the appraisal process by so notifying Unionville in writing no later than twenty
(20) days following the deadline for receipt of the Shareholder's response to the notice.

     Payment

     After Unionville either receives such demand for payment by a Unionville Shareholder, or upon consummation of the Merger, Unionville shall pay, within thirty (30) days after the due date for receipt of Shareholders' dissent notices under CBCA 33-862, each shareholder who makes a proper demand for payment pursuant to CBCA Section 33-863 the amount Unionville estimates to be the fair value of such shareholder's shares, plus interest as provided in CBCA Section 33-865(a). The payment by Unionville to such shareholder shall be accompanied by: Unionville's balance sheet as of the fiscal year ending not more than 16 months before the date of payment; an income statement for that year; a statement of changes in shareholders' equity for that year; the latest available interim financial statements, if any; a statement of Unionville's estimate of the fair value of the shares (which must be equal to or exceed Unionville's estimate of such fair value); and a statement that such shareholder has the right to demand further payment under CBCA Section 33-868 and that, if any such shareholder does not do so within the time period specified under CBCA Section 33-868, such shareholder shall be deemed to have accepted such payment in full satisfaction of Unionville's obligations under CBCA Sections 33-855 to 33-872.

     Treatment of After-Acquired Shares

     Under CBCA Section 867(a), Unionville may elect to withhold payment to a shareholder who makes a demand for payment pursuant to CBCA Section 33-863 if such shareholder was not the beneficial owner of such shares of Unionville Common Stock before the date set forth in the dissenters' notice as the date of the first announcement to the news media or to shareholders of the terms of the Merger Agreement.

     Pursuant to CBCA Section 33-867(b), if Unionville elects to withhold payment to such shareholder and the Merger is consummated, Unionville shall provide a notice such shareholders within 30 days after the deadline for receipt of shareholder dissenters' notices, that (1) sets forth the information required to be provided under Section 33-865, including Unionville's estimate of the fair value of the shares, (2) that such shareholders may accept Unionville's estimate of fair value, plus interest, in full satisfaction of their demands or demand payment under section 33-868, (3) that those shareholders who wish to accept such offer must so notify Unionville of their acceptance of Unionville's offer within thirty days after receiving the offer; and (4) that those shareholders who do not satisfy the requirements for demanding payment under section 33-868, shall be deemed to have accepted Unionville's offer.

     Within ten (10) days after the receipt of such shareholders' acceptance of Unionville's offer, Unionville shall pay this amount to each shareholder who agreed to accept Unionville's offer in full satisfaction of the shareholder's demand. Unionville must pay the same amount to each such shareholder who shall be deemed to have accepted Unionville's offer within forty (40) days after sending the notice pursuant to CBCA Section 33-867(a).

     Procedure if Shareholder Dissatisfied with Payment or Offer

     Pursuant to CBCA Section 33-868, a Unionville Shareholder who is dissatisfied with (1) the payment made under Section 33-865 must notify Unionville in writing of such shareholder's own estimate of the fair value of his shares and the amount of interest due, and demand payment of his or her estimate, less any payment by Unionville under CBCA Section 33-865. A Unionville Shareholder who is dissatisfied with Unionville's offer of payment under CBCA
Section 33-867 must reject the offer and demand payment of the Shareholder's estimate of the fair value of such shares, plus interest.

     A SHAREHOLDER WHO FAILS TO NOTIFY UNIONVILLE IN WRITING OF THE SHAREHOLDER'S DEMAND TO BE PAID THE SHAREHOLDER'S STATED ESTIMATE OF THE FAIR VALUE OF THE SHARES PLUS INTEREST UNDER CBCA SECTION 33-868(A) WITHIN THIRTY DAYS AFTER RECEIVING UNIONVILLE'S PAYMENT UNDER SECTION 33-865, OR OFFER OF PAYMENT UNDER SECTION 33-867, WAIVES THE RIGHT TO DEMAND PAYMENT UNDER SECTION 33-868 AND SHALL BE ENTITLED ONLY TO THE PAYMENT MADE UNDER SECTION 33-865, OR THE PAYMENT OFFERED UNDER SECTION 33-867.

     Judicial Appraisal

     If a Unionville Shareholder's makes a demand for payment under CBCA Section 33-868 and such demand remains unsettled, Unionville shall commence a proceeding within 60 days after receipt of such shareholder's demand for payment and file a petition in the Connecticut Superior Court for the Judicial District of Hartford at Hartford, Connecticut or before any judge thereof, requesting that the fair value of the shares of such shareholder and the accrued interest thereon be found and determined as provided in CBCA Section 33-871(a). If Unionville fails to timely commence such proceeding, Unionville shall pay each dissenting shareholder whose demand remains unsettled the amount demanded. All shareholders making such demand for payment as described above, whose demands remain unsettled, wherever residing, shall be made parties to the proceeding. A copy of the petition shall be served on each such shareholder who is a resident of Connecticut. Nonresident dissenting shareholders may be served by registered or certified mail or by publication as provided by law. The jurisdiction of the court shall be exclusive. There shall be no right to a jury trial.

     The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as shall be specified in the order of their appointment or an amendment thereof. Each Unionville Shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of such shareholders' shares, plus interest, exceeds the amount paid by Unionville, or for the fair value, plus accrued interest, of the after-acquired shares of such shareholders for which Unionville elected to withhold payment under CBCA Section 33-867. The costs and expenses, including the reasonable compensa-tion and expenses of court-appointed appraisers, of any such proceeding shall be determined by the court and shall be assessed against Unionville, but all or any part of such costs and expenses may be apportioned and assessed as the court may deem equitable against any or all shareholders who are parties to the proceeding to whom Unionville has made an offer to pay for the shares if the court finds that the action of such Shareholders was arbitrary or vexatious or not in good faith in demanding payment under CBCA Section 33-868. Such expenses also may include the fees and expenses of counsel and experts employed by any party, and be entered against (a) Unionville in favor of any or all dissenting shareholders who are parties to the proceeding if Unionville failed to substantially comply with the requirements of CBCA Sections 33-860 to 33-868, inclusive, or (b) either Unionville or a dissenter, in favor of any other party, if the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to rights provided by CBCA Sections 33-855 to 33-872, inclusive. If the court finds that the services of counsel for any Shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that such fees should not be assessed against Unionville, the court may find that such fees should be paid out of the amounts awarded to the dissenting shareholders who were benefited.

     The foregoing is only a summary of the rights of an objecting holder of Unionville Common Stock. Any holder of Unionville Common Stock who intends to object to the Merger Agreement should carefully review the text of the applicable provisions of the CBCA set forth in Appendix B to this Proxy Statement/Prospectus and should also consult with such holder's attorney. THE FAILURE OF A HOLDER OF UNIONVILLE COMMON STOCK TO FOLLOW PRECISELY THE PROCEDURES SUMMARIZED ABOVE AND SET FORTH IN APPENDIX B MAY RESULT IN THE LOSS OF DISSENTERS' RIGHTS. No further notice of the events giving rise to dissenters' rights or any steps associated therewith will be furnished to holders of Unionville Common Stock, except as otherwise required by law.

     In general, any objecting shareholder who perfects the right to be paid the fair value of such holder's Unionville Common Stock in cash will recognize taxable gain or loss for federal income tax purposes upon receipt of such cash.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     The directors and officers of Unionville may be deemed to have certain interests in the Merger that are different from, and in addition to, those of Unionville shareholders generally. The Merger Agreement requires that, for a period of six years following the Merger, the directors and officers of Unionville will be entitled to indemnification against certain losses and that directors' and officers' insurance be maintained on their behalf.

              MANAGEMENT OF CONNECTICUT WATER FOLLOWING THE MERGER

     Following the Merger, the composition of the Connecticut Water Board of Directors will consist of the then current members of the Connecticut Water Board of Directors. The Connecticut Water Board of Directors is divided into three classes, each of which have a nominal term of three years. The present officers of Connecticut Water will remain in their respective positions after the Merger. See Appendix C hereto which contains information with respect to the present directors and officers of Connecticut Water.

             INFORMATION CONCERNING CONNECTICUT WATER SERVICE, INC.

     This Proxy Statement/Prospectus includes Connecticut Water's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, its proxy statement dated March 19, 2002 for the annual meeting of Connecticut Water Shareholders held on April 26, 2002 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, each of which is attached as Appendix C. Please read Appendix C for detailed information concerning Connecticut Water and its business, properties, regulation, management, operations, financial condition and recent financial performance as well as other important information.

     Connecticut Water, founded in 1956, is a nonoperating holding company whose income is derived principally from CWC. Connecticut Water's four regulated water utility subsidiaries, CWC, Gallup, Crystal and Barnstable, supply water to over 78,000 customers for residential, commercial, industrial and municipal purposes throughout 40 municipalities in the States of Connecticut and Massachusetts. CWC operates through three non-contiguous regions with an estimated combined population of 234,000.

     The water utility subsidiaries' water systems consist of some 1,237 miles of water main with reservoir storage capacity of approximately 7.0 billion gallons. The safe, dependable yield from their 122 active wells and 20 reservoirs is approximately 48 million gallons per day. Water supply sources vary among the regions. Overall, however, about 45% of the total dependable yield comes from reservoirs and 55% from wells.

     CWC, Gallup, Crystal and Barnstable are subject to the regulations of the Connecticut Department of Public Utility Control (and, in the case of Barnstable, the Massachusetts Department of Telecommunications and Energy) and various federal and state regulatory agencies concerning water quality and environmental standards. Generally, the profitability of CWC, Gallup, Crystal and Barnstable and the water industry in general, is materially dependent on the adequacy of approved water rates to allow for a fair rate of return on the water utility's investment in utility plant in service. The ability of CWC, Gallup, Crystal and Barnstable to maintain their operating costs at the lowest level possible while providing good quality water service is beneficial to customers and shareholders. Profitability is also dependent on the timeliness of rate relief, when necessary, and numerous factors over which CWC, Gallup, Crystal and Barnstable have little or no control, such as the quantity of rainfall and temperature in a given period of time, industrial demand, financing costs, energy rates, and compliance with environmental and water quality regulations.

     The mission of Connecticut Water is to provide good quality water service to our customers at a fair return to our shareholders through a work environment that will attract, retain and motivate employees to achieve a high level of performance.

     Connecticut Water and its subsidiaries collectively represent the largest domestic investor-owned water system in Connecticut in terms of operating revenues and utility plant investment.

               PRINCIPAL CONNECTICUT WATER SHAREHOLDERS AND STOCK
                   OWNERSHIP OF CONNECTICUT WATER MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the CWS Common Stock by (i) each director of Connecticut Water,
(ii) each named executive officer of Connecticut Water, (iii) all directors and executive officers of Connecticut Water as a group, and (iv) each person known by Connecticut Water to be the beneficial owner of more than 5% of the outstanding shares of Connecticut Water capital stock. Unless otherwise noted, each holder has sole voting and dispositive power with respect to the shares listed. All information is given as of February 14, 2002.

                                                                                  AMOUNT       PERCENT
                                                                               BENEFICIALLY      OF
TITLE OF CLASS                        NAME OF BENEFICIAL OWNER                   OWNED(1)       CLASS
--------------                        ------------------------                 ------------    -------
Common Stock              David C. Benoit(2)                                       5,975          *
                          Marshall T. Chiaraluce(3)                               36,322          *
                          Roger Engle                                             11,758          *
                          Mary Ann Hanley                                            350          *
                          Marcia L. Hincks                                         1,510          *
                          David A. Lentini                                         1,500          *
                          Ronald D. Lengyel                                        1,125          *
                          James R. McQueen(4)                                      9,741          *
                          Robert F. Neal                                           1,500          *
                          Terrance P. O'Neill(5)                                   2,610          *
                          Arthur C. Reeds                                          1,500          *
                          Lisa J. Thibdaue                                           700          *
                          Maureen P. Westbrook(6)                                  3,392          *
                          Donald B. Wilbur                                         3,627          *
                          Mark G. Kachur (director nominee)                          200          *
                          Carol P. Wallace (director nominee)                        200          *
                          DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP             81,610          *
Cumulative                Herbert Johnson                                            900         6%
Preferred Stock           Annabelle Johnson
Series A,                 35 Carter Street, Bolton, CT 06043
$20 par value

---------------

 *  Indicates ownership of less than one percent of the class of securities.

(1) Assumes that shares which the named person has a contractual right to acquire within 60 days have been acquired and are outstanding.

(2) Includes 3,623 unrestricted and 379 restricted performance share units under CWS' Performance Stock Program.

(3) Includes 20,660 unrestricted and 4,145 restricted performance share units under CWS' Performance Stock Program.

(4) Includes 5,241 unrestricted and 836 restricted performance share units under CWS' Performance Stock Program.

(5) Includes 418 shares of restricted stock under CWS' Performance Stock
    Program.

(6) Includes 456 unrestricted 501 restricted performance share units and 167 shares of restricted stock under CWS' Performance Stock Program.

                       INFORMATION CONCERNING UNIONVILLE

DESCRIPTION OF THE BUSINESS OF UNIONVILLE

     Unionville Water Company is a public service company regulated by the Connecticut DPUC that was formed by special charter granted by the Connecticut General Assembly in its January 1893 session. Unionville provides water service for consumption and fire protection in the towns of Avon and Farmington. Unionville's offices are located at 30 Mill Street, Unionville, CT 06085.

     Unionville Water collects, treats and distributes water to residential, commercial, industrial, and municipal customers. It currently provides water to approximately 5,400 metered customers and public fire protection for over 700 fire hydrants. The company's largest customer, the Town of Farmington, accounts for approximately nineteen percent of the Company's revenues. There are no other single significant customers.

     An average daily demand of about 2 million gallons of water is provided by ten ground water sources. Five wells are located in the Charles House wellfield; the remaining wells are located throughout the system and are the Connecticut Sand & Stone well, Wells Acres well, Pondwood well and Farmington Industrial Park wells 3 and 4. An iron and manganese removal plant treats the water at the Connecticut Sand & Stone well and an activated carbon filter system is utilized at the Charles House well field to remove organics at the Charles House wells 1 and 2.

     The distribution system includes approximately 100 miles of water main and is comprised of the main system and the Farmington Industrial Park system. The two systems are separated by a closed valve. The main system has three atmospheric storage facilities with a combined usable storage capacity of 2.67 million gallons. The system is at one gradient with pressure as high as 130 pounds per square inch. Farmington Industrial Park has two 10,000 gallon steel hydropneumatic tanks. System pressures range from 60 pounds per square inch to 100 pounds per square inch. There are five interconnections with the Valley Water Company. The Company also maintains three emergency interconnections with the Metropolitan District Commission, which could provide unfiltered surface water to the main system.

     As a public service company, Unionville cannot change its rates without approval from the Connecticut DPUC. To change its rates, Unionville must file a rate application with the DPUC under Connecticut General Statutes sec. 16-19 and await a decision, a process which can take up to six months. In the absence of a rate increase, Unionville revenues can be increased only through growth in its service area or customer demand for water. Customer accounts have increased annually at an average rate of 1.9% over the past ten years.

     All operations and maintenance activities are carried on from its main office at 30 Mill Street, Unionville, Connecticut. Unionville has nine full time and three part time employees.

     The business of Unionville is subject to seasonal fluctuations, caused principally by weather factors and the business environment.

OPERATING AUTHORITY

     Unionville is incorporated under, and operates as a public service company by virtue of, authority granted by a special act of the Connecticut General Assembly in its January 1893 session and amended from time to time. By the terms of its charter, Unionville is permitted to exercise the power of eminent domain in support of water service operations. If Unionville exercises this power, appropriate compensation must be paid to those injured by the taking. Unionville has the right to lay, maintain and remove mains and services lines in the public way.

REGULATION

     Unionville is subject to the Connecticut DPUC regulation of retail rates, service levels, and other related economic and customer service matters, such as water conservation measures (e.g., meter testing and leak detection). The following table sets forth information regarding the last rate increase request by Unionville and allowed increase.

DECISION EFFECTIVE DATE.....................................   March 3, 1999
RETURN ON EQUITY
  REQUESTED.................................................   19.50%
  ALLOWED...................................................   12.35%
REVENUE INCREASE
  REQUESTED IN DOLLARS......................................   $483,679
  REQUESTED IN PERCENTAGE...................................   23.7%
  ALLOWED IN DOLLARS........................................   $170,986
  ALLOWED IN PERCENTAGE.....................................   8.4%

     Unionville is also regulated by the Connecticut Department of Environmental Protection (DEP) and the Connecticut Department of Public Health (DPH) in connection with state water supply and water quality laws and regulations, as well as the Federal Safe Drinking Water Act (SDWA). The DPH administers the SDWA as it relates to public water supply water quality standards, testing protocols, the development of new water supplies, and the placement, design and construction of water treatment facilities. Under the Diversion Policy Act, the DEP regulates activities which cause, allow or result in withdrawals from, or the alteration modification or diminution of, the instantaneous flow of the waters of the State of Connecticut, including, but not limited to, withdrawals exceeding 50,000 gallons of water during any 24-hour period.

     The regulation described above may result in Unionville incurring capital investment demands from time to time, at levels that may be significantly higher than in recent history. Unionville may also incur higher operating costs from time to time in response to regulatory initiatives.

                  PRINCIPAL UNIONVILLE SHAREHOLDERS AND STOCK
                       OWNERSHIP OF UNIONVILLE MANAGEMENT

     The following table sets forth certain information known to Unionville regarding the beneficial ownership of Unionville Common Stock as of December 31, 2001, by (i) each director of Unionville; (ii) each named executive officer of Unionville; (iii) all directors and executive officers of Unionville as a group; and (iv) each person known by Unionville to be the beneficial owner of more than 5% of the outstanding Unionville Common Stock. Except as otherwise indicated, all shares are owned directly.

                  BENEFICIAL OWNERSHIP AS OF DECEMBER 31, 2001

                                                             SHARES (#)   PERCENT OF CLASS
                                                             ----------   ----------------
5% BENEFICIAL HOLDERS
-----------------------------------------------------------
Robert W. Sanford..........................................     3,174           5.29%
10 Mountain Spring Road, Farmington, CT 06032
Arthur R. Mercuri, Jr.(2)..................................     3,225           5.38%
28 Woodhaven Drive, Avon, CT 06001
Julia H. Appell............................................     3,000            5.0%
2 Deer Run, Farmington, CT 06032
Kathleen M. O'Neill........................................     3,000            5.0%
25 Simsbury Road, Avon, CT 06001
Michael Biondi.............................................     3,000            5.0%
130 Terryville Road, Harwinton, CT 06791
EXECUTIVE OFFICERS AND DIRECTORS
-----------------------------------------------------------

Michael B. Andreas.........................................     1,899           3.17%
Stephen A. Flis(1).........................................     1,029           1.72%
Robert J. Grubbs...........................................     2,409           4.02%
Arthur R. Mercuri, Jr.(2)..................................     3,225           5.38%
Walter C. Nicksa, Jr.......................................     1,824           3.04%
Harold T. Ross.............................................     2,229           3.72%
Robert W. Sanford..........................................     3,174           5.29%
Mary L. Yale...............................................     1,075           1.79%
All executive officers and directors as a group (8             16,864          28.11%
individuals)(3)............................................

---------------

(1) Includes 600 shares owned by Gloria Flis, Mr. Flis' spouse.

(2) Represents 3,225 shares owned by Laurie Mercuri, Mr. Mercuri's spouse. Mr. Mercuri disclaims beneficial ownership of these shares.

(3) Each director and executive officer's address is c/o Unionville Water Company, 30 Mill Street, Unionville, CT 06085

                              SELLING SHAREHOLDERS

     Connecticut Water has agreed to register under the Securities Act the resale of the CWS Common Stock to be received by certain Unionville affiliates in the Merger for a period of one year following the Merger.

     The table below sets forth information regarding ownership of CWS Common Stock by the selling shareholders and the number of shares that may be sold by them under this prospectus. The shares listed below represent the maximum number of shares issuable to the selling shareholders in the Merger.

     Because the selling shareholders may offer all or some portion of the common stock listed in the table pursuant to this prospectus or otherwise, no estimate can be given as to the amount or percentage of common stock that will be held by the selling shareholders upon termination of the offering. The selling shareholders may sell all, part, or none of the shares listed. The percentage ownership shown in the table is based on 7,618,926 shares of CWS Common Stock issued and outstanding on March 1, 2002. The number of shares owned by the selling shareholders is determined by rules promulgated by the SEC and is not necessarily indicative of ownership for any other purpose. None of the selling shareholders has had any position, office or other material relationship with Connecticut Water or its respective predecessors or affiliates, other than as a security holder, during the past three years. The net proceeds from the sale of the CWS Common Stock will be received by the selling shareholders. Connecticut Water will not receive any proceeds from the sale of CWS Common Stock by the selling shareholders.

                                                                                   SECURITIES OWNED AFTER
                                                      SECURITIES OWNED PRIOR TO           OFFERING
                                                              OFFERING             ----------------------
                                                     ---------------------------   NUMBER OF
                                         SHARES OF     SHARES OF      PERCENT OF   SHARES OF   PERCENT OF
                                          COMMON      COMMON STOCK      COMMON      COMMON       COMMON
NAME OF SELLING SHAREHOLDER                STOCK     OFFERED HEREBY     STOCK        STOCK       STOCK
---------------------------              ---------   --------------   ----------   ---------   ----------
Michael B. Andreas....................     7,975(1)       7,975           *            0           *
Stephen A. Flis(2)....................     4,321(1)       4,321           *            0           *
Robert J. Grubbs......................    10,117(1)      10,117           *            0           *
Arthur R. Mercuri, Jr.(3).............    13,545(1)      13,545           *            0           *
Walter C. Nicksa, Jr..................     7,660(1)       7,660           *            0           *
Harold T. Ross........................     9,361(1)       9,361           *            0           *
Robert W. Sanford.....................    13,330(1)      13,330           *            0           *
Mary L. Yale..........................     4,515(1)       4,515           *            0           *

---------------

 *  Less than one percent

(1) Represents the maximum number of shares of CWS Common Stock that may be received upon consummation of the Merger.

(2) Includes shares issued in exchange for shares held by Mr. Flis and 600 shares of Unionville Common Stock owned by Gloria Flis, Mr. Flis' spouse.

(3) Represents shares issued in exchange for 3,225 shares of Unionville Common Stock owned by Laurie Mercuri, Mr. Mercuri's spouse. Mr. Mercuri disclaims beneficial ownership of these shares.

PLAN OF DISTRIBUTION

     The selling shareholders may sell the CWS Common Stock being offered by this prospectus directly to other purchasers or to or through dealers or agents. To the extent required, a prospectus supplement with respect to the Common Stock will set forth the terms of the offering of the Common Stock, including the names(s) of any dealer or agents, the number of shares of Common Stock to be sold, the price of the Common Stock, and any underwriting discount or other items constituting underwriters' compensation.

     The CWS Common Stock offered for resale hereby may be sold from time to time directly by the selling shareholders or, alternatively, through broker-dealers or agents. Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange for quotation services on which the Common Stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in transactions other than on such exchanges or services or in the over-the-counter market, or (4) through the writing of options. In connection with sales of the Common Stock, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of such Common Stock in the course of hedging the positions they assume. The selling shareholders may also sell the Common Stock offered hereby short and deliver such Common Stock or close out such short positions, or loan or pledge such Common Stock to broker-dealers that in turn may sell such securities. Some of the Common Stock offered hereby also may be sold pursuant to Rule 145 under the Securities Act of 1933.

     The selling shareholders and any brokers, dealers or agents may be deemed "underwriters" as that term is defined by the Securities Act of 1933.

     If a dealer is used in the sale of any CWS Common Stock where this prospectus is delivered, the selling shareholders may sell the Common Stock to the public at varying prices to be determined by the dealer and at the time of resale. To the extent required, the name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

     In connection with the sale of CWS Common Stock, dealers or agents may receive compensation from the selling shareholders or from purchasers of such Common Stock for whom they may act as agents in the form of discounts, concessions, or commissions. Agents and dealers participating in the distribution of the Common Stock may be deemed to be underwriters, and any compensation received by them and any profit on the resale of Common Stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

     Connecticut Water has agreed to pay all costs and expenses associated with the registration of the shares of CWS Common Stock to be sold pursuant to this prospectus under the Securities Act.

                 DESCRIPTION OF CONNECTICUT WATER COMMON STOCK

     The CWS Common Stock that will be delivered to Unionville Shareholders will be newly issued from the authorized but unissued shares of Connecticut Water's common stock. These shares, when delivered pursuant to the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     Connecticut Water is authorized to issue up to 15,000,000 shares of common stock, no par value, of which 7,618,926 shares were outstanding on March 1, 2002 (including common stock equivalents), 15,000 shares of voting cumulative preferred stock, Series A, $20 par value, all of which are outstanding and 50,000 shares of cumulative preferred stock, Series $.90, $16 par value, of which 29,499 shares are outstanding. Connecticut Water is also authorized to issue 400,000 shares of an additional class of preferred stock, $25 par value, and 1,000,000 shares of preference stock, $1 par value, none of which is outstanding. Other significant provisions of Connecticut Water's capital stock, including provisions relating to corporate governance, are described under the caption "COMPARISON OF SHAREHOLDER RIGHTS". The description herein and under the caption "COMPARISON OF SHAREHOLDER RIGHTS" include brief summaries of certain provisions relating to the CWS Common Stock and Connecticut Water's preferred stock and preference stock contained in its certificate of incorporation and the rights agreement, do not purport to be complete and are subject in all respects to the applicable provisions thereof.

COMMON STOCK

     Each share of the CWS Common Stock is entitled to dividends when and as declared by the Board of Directors out of sources legally available therefor, subject to the limitations set forth under "CWS COMMON STOCK PRICE RANGE AND DIVIDENDS". Each share of CWS Common Stock is entitled to three votes, voting on all matters as a single class with the holders of the $20 par cumulative preferred stock. Holders of CWS Common Stock do not have any cumulative voting rights, which means that the holders of more than 50% of the outstanding common stock voting in the election of directors can elect all of the directors if they so choose and, in such event, the holders of the remaining shares will not be able to elect any director.

     The Board of Directors is authorized to issue all unissued shares of the common stock from time to time, without any further action or authorization by the shareholders. The holders of common stock have no preemptive or conversion rights. The shares of CWS common stock presently outstanding are, and the shares issued in the Merger will be upon issuance, fully paid and nonassessable.

     Each of the outstanding shares of CWS Common Stock will share equally in respect to all dividends paid on such common stock. The certificate of incorporation empowers Connecticut Water's Board of Directors to issue preferred stock and/or preference stock with such preferences and other rights as the board of directors may provide in the resolutions providing for the issuance of such preferred stock and/or preference stock. Such preferences and other rights may restrict or otherwise limit the rights of holders of CWS Common Stock to receive dividends. Any future issues of cumulative preferred stock or preference stock will increase the preference of such stock, as classes, over common stock as to matters such as dividends and liquidation rights.

     In the event of any liquidation, dissolution or winding up of the affairs of Connecticut Water, whether voluntary or involuntary, all assets available for distribution to its shareholders, after the payment to the holders of preferred stock and preference stock, if any, at the time outstanding of the full amounts to which they shall be entitled, shall be divided and distributed pro rata among the holders of CWS Common Stock.

     The CWS Common Stock is traded on NASDAQ under the symbol "CTWS."

     All holders of record of CWS Common Stock are eligible to participate in Connecticut Water's Dividend Reinvestment and Common Stock Purchase Plan. See "CWS COMMON STOCK PRICE RANGE AND DIVIDENDS -- Dividend Reinvestment and Common Stock Purchase Plan".

     The Transfer Agent and Registrar of CWS Common Stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, N.J. 07106, telephone 1-800-368-5948 (between 8:00 AM to 7:00 PM).

PREFERRED AND PREFERENCE STOCK

  $20 Par Value Cumulative Preferred Stock

     Connecticut Water's $20 par cumulative preferred stock is preferred as to dividends and on liquidation over the CWS Common Stock and is on a parity with Connecticut Water's $16 par cumulative preferred stock as to preferences on dividends and liquidation. It is entitled to one vote per share voting with the holders of common stock (entitled to three votes per share). Dividends on the presently outstanding Series A preferred stock are at the rate of 80 cents per annum and are cumulative. In the case of involuntary liquidation, shares of the $20 par cumulative preferred stock are entitled to a liquidation preference of $20 per share plus accrued dividends. In the case of voluntary liquidation or redemption, such shares are entitled to the applicable redemption price for the series thereof. The redemption price with respect to Series A is $21 per share plus accrued dividends. The $20 par cumulative preferred stock, voting as a single class with all cumulative preferred stock (including the $16 par cumulative preferred stock) of Connecticut Water, is also entitled to elect a majority of the Board of Directors upon default in the payment of six quarterly dividends on any outstanding shares of preferred stock (including $16 par cumulative preferred stock) and upon certain other defaults. The shares of $20 par cumulative preferred stock have no conversion, sinking fund or preemptive rights. The shares of the $20 par cumulative preferred stock presently outstanding are fully paid and nonassessable.

  $16 Par Value Cumulative Preferred Stock

     The Connecticut Water $16 par cumulative preferred stock is similarly preferred as to dividends and on liquidation over the CWS Common Stock. It is entitled, voting as a single Connecticut Water class with all cumulative preferred stock (including the $20 par cumulative preferred stock) of Connecticut Water, to elect a majority of the Board of Directors upon default in the payment of six quarterly dividends on any outstanding shares of preferred stock (including the $20 par cumulative preferred stock), and upon certain other defaults, but otherwise it has no voting rights except as provided by law. Dividends on the presently outstanding $16 par cumulative preferred stock are $.90 per share per annum and are cumulative. In the case of involuntary liquidation, shares of the $16 par cumulative preferred stock are entitled to a liquidation preference of $16 per share plus accrued dividends. In the event of voluntary liquidation or redemption, such shares are entitled to the applicable redemption price therefor, which, with respect to the $.90 Series preferred stock, is $16 per share plus accrued dividends. The shares of $16 par cumulative preferred stock have no conversion, sinking fund or preemptive rights. The shares of $16 par cumulative preferred stock presently outstanding are fully paid and nonassessable.

  $25 Par Value Cumulative Preferred Stock

     Connecticut Water has authorized 400,000 shares of preferred stock, $25 par value per share, the general preferences, voting powers, restrictions and qualifications of which are generally similar to the Company's existing cumulative preferred stock. No shares of the $25 par cumulative preferred stock have been issued to date.

  $1 Par Value Preference Stock

     Connecticut Water also has authorized 1,000,000 shares of preference stock, $1 par value per share. To the extent that Connecticut Water's certificate of incorporation does not otherwise provide, the Board of Directors has the authority to determine, from time to time, the terms, limitations and relative rights and preferences of the preference stock, to establish series and to fix and determine variations as among series of the preference stock. The preference stock is junior to Connecticut Water's existing cumulative preferred stock (but ranks ahead of the common stock) in rights to dividends and on voluntary or involuntary liquidation of Connecticut Water. The preference stock has no preemptive, conversion or voting rights, except as may be specifically provided in the Board of Directors' resolutions creating any series of the preference stock. No shares of the preference stock have been issued, but 150,000 of such shares has been designated Series A Junior Participating preference stock and are reserved and available for issuance under the Connecticut Water Shareholder Rights Plan.

                        COMPARISON OF SHAREHOLDER RIGHTS

     Upon the consummation of the Merger, shareholders of Unionville, a Connecticut corporation, will become shareholders of CWS, also a Connecticut corporation. Differences between Unionville's Certificate of Incorporation, as amended ("Unionville's Certificate of Incorporation"), and By-Laws and Connecticut Water's Certificate of Incorporation, as amended ("CWS' Certificate of Incorporation"), and By-Laws will result in several changes in the rights of Shareholders of Unionville when the Merger is effected. A summary of the more significant changes is set forth below.

ISSUANCE OF SHARES

     The CBCA provides that, subject to the limitations contained in the certificate of incorporation of a corporation, the Board of Directors of a corporation may authorize the issuance of additional shares of the corporation's capital stock up to the amount authorized in its certificate of incorporation.

     Connecticut Water

     CWS' Certificate of Incorporation empowers the Board of Directors to issue and dispose of Preferred Stock, Preference Stock and Common Stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof as the Board may decide. The CWS Board of Directors, without shareholder approval, can issue Preferred Stock with voting and conversion rights which could limit the voting rights of holders of CWS Common Stock. The issuance of Preferred Stock and/or Preference Stock may have the effect of delaying, deferring or preventing a change in control of CWS. CWS' Board of Directors has designated the Series A Junior Participating Preference Stock ("Series A Preference Stock"). No shares of this series are outstanding. However, the Series A Preference Stock is issuable in certain circumstances, and Connecticut Water has issued rights to purchase such Preference Stock to holders of Common Stock. The Preference Stock purchase rights are exercisable only in the event of certain threatened changes in control described more fully below.

     Unionville

     Under Connecticut law, Unionville's Board of Directors may issue and sell all or any part of the remaining unauthorized but unissued shares of common stock of the corporation, from time to time, without further action by shareholders. Unionville's Certificate of Incorporation currently authorizes only one class of stock, the $1.00 par value Common Stock.

VOTING RIGHTS

     Connecticut Water

     The CBCA provides that every shareholder shall be entitled to one vote for each share of capital stock held by such shareholder unless otherwise specified in the certificate of incorporation. The CBCA also provides that the holders of outstanding shares of any class of stock (even non-voting stock) are entitled to vote as a class upon any proposed amendment to the certificate of incorporation submitted to shareholder vote which would have certain specified effects on their rights.

     Holders of CWS Common Stock are entitled to cast three votes per share, and holders of CWS Cumulative Preferred Stock, Series A are entitled to one vote per share, on each matter submitted to a vote of shareholders of CWS. The holders of the CWS Common Stock and Cumulative Preferred Stock, Series A vote together as one class. If issued, each share of Series A Preference Stock would have at least 300 votes per share.

     Unionville

     Holders of Unionville's Common Stock have exclusive voting power and are entitled to one (1) vote per share and are also entitled to receive notice of any shareholders' meetings.

PREEMPTIVE RIGHTS

     CWS' Certificate of Incorporation eliminates preemptive rights to subscribe to any future issues of shares of Common Stock. Under Connecticut law, holders of Unionville Common Stock do have such preemptive rights.

DISSENTERS' RIGHTS OF APPRAISAL

     Dissenters' rights are the same for both CWS and Unionville Common Stock. The CBCA grants dissenters' rights to shareholders (i.e., the right to cash payment of the fair value of one's shares determined by judicial appraisal) in the case of a Merger, consolidation or a sale of all or substantially all of the corporation's assets, and certain other corporate actions and transactions.

     Only Unionville Shareholders have dissenters' rights with respect to the Merger. See "RIGHTS OF DISSENTING SHAREHOLDERS" at page 29.

DIVIDENDS AND DISTRIBUTIONS

     Connecticut Water

     Each of the outstanding shares of CWS Common Stock will share equally in respect to all dividends paid on such common stock but only after all dividends have been paid on the outstanding Connecticut Water preferred stock and preference stock.

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

     Holders of Connecticut Water's Series A preferred stock, if issued, would be entitled to receive dividend, voting and liquidation rights which are at least 100 times the equivalent rights of one share of CWS Common Stock. The rights would become exercisable only if a person or group acquires, or announces or commences a tender or exchange offer for, 15% or more of Connecticut Water' common stock.

     In the event of any liquidation, dissolution or winding up of the affairs of Connecticut Water, whether voluntary or involuntary, all assets available for distribution to its Shareholders, after the payment to the holders of preferred stock and preference stock, shall be divided and distributed pro rata among the holders of CWS Common Stock.

     Unionville

     Under Connecticut law, holders of Unionville's Common Stock are entitled to share equally in respect to all distributions as and if declared by the Unionville Board of Directors. In the event of any dissolution or liquidation of Unionville, whether voluntary or involuntary, the remaining assets shall be divided and distributed pro rata among the holders of Unionville Common Stock.

FILLING DIRECTOR VACANCIES

     Connecticut Water

     The CBCA provides that unless otherwise specified in the certificate of incorporation, a vacancy occurring on a Board of Directors (including one resulting from an increase in the number of directors) may be filled by the shareholders or directors. In the event that the directors remaining in office constitute less than a quorum of the board, the directors remaining in office may fill the vacancy by a majority vote.

     CWS' Certificate of Incorporation and by-laws provide that any newly created or vacated directorship may be filled only by a majority vote of the directors then in office, although less than a quorum.

     Unionville

     Unionville's Certificate of Incorporation provides that any vacated directorship may be filled only by a majority vote of the remaining directors then in office who may choose a candidate from among Unionville's shareholders.

STANDARDS OF CONDUCT FOR DIRECTORS

     The CBCA generally requires that a director shall discharge his or her duties in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner that such director reasonably believes to be in the best interests of the corporation.

     In addition, directors of corporations such as CWS with a class of voting stock registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall consider, in determining what such director believes to be in the best interests of the corporation (i) the long-term as well as the short-term interests of the corporation; (ii) the long-term and short-term interests of the shareholders of the corporation, including the possibility that those interests may be best served by the continued independence of the corporation; (iii) the interests of the corporation's employees, customers, creditors and suppliers; and (iv) community and societal considerations including those of the community in which any office or other facility of the corporation is located.

REMOVAL OF DIRECTORS

     Connecticut Water

     The CBCA allows shareholders to remove directors, with or without cause, unless the corporation's certificate of incorporation provides that directors may be removed only for cause, if the number of votes cast in favor of his or her removal exceeds the number cast against removal. In addition, a director may be removed

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

in a judicial proceeding commenced either by the corporation or its shareholders holding at least ten percent of the outstanding shares of any class of stock.

     CWS' By-Laws and Certificate of Incorporation provide that, subject to the rights of Preferred and Preference Shareholders, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80 percent of the combined voting power of all of the then-outstanding shares of the voting stock, voting together as a class.

     Unionville

     Unionville's Certificate of Incorporation and By-laws do not contain any provisions relating to the removal of directors. Thus, removal of directors will be governed by the CBCA provisions described above.

AMENDMENTS TO CERTIFICATE OF INCORPORATION

     Connecticut Water

     Under the CBCA, unless the CBCA or the corporation's certificate of incorporation or directors requires a greater vote, amendments to the certificate of incorporation generally require the affirmative vote of the majority of the voting power of the shares entitled to vote thereon, and if any class of shares is entitled to vote thereon as a class, by the affirmative vote of the holders of the shares of each class of shares entitled to vote thereon as a class.

     Under the CBCA, the holders of the outstanding shares of any class of stock (even nonvoting stock) are entitled to vote as a class upon any proposed amendment to the certificate of incorporation submitted to Shareholder vote which would affect their rights in certain specified ways.

     CWS' Certificate of Incorporation requires a supermajority vote of 80% of the combined voting power of all of the then-outstanding shares of the voting stock to alter, amend or repeal the provisions in the certificate of incorporation (or to amend comparable by-law provisions) covering certain change-in-control type matters including membership and classification of the board, filling of board vacancies, removal of directors, shareholder action, calling of special meeting of shareholders, quorum at board meetings, business combinations with certain shareholders or their affiliates and amendment of the foregoing voting requirements.

     Unionville

     For Connecticut corporations such as Unionville, the CBCA requires the affirmative vote of at least a majority of the voting power of the issued and outstanding common stock outstanding and entitled to vote thereon with respect to any amendment submitted for shareholder approval.

AMENDMENTS TO BY-LAWS

     Connecticut Water

     Under the CBCA, the Board of Directors of a Connecticut corporation may adopt, amend or repeal the corporation's by-laws unless: (1) the corporation's certificate of incorporation reserves this power to the corporation's shareholders; or (2) the shareholders, in amending or repealing a particular by-law, provide expressly that the Board of Directors may not amend or repeal that by-law. Furthermore, the CBCA allows a corporation's shareholders to amend or repeal a corporation's by-laws even though the by-laws may also be amended or repealed by its Board of Directors.

     Both CWS' Certificate of Incorporation and by-laws provide that Connecticut Water's by-laws may be amended by the Board of Directors with the exception that amendment of certain provisions requires the affirmative vote of 80% of the outstanding shares entitled to vote. Those by-law provisions are those relating to membership and classification of the board, filling of board vacancies, removal of directors, shareholder action, calling of special meeting of shareholders, quorum at board meetings, business combinations with certain shareholders or their affiliates and amendment of the foregoing voting requirements.

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

     Unionville

     Unionville's Certificate of Incorporation provides that the directors have full power to amend the By-laws. The By-laws provide that the shareholders of Unionville may alter or repeal the By-laws at any legal meeting by a majority vote of the stock represented and entitled to vote at the meeting.

PROVISIONS RELATING TO CHANGE IN CONTROL

     Connecticut Water

     Change in control issues may be specifically addressed in a corporation's certificate of incorporation, and are also governed in certain circumstances under the CBCA provisions relating to Business Combinations (see discussion below under the heading "Business Combination Statute").

     CWS' Certificate of Incorporation provides that the Board of Directors of Connecticut Water, when evaluating any offer of another party (1) to make a tender or exchange offer for any equity security of Connecticut Water, (2) to merge or consolidate Connecticut Water with or into another corporation or (3) to purchase or otherwise acquire all or a substantial part of the properties and assets of Connecticut Water or any of its subsidiaries, may, in connection with the exercise of its judgment in determining what it reasonably believes is in the best interests of Connecticut Water as a whole, give consideration to all such factors as the Board of Directors determines to be relevant, including, without limitation:

     (i) the interests of the Connecticut Water Shareholders long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of the company;

     (ii)  the interest of the customers of CWC;

     (iii) whether the proposed transaction might violate federal or state law;

     (iv) the form and amount of consideration being offered in the proposed transaction not only in relation to the then-current market price for the outstanding capital stock of Connecticut Water, but also in relation to the market price for the capital stock of Connecticut Water over a period of years, the estimated price that might be achieved in a negotiated sale of Connecticut Water or CWC as a whole or in part to either public or private entities or through orderly liquidation, the estimated future value of Connecticut Water, the premiums over market price paid for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices, and Connecticut Water's financial condition and future prospects; and

     (v) the social, legal and economic effects upon employees, customers, suppliers and others that have similar relationships with Connecticut Water or CWC, and the communities in which Connecticut Water and CWC conduct business, including, without limitation, the public interest obligations imposed on CWC as an operating public utility and the effect or impact of any such transaction on the ability of Connecticut Water, any subsidiaries or any successor entity to provide prudent, adequate and effective water supply service to the areas served by CWC.

     In connection with such evaluation, the Board of Directors may conduct such investigations and engage in such legal proceedings as the Board of Directors may determine. None of the foregoing provisions may be altered, amended or repealed without the affirmative vote of the holders of at least 80 percent of all of the then-outstanding shares of the voting stock of Connecticut Water, in addition to any affirmative vote of the holders of any particular class or series of such voting stock required by law or CWS' Certificate of Incorporation.

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

     Unionville

     Unionville's Certificate of Incorporation does not contain any provisions relating to change in control.

BUSINESS COMBINATION STATUTE

     CBCA Sections 33-840 through 33-845 (the "CBCA Business Combination Statute") provide for limitations and prohibitions on certain business combinations. In general, a "business combination" includes mergers, combinations, certain transfers, or issuances of equity securities to interested shareholders and their affiliates, liquidation/dissolution resolutions passed by such persons or reclassifications of securities that result in the proportionate increase of ownership of outstanding shares by such persons.

     The CBCA Business Combination Statute generally requires that in addition to any vote otherwise required by law or the certificate of incorporation, a business combination shall first be approved by the Board of Directors and then be approved by the affirmative vote of at least (i) the holders of eighty percent (80%) of the voting power of the outstanding shares of the corporation, and (ii) the holders of two-thirds of the voting power of the outstanding shares of the corporation (other than shares held by the interested shareholder and any affiliates).

     The CBCA Business Combination Statute also generally prohibits a corporation from engaging in any business combination with any interested shareholder for a period of five years following the date that such shareholder became an interested shareholder, unless:

     (1) prior to such date the Board of Directors of the corporation and a majority of non-employee directors (of which there must be at least two) approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder; or

     (2) the business combination is otherwise excepted from the five-year prohibition by applicable provisions of the CBCA.

     In general, the term "interested shareholder" is defined as the holder of 10% of the outstanding voting stock of the corporation.

     The CBCA Business Combination Statute generally applies to CWS, although CWS might qualify for certain available exceptions to its application depending upon the nature of the transaction. Because Unionville is not a reporting company under the Exchange Act, the CBCA Business Combination Statute would generally not apply to it.

CLASSIFICATION OF THE BOARD OF DIRECTORS

     Connecticut Water

     Under the CBCA, a Connecticut corporation may have a classified Board of Directors.

     CWS' Certificate of Incorporation provides that directors (other than directors who may be elected by Preferred or Preference shareholders) are to be classified into three classes, which are to hold office in staggered three-year terms.

     Unionville

     Unionville's Board of Directors is not classified, and consequently, Unionville has only one class of directors.

SHAREHOLDER MEETINGS

     Connecticut Water

     Under the CBCA, any action which may be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent or, if so provided by the certificate of incorporation, by the written consent of a majority of the voting power of shares. The CBCA also provides that special meetings of the
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

shareholders may be called only by the Board of Directors, or by such person or persons as may be authorized by the certificate of incorporation or the bylaws or upon the written request of the holders of at least 10% (35% for certain public corporations such as Connecticut Water) of all of the votes entitled to be cast at the meeting.

     CWS' Certificate of Incorporation provides that shareholder action may only be taken at an annual or special meeting of shareholders and not by written consent. Special meetings of shareholders may be called only by the Board of Directors and otherwise by shareholders as expressly permitted by applicable statute.

     Unionville

     Unionville's By-Laws provide that special meetings of the shareholders may be called by the Board of Directors in the same manner as the annual meeting of shareholders but do not address whether the shareholders may call special meetings. Thus, this issue would be governed by the CBCA provisions described above.

PREFERRED STOCK PURCHASE RIGHTS

     Connecticut Water

     Connecticut Water has reserved 150,000 shares of its Series A preference stock for issuance under its Preference Stock Purchase Rights Plan. Each share of CWS Common Stock, including the shares to be issued to holders of Unionville Common Stock in the Merger, is entitled to one right to buy (the "Right" or "Rights"), under certain circumstances, one one-hundredth of a share of Series A preference stock at a price of $90.00 per one one-hundredth of a share.

     Subject to certain terms and conditions, each Right shall entitle the registered holder to purchase from Connecticut Water one one-hundredth of a share of Series A preference stock, $1 par value, of Connecticut Water at a price of $90 per one one-hundredth of a share of Series A preference stock (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of August 12, 1998, as the same may be amended from time to time (the "Rights Agreement"), between Connecticut Water and State Street Bank and Trust Company, as Rights Agent (the "Rights Agent"). Effective October 31, 2001, Connecticut Water appointed Registrar and Transfer Company as the successor Rights Agent under the Rights Agreement.

     Until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (with certain exceptions, an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares of CWS Common Stock or (ii) 10 business days (or such later date as may be determined by action of the Connecticut Water Board of Directors prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of CWS Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the CWS Common Stock certificates outstanding as of the record date, by such CWS Common Stock certificates together with a copy of the Summary of Rights sent to holders of such CWS Common Stock on the record date (the "Summary of Rights").

     The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the CWS Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new CWS Common Stock certificates issued after the record date upon transfer or new issuances of CWS Common Stock, including issuances under the Connecticut Water Dividend Reinvestment and Common Stock Purchase Plan, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for shares of CWS Common Stock, even without such notation or a copy of the Summary of Rights, will also constitute the transfer of the Rights associated with the shares of CWS Common Stock represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the CWS Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date. The Rights will expire on October 11, 2008 (the "Final Expiration Date"), unless the Final Expiration Date is advanced or extended or unless the Rights are earlier redeemed or exchanged by Connecticut Water, in each case as described below.

     The Purchase Price payable, and the number of shares of Series A preference stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A preference stock, (ii) upon the grant to holders of the Series A preference stock of certain rights or warrants to subscribe for or purchase Series A preference stock at a price, or securities convertible into Series A preference stock with a conversion price, less than the then-current market price of the Series A preference stock, or (iii) upon the distribution to holders of the Series A preference stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Series A preference stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding Rights is also subject to adjustment in the event of a stock split of the CWS Common Stock or a stock dividend on the CWS Common Stock payable in shares of CWS Common Stock or subdivisions, consolidations or combinations of the CWS Common Stock occurring, in any such case, after August 12, 1998 and prior to the Distribution Date; provided, however, that no such adjustment was made with respect to any such dividend or subdivision (a) approved by the Board of Directors of Connecticut Water on August 12, 1998, including the stock split effected on September 1, 1998 and (b) the 3-for-2 stock split effected on September 10, 2001 in the form of a 50% stock dividend.

     Shares of Series A preference stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A preference stock will be entitled, when, as and if declared, to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of CWS Common Stock. In the event of a liquidation, dissolution or winding up of Connecticut Water, the holders of the Series A preference stock will be entitled to a minimum preferential liquidation payment of $100 per share (plus any accrued but unpaid dividends) but will be entitled to an aggregate payment of 100 times the payment made per share of CWS Common Stock. Each share of Series A preference stock will have 100 votes, voting together with the CWS Common Stock. Finally, in the event of any Merger, consolidation or other transaction in which shares of CWS Common Stock are converted or exchanged, each share of Series A preference stock will be entitled to receive 100 times the amount received per share of CWS Common Stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Series A preference stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Series A preference stock purchasable upon exercise of each Right should approximate the value of one share of CWS Common Stock.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a Right at the then current exercise price of the Right, that number of shares of CWS Common Stock having a market value of two times the exercise price of the Right.

     In the event that, after a person or group has become an Acquiring Person, Connecticut Water is acquired in a Merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold proper provision will be made so that each holder of a Right (other than Rights beneficially owned by an Acquiring Person, which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the person with whom Connecticut Water has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the Right.

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

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of CWS Common Stock or the occurrence of an event described in the prior paragraph, the Board of Directors of Connecticut Water may exchange the Rights (other than Rights owned by such person or group, which will have become void), in whole or in part, at an exchange ratio of one share of CWS Common Stock, or one one-hundredth of a share of Series A preference stock (or of a share of a class or series of Connecticut Water's Series A preference stock or preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional shares of Series A preference stock will be issued (other than fractions which are integral multiples of one one-hundredth of a share of Series A preference stock, which may, at the election of Connecticut Water, be evidenced by depositary receipts) and in lieu thereof, an adjustment in cash will be made based on the market price of the Series A preference stock on the last trading day prior to the date of exercise.

     At any time prior to the earlier of (i) the close of business on the tenth day following the first public announcement by Connecticut Water or an Acquiring Person that an Acquiring Person has become such or such earlier date as a majority of the Connecticut Water Board of Directors shall become aware of the existence of an Acquiring Person, subject to extension by the Connecticut Water board, or (ii) the close of business on the Final Expiration Date, the Board of Directors of Connecticut Water may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Connecticut Water Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     For so long as the Rights are then redeemable, Connecticut Water may, except with respect to the Redemption Price, amend the Rights in any manner. After the Rights are no longer redeemable, Connecticut Water may, except with respect to the Redemption Price, amend the Rights in any manner that does not adversely affect the interests of holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of Connecticut Water, including, without limitation, the right to vote or to receive dividends.

     Unionville

     Unionville has no equivalent Rights Plan.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Connecticut Water

     The CBCA states that, unless its certificate of incorporation otherwise provides, a corporation formed under Connecticut law prior to January 1, 1997 is obligated to indemnify a director to the same extent the corporation is permitted to provide indemnification to a director pursuant to Section 33-771. This obligation to indemnify is subject to certain limitations set forth in
Section 33-775 of the CBCA, which requires a determination in each case that indemnification of the director is permissible and authorized. Under the CBCA, a director may also apply to a court of competent jurisdiction for indemnification. The CBCA provides that a corporation incorporated under Connecticut law prior to January 1, 1997, shall also indemnify each officer, employee or agent who is not a director to the same extent.

     In general, Section 33-771 provides that a corporation may indemnify an individual made a party to a proceeding because he is a director against liability incurred in the proceeding if: (1) (A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation and (ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's certificate of incorporation. Section 33-775 also provides that, unless ordered by a court, a corporation may not indemnify a director (1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has not met the relevant standard of conduct under 33-771; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled whether or not involving action in his official capacity.

     The CBCA provides that a corporation may provide indemnification of or advancement of expenses to a director, officer, employee or agent only as permitted therein.

     CWS' Certificate of Incorporation provides that the personal liability of any person who is or was a director of Connecticut Water to Connecticut Water or its shareholders for monetary damages for breach of duty as a director is limited to the amount of the compensation received by the director for serving Connecticut Water during the year or years in which the violation occurred so long as such breach did not (i) involve a knowing and culpable violation of law by the director, (ii) enable the director or an associate to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the director to Connecticut Water under circumstances in which the director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to Connecticut Water, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the director's duty to Connecticut Water, or (v) create liability under Section 33-757 of the Connecticut General Statutes.

     CWS' Certificate of Incorporation requires Connecticut Water to indemnify and pay for or reimburse the expenses of directors and officers to the fullest extent permitted by law; and permits Connecticut Water to indemnify and pay for or reimburse the expenses of employees or agents not otherwise entitled to indemnification on such terms and conditions as may be established by the Board of Directors.

     Connecticut Water's by-laws also provide that Connecticut Water, through action by its Board of Directors, may purchase, and Connecticut Water has purchased, indemnity insurance for directors, officers, employees or agents of Connecticut Water.

     Unionville

     Unionville's Certificate of Incorporation and By-Laws are silent on this issue. Thus, indemnification is governed solely by the CBCA provisions described above. Unionville has purchased indemnity insurance for directors and officers.

                                    EXPERTS

     The consolidated financial statements and schedules of Connecticut Water included in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

     The validity of the issuance of the CWS Common Stock to be delivered at the Merger closing date will be passed upon by Murtha Cullina, LLP, Hartford, Connecticut.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

     This Proxy Statement/Prospectus and the documents which will be incorporated by reference into this Proxy Statement/Prospectus contain and will contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business, and on the expected impact of the Merger on Connecticut Water's financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not and will not be guarantees of future performance and are and will be subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

                      WHERE YOU CAN FIND MORE INFORMATION

     All documents filed by Connecticut Water pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Proxy Statement/Prospectus until the resale of CWS Common Stock by the selling shareholders is terminated are incorporated by reference into and to be part of this Proxy Statement/Prospectus from the date of filing of those documents.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

     The following documents, which were filed by Connecticut Water with the SEC, are attached as Appendix C :

     - Connecticut Water's Annual Report on Form 10-K for the year ended December 31, 2001;

     - Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, and

     - Proxy Statement dated March 19, 2002 for the Connecticut Water Annual Meeting of Shareholders held on April 26, 2002.

     Any statement contained in a document incorporated or deemed to be incorporated by reference into this Proxy Statement/Prospectus will be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/Prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this Proxy Statement/ Prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     The documents that will be incorporated by reference into this Proxy Statement/Prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this Proxy Statement/Prospectus (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this Proxy Statement/Prospectus) to any person, without charge, upon written or oral request. Requests for documents should be directed to Corporate Secretary, Connecticut Water Service, Inc., 93 West Main Street, Clinton, Connecticut 06413 (telephone 860-669-8630, extension 3015).

     Connecticut Water files reports, proxy statements and other information with the SEC. Copies of such Connecticut Water reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

SEC'S PUBLIC REFERENCE ROOM    MIDWEST REGIONAL OFFICE       NORTHEAST REGIONAL OFFICE
---------------------------    -----------------------       -------------------------
450 Fifth Street, N.W.         175 W. Jackson Boulevard      233 Broadway
Washington, D.C. 20549         Suite 900                     New York, NY 10279
                               Chicago, IL 60604

     Reports, proxy statements and other information concerning Connecticut Water may also be inspected at:

    The National Association of Securities Dealers
     1735 K Street, N.W.
     Washington, D.C. 20006

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Website that contains reports, proxy statements and other information regarding Connecticut Water. The address of the SEC Website is http://www.sec.gov.

     Unionville is not subject to the informational requirements of the Exchange Act and financial and other information about Unionville and its subsidiaries is not publicly available other than as set forth in this Proxy
Statement/Prospectus.

     Connecticut Water has filed a Registration Statement on Form S-4 under the Securities Act with the SEC with respect to Connecticut Water's common stock to be issued to Unionville shareholders in the Merger. This Proxy Statement/Prospectus constitutes the prospectus of Connecticut Water filed as part of the registration statement. This Proxy Statement/Prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as set forth above.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROXY STATEMENT/ PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED INTO THIS PROXY STATEMENT/PROSPECTUS BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT/PROSPECTUS. THE INFORMATION CONTAINED HEREIN WITH RESPECT TO CONNECTICUT WATER AND ITS SUBSIDIARIES WAS PROVIDED BY CONNECTICUT WATER AND HAS NOT BEEN VERIFIED BY UNIONVILLE AND THE INFORMATION CONTAINED HEREIN WITH RESPECT TO UNIONVILLE WAS PROVIDED BY UNIONVILLE AND HAS NOT BEEN VERIFIED BY CONNECTICUT WATER.

                                                                      APPENDIX A
                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger dated as of February 22, 2002 (the "Agreement") by and among Connecticut Water Service, Inc., a Connecticut corporation (together with its subsidiaries and affiliates or successors in business, hereinafter individually and collectively "CWS"), CWS -- Unionville Acquisition Corp., a Connecticut corporation and a wholly-owned subsidiary of CWS ("Newco") and The Unionville Water Company, a specially-chartered Connecticut corporation ("Unionville").

     WHEREAS, Unionville owns and operates a water system located in the towns of Farmington and Avon, Connecticut (the "System"), and is subject to the jurisdiction of the Connecticut Department of Public Utility Control ("DPUC"), the Connecticut Department of Environmental Protection ("DEP") and the Connecticut Department of Public Health ("DPH");

     WHEREAS, Unionville desires to merge with Newco, with the shareholders of Unionville receiving shares of Common Stock of CWS in exchange for all of the outstanding shares of the common stock of Unionville, all on the terms and subject to the conditions hereinafter set forth;

     WHEREAS, Unionville and CWS desire that the transaction set forth herein qualify as a tax-free reorganization within the meaning of section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and the corresponding provisions of applicable state income tax law of Connecticut and that this Agreement be interpreted accordingly;

     NOW, THEREFORE, in consideration of these premises and the mutual agreements, representations and warranties set forth in, and subject to the terms and conditions of, this Agreement, the parties agree as follows:

1.   THE MERGER

     1.1  Surviving Corporation.

     Subject to the conditions contained herein and in accordance with the provisions of this Agreement and the Connecticut Business Corporation Act (the "CBCA"), at the Effective Time (as defined in Section 1.9 hereof), Newco shall be merged with and into Unionville (the "Merger"), which, as the corporation surviving in the Merger (the "Surviving Corporation"), shall continue unaffected and unimpaired by the Merger to exist under and be governed by the laws of the State of Connecticut. Upon the effectiveness of the Merger, the separate existence of Newco shall cease.

     1.2  Effects of the Merger.

     Upon and after the Effective Time of the Merger, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, both of a public as well as a private nature, and be subject to all the restrictions, disabilities and duties of Unionville and Newco (collectively, the "Constituent Corporations"); and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all such property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as if they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

     1.3  Further Assurances.

     If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or rights of the Constituent Corporations acquired or to be acquired by the Surviving Corporation by reason of, or as a result of, the Merger, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such property deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.

     1.4  Certificate of Incorporation; By-Laws.

     The Certificate of Incorporation and By-Laws of Unionville, as in effect immediately prior to the Effective Time, shall continue in full force and effect as the Certificate of Incorporation and By-Laws of the Surviving Corporation.

     1.5  Title and Survey.

     CWS shall have the period from the date hereof to and ending at 5:00 p.m. on the date that is forty-five (45) days from the date hereof (the "Inspection Period") to determine whether the title to all of the real property constituting part of the Assets (as that term is defined in Section 3.2 hereof) (the "Property") is marketable and/or insurable (subject to the exceptions set forth in Schedule 1.5) at regular rates. If CWS determines during the Inspection Period that such title is neither marketable nor insurable (subject to the exceptions set forth in Schedule 1.5) at regular rates, CWS shall give Unionville a written notice delivered prior to the termination of the Inspection Period setting forth any objections (the "CWS Title Objections") that CWS has to title or survey matters affecting the marketability or insurability, as the case may be (subject to the exceptions set forth in Schedule 1.5), of the Property. For purposes of this Agreement, the standards of title of the Connecticut Bar Association, to the extent applicable, shall govern the determination of marketable and/or insurable title (subject to the exceptions set forth in Schedule 1.5) at regular rates. Unionville shall have the option to cure the CWS Title Objections within thirty (30) days after the date of such notice. If Unionville elects not to cure or is unable to cure the CWS Title Objections by said date, CWS shall have the option to be exercised within 10 days of said date (in its sole discretion) of either (a) accepting the title as it then is for all purposes under this Agreement, waiving any additional rights CWS may have arising from such CWS Title Objections, and proceeding to carry out the transactions contemplated herein, or (b) terminating this Agreement, whereupon this Agreement shall terminate and CWS and Unionville shall have no further obligations or liabilities hereunder other than CWS' indemnity obligation under
Section 1.6. If CWS does not give such a notice setting forth any CWS Title Objections during the Inspection Period, this Agreement shall remain in full force and effect, except that CWS' rights pursuant to Section 1.5 shall terminate from and after the termination of the Inspection Period. Except for liens securing the debt set forth on Unionville's December 31, 2000 audited financial statements provided pursuant to Section 3.10 hereof and liens securing debt set forth on Schedule 1.5 hereto (the "Permitted Debt"), any other mortgages and liens securing any of Unionville's obligations for borrowed money will be extinguished by Unionville on or prior to the Closing Date. Notwithstanding the provisions of this Section 1.5, CWS shall have the rights granted pursuant to the provisions of Section 1.7 with respect to any Title Objections regardless of whether or not any such Title Objections are set forth in Schedule 1.5.

     1.6  Due Diligence.

     (a) Within ten (10) days of the execution of this Agreement, Unionville shall provide CWS with a copy of the due diligence materials listed in Schedule
1.6.1. Unionville represents to CWS that, to its knowledge, there are no due diligence materials listed in Schedule 1.6.1 within Unionville's possession and control that will not be so delivered to CWS.

     (b) During the Inspection Period, CWS, through its authorized agents or representatives, shall be entitled, upon reasonable advance notice to Unionville, to enter upon the Property during normal business hours, and shall have the right to make such reasonable investigations and conduct such reasonable tests, including engineering studies, soil tests, and environmental studies, as CWS deems necessary or advisable (the "Testing Rights"), subject to the following limitations: (a) CWS shall give Unionville written or telephonic notice at least one (1) business day before conducting any inspections on the Property, and a representative of Unionville shall have the right to be present when CWS or its agents or representatives conducts its or their investigations on the Property; (b) neither CWS nor its representatives shall materially interfere with the use, occupancy or enjoyment of the Property by Unionville;
(c) neither CWS nor its agents or representatives shall damage the Property or any portion thereof, except for any immaterial damage caused by invasive tests, all of which shall promptly be repaired by CWS; and (d) CWS shall indemnify, hold harmless and defend Unionville against all costs (including reasonable attorneys' fees) and direct damages caused by the activities of CWS or its agents or representatives under this Section 1.6(b); provided, however, that such indemnity shall not include any costs or damages caused by (1) the acts of Unionville or its agents or representatives or (2) any pre-existing condition of the Property. The foregoing indemnification obligation shall survive the termination of this Agreement for a period of two (2) years.

     1.7  Inspection Period.

     CWS shall have the Inspection Period to exercise CWS' Testing Rights and to otherwise conduct such due diligence, including without limitation such investigation of any matters disclosed or not disclosed herein or in any Schedule hereto as CWS, in its sole and absolute discretion, deems appropriate. At any time before the end of the Inspection Period, CWS may, in its discretion, give written notice thereof delivered prior to the termination of the Inspection Period to Unionville setting forth any objections (the "CWS Objections") that CWS has resulting from its investigation. Unionville shall have the option to cure the CWS Objections within thirty (30) days after the date of such notice. If Unionville elects not to cure or is unable to cure the CWS Objections by said date, CWS shall have the option to be exercised within 10 days of said date (in its sole discretion) of either (a) accepting the situation as it then is for all purposes under this Agreement, waiving any additional rights CWS may have arising from such CWS Objections, and proceeding to carry out the transactions contemplated herein, or (b) terminating this Agreement, whereupon this Agreement shall terminate and CWS and Unionville shall have no further obligations or liabilities hereunder other than CWS' indemnity obligation under Section 1.6(b). If CWS does not give such a notice setting forth any CWS Objections during the Inspection Period, this Agreement shall remain in full force and effect, except that CWS' rights pursuant to Sections 1.6 and 1.7 shall terminate from and after the termination of the Inspection Period.

     1.8  Instruments of Title.

     At least forty (40) days prior to the Closing Date, Unionville will provide to CWS proper legal descriptions and surveys (to the extent such surveys presently exist) for the Property. On the Closing Date, upon consummation of the Merger, Unionville will deliver to CWS the following documents, fully and properly executed, and, with respect to item (d) in the forms attached hereto as
Schedule 1.8.

        (a)  Corporate resolution of Unionville;

        (b)  A good standing certificate for Unionville;

        (c)  Certified vote of shareholders of Unionville approving the Merger;

        (d)  Opinion of counsel for Unionville described in Section 7.10 ; and

        (e) Releases of mortgages and liens, if any, other than those securing the Permitted Debt.

     At the request of CWS after the Closing Date, Unionville or its successor in interest will execute and deliver any such further instruments or certificates or confirmation thereof and will take such other action as may reasonably be requested by CWS in order further to make effective the Merger.

     1.9  Closing Date.

     The closing of the transactions provided for in this Agreement (the "Closing") shall take place at the offices of Murtha Cullina LLP, CityPlace I, 185 Asylum Street, Hartford, Connecticut, at 10:00 A.M. on the fifth business day following the receipt of the last of the approvals described in Section 7.1 hereof, or on such other date or at such other place as the parties may mutually agree upon (the "Closing Date").

     Subject to the provisions of this Agreement, on the Closing Date, the parties hereto shall (A) file the Certificate and Plan of Merger with the Secretary of State of the State of Connecticut and (B) make all other filings or recordings as may be required under the Connecticut Business Corporation Act. The Merger shall become effective at such time as such Certificate and Plan of Merger is duly filed with the Secretary of State of the State of Connecticut, or at such subsequent date or time, not to exceed 30 days after the date of filing of the Certificate and Plan of Merger, as the parties shall specify in the Certificate and Plan of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

2.   TREATMENT OF SHARES

     2.1  Conversion of Shares.

     At the Effective Time by virtue of the Merger and without any further action on the part of the holders thereof:

     (a) Newco Shares. Each share of Newco common stock (the "Newco Common Stock") issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and shall be converted into and become one (1) validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

     (b) Unionville Treasury Shares. All shares of the Common Stock of Unionville, par value $1.00 per share (the "Unionville Common Stock") that immediately prior to the Effective Time are held in the treasury of Unionville shall be cancelled and retired and no cash or other consideration shall be paid or delivered in exchange therefor.

     (c)  Conversion of Unionville Shares.  Subject to the provisions of this
Section 2.1, each share of Unionville Common Stock, other than Dissenting Shares (as defined in Section 2.1(e)) and shares canceled pursuant to Section 2.1(b), issued and outstanding immediately prior to the Effective Time shall by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Common Stock, without par value, of CWS ("CWS Common Stock") equal to the Exchange Ratio (as defined below). The "Exchange Ratio" shall be equal to $105.00 divided by either (i) the CWS Share Price (as defined below) if the CWS Share Price is equal to or less than $31.00 and equal to or more than $25.00, (ii) $31.00 if the CWS Share Price is greater than $31.00, in which case the Exchange Ratio shall equal 3.387, or (iii) $25.00 if the CWS Share Price is less than $25.00, in which case the Exchange Ratio shall equal
4.200. The "CWS Share Price" shall be equal to the average of the Closing Price (as hereinafter defined) of the shares of CWS Common Stock as reported by NASDAQ for the fifteen (15) trading days immediately preceding the second trading day prior to the Effective Time. The closing price of CWS Common Stock for each day shall be the last reported sales price regular way on NASDAQ, or, if there is no transaction on any such day, the average of the bid and asked prices regular way on such day (each, a "Closing Price").

     (d) Anti-Dilution Provisions. In the event CWS (i) changes (or establishes a record date for changing) the number of shares of CWS Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, stock combination, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding CWS Common Stock or (ii) pays or makes an extraordinary dividend or distribution in respect of CWS Common Stock (other than a distribution referred to in clause (i) of this sentence) and, in either case, the record date therefor shall be prior to the Effective Time, the Merger Consideration (as defined in Section 2.2(b)) shall be proportionately adjusted. Regular quarterly cash dividends and increases thereon shall not be considered extraordinary for purposes of the preceding sentence. If, between the date hereof and the Effective Time, CWS shall merge or consolidate with or into any other corporation (a "Business Combination") and the terms thereof shall provide that CWS Common Stock shall be converted into or exchanged for the shares of any other corporation or entity, then provision shall be made so that shareholders of Unionville who would be entitled to receive shares of CWS Common Stock pursuant to this Agreement shall be entitled to receive, in lieu of each share of CWS Common Stock issuable to such shareholders as provided herein, the same kind and amount of securities or assets as shall be distributable upon such Business Combination with respect to one share of CWS Common Stock and the parties hereto shall agree on an appropriate restructuring of the transactions contemplated herein.

     (e) Dissenting Shares. Each outstanding share of Unionville Common Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration, and the holder thereof shall be entitled only to such rights as are granted by applicable law; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for payment for shares or lose the right to payment for shares, in either case pursuant to the CBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive shares of CWS Common Stock pursuant to Section 2.1(c). Unionville shall give CWS prompt notice upon receipt by Unionville of any such written demands for payment of the fair value of such shares of Unionville Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

     Section 2.2  Exchange of Certificates.

     (a) Deposit with Exchange Agent. As soon as practicable after the Effective Time, the Surviving Corporation shall deposit with (i) CWS' transfer agent and registrar, as Paying Agent or (ii) a bank or trust company mutually agreeable to CWS and Unionville (either (i) or (ii) to serve as CWS' "Exchange Agent"), pursuant to an agreement in form and substance reasonably acceptable to CWS and Unionville, certificates representing shares of CWS Common Stock required to effect the conversion of Unionville Common Stock into CWS Common Stock in accordance with Section 2.1(c).

     (b) Exchange and Payment Procedures. As soon as practicable after the Effective Time, CWS shall cause the Paying Agent to mail to each holder of record as of the Effective Time of a Certificate or Certificates that have been converted pursuant to Section 2.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Paying Agent) and (ii) instructions for effecting the surrender of the Certificates and receiving the Merger Consideration (as defined below) to which such holder shall be entitled therefor pursuant to Section 2.1. Upon surrender of a Certificate to the Paying Agent for cancellation, together with a duly executed letter of transmittal and such other documents as the Paying Agent may require, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of shares of CWS Common Stock (the "CWS Shares") into which the shares of Unionville Common Stock previously represented by such Certificate are converted in accordance with
Section 2.1(c), and (ii) the cash in lieu of fractional CWS Shares to which such holder has the right to receive pursuant to Section 2.2(d) (the shares of CWS Common Stock and cash described in clauses (i) and (ii) above being referred to collectively as the "Merger Consideration"). In the event the Merger Consideration is to be delivered to any person who is not the person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of Unionville, the Merger Consideration may be delivered to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence satisfactory to the Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate (other than a certificate representing shares of Unionville Common Stock to be canceled in accordance with Section 2.1(b)) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to Section 2.2(d) hereof.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to CWS Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the CWS Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(d) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole CWS Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of CWS Common Stock to which such holder is entitled pursuant to Section 2.2(d) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole CWS Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole CWS Shares.

     (d) No Fractional Securities. In lieu of any such fractional securities, each holder of Unionville Common Stock who would otherwise have been entitled to a fraction of a share of CWS Common Stock upon surrender of Certificates for exchange pursuant to this Section 2 will be paid an amount in cash (without interest) equal to such holder's proportionate interest in the net proceeds from the sale or sales in the open market by the Exchange Agent, on behalf of all such holders, of the aggregate fractional shares of CWS Common Stock issued pursuant to this Section 2.2(d). As soon as practicable following the Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of CWS Common Stock delivered to the Exchange Agent by CWS over (ii) the aggregate number of full shares of CWS Common Stock to be distributed to holders of Unionville Common Stock (such excess being herein called the "Excess CWS Common Shares"). The Exchange Agent, as agent for the former holders of Unionville Common Stock, shall sell the Excess CWS Common Shares at the prevailing prices on the NASDAQ National Market. The sales of the Excess CWS Common Shares by the Exchange Agent shall be executed on such market through one or more NASD member firms and shall be executed in round lots to the extent practicable. CWS shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with such sale of Excess CWS Common Shares. Until the net proceeds of such sale have been distributed to the former holders of Unionville Common Stock, the Exchange Agent will hold such proceeds in trust for such former holders. As soon as practicable after the determination of the amount of cash to be paid to former holders of Unionville Common Stock in lieu of any fractional interests, the Exchange Agent shall make available in accordance with this Agreement such amounts to such former holders.

     (e) No Further Transfers. From and after the Effective Time the holders of shares of Unionville Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by applicable law. Upon and after the Effective Time, no transfer of shares of Unionville Common Stock outstanding immediately prior to the Effective Time shall thereafter be made on the stock transfer books of Unionville.

     (f) Termination of Exchange Agent. Any certificates representing CWS Shares deposited with the Exchange Agent pursuant to Section 2.2(a) and not exchanged within six months after the Effective Time pursuant to this Section
2.2 shall be returned by the Exchange Agent to CWS, which shall thereafter act as Exchange Agent. All funds held by the Exchange Agent for payment to the holders of unsurrendered Certificates and unclaimed at the end of one year from the Effective Time shall be returned to the Surviving Corporation, after which time any holder of unsurrendered Certificates shall look as a general creditor only to CWS for payment of such funds to which such holder may be due, subject to applicable law.

     (g) Escheat. Unionville shall not be liable to any person for such shares or funds delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

3.   REPRESENTATIONS AND WARRANTIES OF UNIONVILLE

     Unionville hereby represents and warrants as follows:

     3.1 Organization and Good Standing of Unionville; Status of Unionville.

     Unionville is a public service company as defined in Section 16-1 of the Connecticut General Statutes and is legally authorized to sell and distribute water in the towns of Farmington, Burlington and Avon. It presently sells and distributes water in the towns of Farmington and Avon. Unionville is a corporation duly organized, validly existing and in good standing under the laws of Connecticut, and has all other requisite corporate power and authority and all necessary licenses and permits (except to the extent disclosed in Schedule 3.12.2) to carry on its business as it is now being conducted. Unionville's rates, prices and charges are and have been those shown on schedules filed with and approved by the DPUC. Except as set forth on Schedule 3.1, to Unionville's knowledge, Unionville has no other subsidiaries or affiliates. As used in this Agreement, the term "affiliate" means a person (1) which directly or indirectly controls, or is controlled by, or is under common control with, Unionville, (2) which owns 5% or more of the voting stock of Unionville or (3) 5% or more of the voting stock (or in the case of a person which is not a corporation, 5% or more of the equity interest) of which is owned by Unionville or a subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract or otherwise. Unionville possesses full legal and other capacity to enter into and carry out the provisions of this Agreement, and is under no receivership, impediment or prohibition imposed by any court, regulatory commission, board, administrative body, arbitration board or tribunal or other federal, state or municipal government instrumentality (any such entity being referred to herein as a "Governmental Body") that would render Unionville unable to enter into and carry out the provisions of this Agreement.

     3.2  Title to Properties; Use of Water.

     To its knowledge, Unionville has good, marketable and/or insurable (at regular rates) title to (i) all assets of Unionville (other than the Property) including, without limitation, the System, the wells, transmission and distribution mains, tanks and standpipes, pumps and pumping stations, hydrants, meters and personal property described in Unionville's Annual Report to the DPUC for the year ended December 31, 2000, which is attached hereto as Schedule 3.2.1A, and those acquired subsequent to December 31, 2000, and all of Unionville's right, title and interest in and to the curb stops, service connections (to the extent curb stops and service connections are purported to be owned by Unionville) and easements, rights of way and leases, and any and all franchise rights, including without limitation all franchise and related rights set forth in the Special Acts attached as Schedule 3.2.1B, and (ii) all documents, reports, maps and customer records pertaining to the System including, but not limited to, all engineering, laboratory and operating reports, customer service records including meter readings and fixture surveys, financial books and records, property maps, gate drawings, main laying specifications and tap and service cards, and Unionville's cash and bank deposits, except to the extent that Unionville's failure to have such title has not had, and would not reasonably be expected to have, a material adverse effect on Unionville, taken as a whole. Subject to the exceptions set forth in Schedule 1.5, Unionville has good, marketable and/or insurable (at regular rates) title in fee simple to all of the Property listed in Schedule 3.2.2, except where the failure of Unionville to have such title has not had, and would not reasonably be expected to have, a material adverse effect on Unionville, taken as a whole. The property (real, personal and mixed, tangible and intangible), rights, privileges and assets now and hereafter owned or leased by Unionville are referred to in this Agreement as the "Assets." Other than the Assets owned or leased by Unionville, no other assets are used in the conduct and operation of Unionville's water supply businesses and the distribution and delivery of water to each of Unionville's water customers. Unionville has the right to use the water it is now using in the manner in which it is using such water. All water supply sources, pump stations and storage facilities for the System are located on real estate owned by Unionville in fee simple, and all mains and service connections are located on real estate owned by Unionville in fee simple, within the public rights-of-way, or within permanent easements of record in favor of Unionville, except as may otherwise be set forth in Schedule 3.2.3 attached hereto. Unionville does not own, and on the Closing Date will

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not own, any securities of, or any other direct or indirect interest in, any other firm, corporation or other entity (including without limitation any joint venture or partnership).

     3.3  Use of Assets.

     To Unionville's knowledge, the present use of the Property conforms in all material respects to all applicable zoning, building, building line and similar restrictions, is a permitted "non-conforming use" as defined in such zoning, building, building line or similar restrictions or Unionville has obtained the necessary permits, variances or relief therefor. The Assets are located in the Towns of Farmington, Avon and Burlington, Connecticut.

     3.4  Certificate of Incorporation, By-Laws and Resolutions.

     The copies attached hereto, or previously delivered to CWS, of Unionville's Certificate of Incorporation and By-Laws are true and complete copies of said documents, and said Certificate and By-Laws are in full force and effect and include any and all amendments thereto.

     3.5  Authorization of Agreement.

     Subject to the immediately following sentence, this Agreement has been validly authorized, duly executed and delivered by Unionville and constitutes a valid and legally binding obligation of Unionville, enforceable in accordance with its terms. Except as set forth on Schedule 3.5.1, approval by Unionville's shareholders is the only other corporate action required in order to authorize Unionville to consummate the transactions contemplated by this Agreement. The directors and officers of Unionville are listed on Schedule 3.5.2 hereto.

     3.6  Absence of Defaults.

     Except as specified in Schedule 3.6, the execution and delivery of this Agreement does not and, upon approval thereof by Unionville's shareholders, the consummation of the transactions contemplated hereby will not (a) violate any provision of the Certificate of Incorporation or By-laws of Unionville; (b) violate, conflict with or result in the breach or termination of, or constitute a default under the terms of, any agreement or instrument to which Unionville is a party or by which it or any of the Assets may be bound except where such default would not reasonably be expected to have a material adverse effect on Unionville, taken as a whole; (c) result in the creation of any material lien, charge or encumbrance upon any of the Assets pursuant to the terms of any such agreement or instrument; (d) violate any judgment, order, injunction, decree, license, permit, award, rule or regulation against, or binding upon, Unionville or upon any of the Assets except where such violation would not reasonably be expected to have a material adverse effect on Unionville, taken as a whole; or
(e) constitute a violation by Unionville of any law or regulation of any jurisdiction as such law or regulation relates to Unionville, the System or any of the Assets except where such violation would not reasonably be expected to have a material adverse effect on Unionville, taken as a whole. Unionville has obtained or will obtain prior to Closing all material consents, releases or waivers from Governmental Bodies and third parties which may be necessary to prevent the execution of this Agreement or the consummation of the transactions contemplated herein from resulting in any violation, breach, default or other event referred to in this Section 3.6, all of which are set forth in Schedule 3.6, it being understood that it is the responsibility of CWS to obtain DPUC approval of the transactions contemplated herein.

     3.7  Litigation, Orders, Etc.

     Except as set forth in Schedule 3.7 hereto, there are no actions, suits, proceedings or governmental investigations pending, or insofar as is known to Unionville, in prospect or threatened, against or relating to Unionville or the transactions contemplated by this Agreement in or before any Governmental Body. Except as set forth in Schedule 3.7 hereto, the System, and Unionville in its capacity as owner or operator of the System, is not subject to or in violation of any judgment, order, decree, injunction or award of any Governmental Body entered in any proceeding to which it was a party or of which it had knowledge, including, without limitation, decisions, letter requests or proceedings of the DPUC, the DPH, the DEP, the Internal Revenue Service and the Towns of Avon and Farmington, Connecticut, where such judgment, order, decree, injunction or award or said violation would reasonably be expected to have a material adverse effect on Unionville, taken as a whole. No proceedings are pending or, to the knowledge of Unionville, threatened against the rates now being charged by Unionville.

     3.8  Contracts.

     Schedule 3.8 contains a true and complete list of all contracts, agreements and leases to which any of Unionville is a party involving the payment of $20,000 or more by or to Unionville in any one fiscal year or that are otherwise material to the business of Unionville. Except as set forth in Schedule 3.8, each of such contracts, agreements, and leases is valid, binding and in full force and effect and enforceable in accordance with its terms, and, to the best of Unionville's knowledge, any other party to any such contract, agreement or lease has breached any material provision of, or is in default in any material respect under the terms of, any such contract, agreement or lease.

     3.9  No Brokers.

     All negotiations relative to this Agreement have been carried on by Unionville directly with CWS, without the intervention of any person as a result of any act of Unionville in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

     3.10  Financial Statements; Annual Reports.

     The audited financial statements of Unionville for each of the years of 1998, 1999 and 2000 and the unaudited financial statements of Unionville for the quarterly period ended September 30, 2001 heretofore furnished to CWS were prepared in accordance with generally accepted accounting principles consistently applied (except that the September 30, 2001 unaudited statements do not contain footnotes and usual year-end adjustments) and present fairly in all material respects the consolidated financial position and the results of the operations of Unionville at the dates and for the periods indicated. Except as set forth on Schedule 3.10, Unionville is not a guarantor, indemnitor, accommodation party or surety for any person, entity, liability or obligation. All annual returns filed by Unionville with respect to Unionville and the System with the DPUC from and after 1995 are substantially correct and complete in all material respects and accurately represent in all material respects for the respective periods and dates covered by such reports the financial condition and operations of Unionville.

     3.11  Absence of Adverse Change.

     Since December 31, 2000, except as may be reflected in Schedule 3.11, there has not been any material adverse change in the financial position, results of operations, assets, liabilities or business of Unionville, taken as a whole.

     3.12  Compliance with Laws; No Environmental Hazards.

     3.12.1 To Unionville's knowledge, the location and construction, occupancy, operation and use of all improvements attached to or placed, erected, constructed or developed as a portion of any of the Property (the "Improvements") do not materially violate any applicable law, statute, ordinance, rule, regulation, order or determination of any Governmental Body, or any restrictive covenant or deed restriction affecting the Property including, without limitation, any applicable health, environmental, rates, utility, water quality, antitrust, hiring, wages, hours, collective bargaining, safety, price and wage controls, payment of withholding and social security taxes, zoning ordinances and building codes, flood and disaster laws, rules and regulations (hereinafter collectively called the "Applicable Laws") which violations would reasonably be expected to have a material adverse effect on Unionville, taken as a whole. Schedule 3.12.1 discloses a list of and copies of all material governmental licenses, permits, certifications and approvals of any governmental authority possessed by or granted to Unionville ("Licenses") and used or relied upon in the operation of Unionville or the System.

Except as set forth in Schedule 3.12.2, to Unionville's knowledge, no material License used in or necessary for the operation of Unionville, the Assets or the System will terminate prior to its stated expiration date or not be renewed in accordance with past practices Unionville or relevant Governmental Body, and Unionville is not in material violation of any term or condition of any License.

     3.12.2 Without in any way limiting the generality of Section 3.12.1 above, except as disclosed on Schedule 3.12.2, neither any of the Assets nor Unionville are the subject of any pending or, to the best of Unionville's knowledge, threatened investigation or inquiry by any Governmental Body, or are subject to any remedial obligations under any Applicable Laws pertaining to health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Resource Conservation Recovery Act of 1987, as amended ("RCRA"), the Safe Drinking Water Act, as amended ("SDWA"), the Clean Water Act, as amended ("CWA"), the Toxic Substances Control Act ("TSCA"), the Connecticut Water Pollution Control Act, C.G.S. sec.sec. 22a-416 et seq., or any other applicable provision of Title 22a of the Connecticut General Statutes (all collectively hereinafter referred to as "Applicable Environmental Laws").

     3.12.3 Except as set forth on Schedule 3.12.2, to Unionville's knowledge, Unionville, taken as a whole, is in material compliance with Applicable Environmental Laws and are not required to obtain any permits, licenses or authorizations (other than the Licenses) to construct, occupy, operate or use any portion of the Property as it is now being used by reason of any Applicable Environmental Laws.

     3.12.4 Except as set forth in Schedule 3.12.2, to the best of Unionville's knowledge or belief, no prior use of any of the Property, by Unionville or the prior owners of any of the Property, has occurred which violates any Applicable Environmental Laws in any material respect. Unionville has not at any time, directly or indirectly "treated", "disposed of", "generated", "stored" or "released" any "toxic or hazardous substances", as each term is defined under the Applicable Environmental Laws, or arranged for such activities, in, on or under any of the Assets or any parcel of land, whether or not owned, occupied or leased by Unionville in material violation of any Applicable Environmental Law, except to the extent customary and in the ordinary course of a water supply company's business.

     3.12.5 To the best of Unionville's knowledge and belief, there has been no litigation brought or threatened nor any settlement reached by or with any parties alleging the presence, disposal, release, or threatened release, of any toxic or hazardous substance or solid wastes from the use or operation of any of the Property, and none of the Property is on any federal or state "Superfund" list, or subject to any liens recorded or imposed pursuant to any federal or state "Superfund" laws.

     3.13  Insurance.

     Unionville maintain insurance in connection with the Assets and the System against hazards and risks and liability to persons and property to the extent and in the manner set forth on Schedule 3.13. Except for workmen's compensation insurance or as set forth on Schedule 3.13, no such insurance provides for a retroactive premium adjustment or other experienced-based liability on the part of Unionville.

     3.14  Condition of System.

     Except as specifically set forth in Schedule 3.14 hereto, the System was designed and installed in compliance with good waterworks engineering practice and the applicable rules and regulations of the DPUC, except where the failure to comply with the foregoing has not had, and would not reasonably be expected to have, a material adverse effect on Unionville, taken as a whole. Except as set forth on Schedule 3.14, the System, taken as a whole, has been adequately maintained and is in good operating condition and repair, ordinary wear and tear excepted, is fit for its intended purpose and conforms to all restrictive covenants, applicable laws, regulations and ordinances relating to its construction, use and operation, except where the failure to comply with the foregoing has not had, and would not reasonably be expected to have, a material adverse effect on Unionville, taken as a whole.

     3.15  Tax Matters.

     Except as specifically set forth in Schedule 3.15 hereto:

     (A) Unionville has (I) filed all Federal, state, local and foreign income and other tax returns or reports (including declarations of estimated tax) required to be filed by it, and all such returns are complete and accurate in all material respects, (II) paid all taxes of any nature whatsoever (together with any related penalties and interest) (any of the foregoing being referred to herein as a "Tax"), that are shown on such Tax returns as due and payable on or before the date of this Agreement, and (III) paid on behalf of itself or others all Taxes otherwise required to be paid by Unionville on or before the date of this Agreement.

     (B) There are no claims or assessments pending against Unionville for any alleged deficiency in Tax and, to the knowledge of Unionville, there is not any threatened Tax claim or assessment against Unionville.

     (C) The liabilities for current Taxes and for deferred Taxes reflected in the financial statements provided pursuant to Section 3.10 are in all material respects adequate to cover all Taxes required to be accrued through the date thereof determined in accordance with GAAP.

     (D) All Taxes required to be withheld, collected or deposited by or with respect to Unionville have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant taxing authority.

     (E) There are no liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Unionville.

     (F) The Federal income tax returns of Unionville either have been examined and settled with the Internal Revenue Service or closed by virtue of the expiration of the applicable statute of limitations for all years through December 31, 1997.

     (G) Unionville shall not be required to include in a taxable period ending after the Effective Time an amount of taxable income attributable to income that accrued in a prior taxable period but was not recognized in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law.

     (H) Unionville has not, within the five preceding taxable years, deferred gain recognition for Federal income tax purposes under Sections 1031 or 1033 of the Code.

     (I) None of the property owned or used by Unionville is subject to a lease which Unionville does not treat as a "true" lease for Federal income tax purposes.

     (J) Unionville has not made, within the five preceding taxable years, a disclosure on a Tax return pursuant to Section 6662(d)(2)(B)(ii) of the Code.

     (K) Unionville has not constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger. Unionville has not taken any action, or failed to take any action, or has knowledge of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from constituting a transaction described in Section 368(a) of the Code.

     3.16  Employees.

     Schedule 3.16 contains a true and complete list of all present full- and part-time Employees of Unionville and dates of employment of such Employees and a list of all written or oral employment contracts (including severance arrangements or any other arrangements under which the Employees will be entitled to receive payment, or accelerate any payment due from Unionville, as a result of the transactions contemplated by this

Agreement). Except as set forth in Schedule 3.16, Unionville has no liability to any director, officer, employee or to any Governmental Body or any other person for any damages, wages, bonus, salary, commission, deferred compensation, vacation pay, health or hospital insurance, claim for indemnification, worker's compensation benefits or unemployment insurance premium with respect to any Employee, except for the last pay period or any portion thereof. None of the Employees of Unionville is represented by any labor union or labor organization. During the past three years, there has not been any existing or threatened labor grievance or work stoppage by Employees or any investigation or proceeding of any kind pending or threatened by any Employee, and, to the best knowledge of Unionville, there exists no set of facts which would give rise to any of the foregoing. There are no unfair labor practices or discrimination or sexual harassment charges pending or, to Unionville's knowledge, threatened with respect to Unionville or any Employee.

     3.17  Related Party Transactions.

     Except as shown on Schedules 3.16 or 3.17, there are no existing transactions or agreements between Unionville and any shareholder, officer, director, or affiliate (or member of the immediate family of any of the foregoing) of Unionville.

     3.18  Employee Benefit Plans.

     Schedule 3.18 lists all "employee pension benefit plans" (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")), and all "employee welfare benefit plans" (as such term is defined in
Section 3(1) of ERISA), including, without limitation, all formal or informal plans, practices, programs, contracts or arrangements (excluding workers' compensation, unemployment compensation and other government-mandated programs) which are maintained, administered or contributed to by Unionville or in which any Employees participate (each such employee welfare benefit plan, practice, program, contract or arrangement being hereinafter referred to as a "Plan"). No material liability under ERISA or the Code has been or, through the Closing Date will be, incurred with respect to any Plan or with respect to any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) of any trade or business (whether or not incorporated) which is under common control, or a member of an affiliated service group, with Unionville (within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c) or (m) of the Code) which could result in a material lien or other claim upon any of the assets of Unionville, and no such liability will be incurred as a result of the transactions contemplated by this Agreement. Each Plan has been, and will continue through the Closing Date to be, operated in material compliance with the applicable provisions of such Plan, employee benefit plan, ERISA and the Code, except where the failure to comply with the foregoing has not had, and would not reasonably be expected to have, a material adverse effect on Unionville, taken as a whole. Currently, there are, and as of the Closing Date there will be, no pending or, to Unionville's knowledge, threatened claims (other than routine claims for benefits), suits or other proceedings by any Employees or Plan participants or beneficiaries, spouses or representatives of any of them, or governmental agencies against any Plan, the assets held thereunder, the trustees of any such Plan's assets, or Unionville, involving any Plan. Other than salaries and other benefits in the ordinary course of business, except as set forth in Schedule 3.18, CWS will not have or incur any liability or obligation to any Employee as a result of any actions taken by Unionville prior to the Closing.

     Unionville is not or has not been since 1984 a party to any "multiemployer plan" (as such term is defined in Section 3(37) of ERISA).

     Except as set forth on Schedule 3.18, since the date of the audited financial statements provided pursuant to Section 3.10, there has not been any adoption or amendment in any material respect by Unionville of any collective bargaining agreement or any bonus, pension, profit sharing, savings, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding providing benefits to any current or former director, officer or employee of Unionville, or any change in any actuarial or other assumption used to calculate funding obligations with respect to any pension or post-retirement benefit plans or arrangements of Unionville, or any material change in the manner in which contributions to any such pension or post-retirement benefit plans or arrangements are made or the basis on which such contributions are determined.

     3.19  Capitalization.

     As of the date of this Agreement, the authorized capital stock of Unionville consists of 100,000 shares of common stock with a par value of $1.00 per share, of which 60,000 shares of such common stock are presently outstanding.

     Unionville is not a party to any proxy, power-of-attorney, voting agreement, voting trust or shareholder agreement with respect to any of the capital stock of Unionville. As of the date of this Agreement, no shares of stock are held by Unionville in its treasury. Except as set forth in Schedule 3.19, as of the Closing Date there will be, and as of the date hereof there are, no existing options, warrants, calls or other rights or other agreements committing Unionville to resell, transfer, issue or sell any shares of capital stock of Unionville, except as specifically contemplated in this Agreement. The issued and outstanding shares of capital stock of Unionville have been duly authorized, validly issued and are fully paid and nonassessable.

     3.20  Corporate Records.

     The stock registers delivered at the Closing, and the minutes of all directors' and shareholders' meetings for the past 10 years heretofore made available to CWS, constitute all of the transfer books and minute books and are true, complete and accurate records in all material respects of all material proceedings of the shareholders and directors of Unionville, and the issuance and record ownership of all shares of capital stock of Unionville. The accounting books and records of Unionville for the past ten years are in all material respects true, correct and complete, and have been maintained in accordance with good business practices

     3.21  Disclosure.

     No representation or warranty in this Section 3 or in any information, list, schedule or certificate furnished or to be furnished by or on behalf of Unionville pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading.

     3.22  Investigation.

     Any investigation or examination of the business, property or operations of Unionville by CWS shall not affect any material representations and warranties of Unionville herein contained.

     3.23  Bank Accounts and/or Credit.

     Schedule 3.23 sets forth a true, correct and complete list of all financial institutions or vendors in which an account is maintained by, or loans, lines of credit or other credit commitments have been secured by or for, Unionville, together with the names of all persons authorized to draw thereon. Except as disclosed in Schedule 3.23, Unionville does not have any loan or other agreements for the borrowing of money and none of the loans or lines of credit impose any prepayment restrictions. Except as set forth in Schedule 3.23, there are no loans or other agreements which upon the transfer of the Shares as contemplated by this Agreement will accelerate to maturity, increase the rate or charges or otherwise change their terms or provisions.

     3.24  Voting Requirements.

     The affirmative vote of a majority of the shares of Unionville Common Stock outstanding as of the record date with respect to the Unionville shareholders' meeting held pursuant to Section 5.6, voting as a single class (with each share of common stock having one vote per share), to approve this Agreement and the Merger are the only votes of the holders of any equity interest of Unionville or any class or series of capital stock of Unionville necessary to approve this Agreement, the Merger and, except as stated in Schedule 3.5, the transactions contemplated hereby.

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

     3.25  Non-Reliance, Etc.

     No promises or inducements for this Agreement have been made to Unionville except as set forth herein. This Agreement is executed by Unionville freely and voluntarily, and Unionville agrees that it will proceed with the transactions contemplated hereby without reliance upon any statement or representation by CWS or Newco or any of their attorneys or agents except as set forth herein. Unionville is legally competent to enter into this Agreement and accept full responsibility therefor, and it has been represented by counsel in the course of the negotiation of this Agreement.

4.   REPRESENTATIONS AND WARRANTIES OF CWS

     CWS hereby represents and warrants as follows:

     4.1  Organization and Good Standing.

     CWS is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, and has all other requisite corporate power and authority and all necessary licenses and permits to carry on its business as it is now being conducted. CWS possesses full legal and other capacity to enter into and carry out the provisions of the Agreement, and is under no receivership, impediment or prohibition imposed by any Governmental Body that would render CWS unable to enter into and carry out the provisions of this Agreement.

     4.2  Authority Relative to this Agreement.

     The execution and delivery of this Agreement by CWS has been duly and validly authorized by all requisite action on the part of CWS. No approval or other action is required in order to authorize CWS to consummate the transactions contemplated by this Agreement except for SEC action to declare effective the Registration Statement contemplated by Section 5.8 hereof. This Agreement has been duly executed and delivered by CWS and constitutes a valid and legally binding obligation of CWS, enforceable in accordance with its terms.

     4.3  Absence of Defaults.

     The execution and delivery of this Agreement does not and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Certificate of Incorporation or Bylaws of CWS; (b) violate, conflict with or result in the breach or termination of, or constitute a default under the terms of, any agreement or instrument to which CWS is a party or by which it or any of its assets may be bound; (c) violate any judgment, order, injunction, decree, license, permit, award, rule or regulation against, or binding upon, CWS; or (d) constitute a violation by CWS of any law or regulation of any jurisdiction as such law or regulation relates to CWS. CWS has obtained or will obtain prior to Closing all material consents, releases or waivers from Governmental Bodies and third parties which may be necessary to prevent the execution of this Agreement or the consummation of the transactions contemplated herein from resulting in any violation, breach, default or other event referred to in this Section 4.3.

     4.4  No Brokers.

     All negotiations relative to this Agreement have been carried on by CWS directly with Unionville without the intervention of any person as a result of any act of CWS in such manner as to give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

     4.5  CWS Common Stock.

     The shares of CWS Common Stock delivered to Unionville's shareholders pursuant to Section 2.2 will be duly authorized, validly issued, fully paid, nonassessable and free and clear of any preemptive rights, liens, encumbrances, security interests, rights and restrictions of any nature and the issuance of which will be duly registered pursuant to an effective registration statement filed pursuant to the Securities Act of 1933, as amended, in form reasonably acceptable to Unionville and duly registered or qualified pursuant to applicable state blue sky laws, if any.

     4.6  Absence of Adverse Change.

     Since September 30, 2001, there have not been any changes in the financial position, results of operations, assets, liabilities or business of CWS as described in the financial statements described in the SEC Filings, other than changes in the ordinary course of business which have not been material or adverse or changes reflected in one or more of the SEC Filings.

     4.7  Litigation, Orders, Etc.

     Except as set forth in Schedule 4.7 hereto, there are no actions, suits, proceedings or governmental investigations pending, or insofar as is known to CWS, in prospect or threatened, against or relating to CWS or the transactions contemplated by this Agreement in or before any Governmental Body.

     4.8  Disclosure.

     No representation or warranty in this Section 4 or in any information, list, schedule or certificate furnished or to be furnished by or on behalf of CWS pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading.

     4.9  SEC Filings.

     CWS has delivered to Unionville true and complete copies of its (i) Annual Report on Form 10-K for the year ended December 31, 2000, as filed with the SEC, and its Annual Report to Shareholders of such year; (ii) proxy statements relating to all of CWS' meetings of shareholders (whether annual or special) since December 31, 1998; and (iii) all other reports, statements and registration statements (including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by CWS with the SEC since December 31, 2000 (collectively, the "SEC Filings"). As of their respective dates, the SEC Filings (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of CWS and its subsidiaries included or incorporated by reference in the SEC Filings (including the related notes and schedules) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated assets, liabilities and financial position of CWS and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments).

     4.10 Unionville Common Stock. CWS is not the record or beneficial owner of any shares of Unionville Common Stock.

     4.11  Non-Reliance, Etc.

     No promises or inducements for this Agreement have been made to CWS or Newco except as set forth herein. This Agreement is executed by CWS and Newco freely and voluntarily, and CWS and Newco agree that they will proceed with the transactions contemplated hereby without reliance upon any statement or representation by Unionville or any of its attorneys or agents except as set forth herein. CWS and Newco are legally competent to enter into this Agreement and accept full responsibility therefor, and they have been represented by counsel in the course of the negotiation of this Agreement.

5.   CONDUCT OF THE PARTIES PENDING THE CLOSING DATE AND AGREEMENTS OF THE
     PARTIES

     5.1  Approvals and Consents.

     Unionville and CWS will use commercially reasonable efforts to secure the approval of the transactions contemplated by this Agreement by all parties whose consent is required by law or under the terms of any indenture, contract or agreement to which Unionville or CWS is a party.

     5.2  Conduct of Unionville's Business.

     Until the Closing Date, Unionville will conduct its business and affairs only in the ordinary course and so that the representations and warranties contained in Section 3 hereof will be true and correct in all material respects at and as of the Closing Date (except as to representations that refer to a specified earlier date), except for changes specifically permitted or contemplated by this Agreement, and so that the conditions to be satisfied by Unionville on or prior to the Closing Date shall then have been satisfied. Unionville will use commercially reasonable efforts to maintain and preserve its business and operations of Unionville, and to preserve its relationships with persons or entities having business relations with Unionville.

     Without limiting the generality of the foregoing, pending the Closing Date, without the prior written consent of CWS, which consent shall not be unreasonably withheld:

     5.2.1 Unionville will not dispose of any of the Assets having a value of $5,000 or more, or dispose of Assets having in the aggregate a value of $25,000 or more, except for the sale of water in the ordinary course of business.

     5.2.2(a) Except for normal expenses incurred in the ordinary course of business and those expenses described on Schedule 5.2.2, Unionville will not incur any additional liabilities in an aggregate amount of $25,000 or more, whether for borrowed money or otherwise, or encumber any of the Assets, except for borrowing in the ordinary course of business, not to exceed $500,000 at any one time outstanding, under Unionville's existing credit facilities.

     5.2.2(b) Complete the bidding and financing process and implement the balance of the construction process associated with the MDC Agreement (defined in Section 7.1.3 hereof).

     5.2.3 Unionville will not take any action that would reasonably be expected to adversely affect its ability to consummate the transactions contemplated hereby.

     5.2.4 Unionville will maintain in force all existing liability insurance policies and fidelity bonds relating to the System or the Assets, or policies or bonds providing substantially the same coverage.

     5.2.5 Unionville will advise CWS in writing of any material adverse change or of any event, occurrence or circumstance which is likely to cause a material adverse change in any of the Assets or liabilities (whether absolute, accrued, contingent or otherwise) or operations of Unionville, taken as a whole.

     5.2.6 Unionville will maintain the Assets in good condition, reasonable wear and tear excepted.

     5.2.7 Except as set forth on Schedule 5.2.2, Unionville shall not enter into any new leases or contracts or material modifications or renewals of any existing leases or contracts that would impose any aggregate obligations on Unionville or CWS or on any of the Assets in excess of $25,000.

     5.2.8 Unionville shall not, in a manner unfavorable to Unionville, (i) make any material alterations or additions to the Assets, except as may be required by law or as may reasonably be required for the prudent repair and maintenance of the Assets, (ii) change or attempt to change (or consent to any change in) the zoning or other legal requirements applicable to the Property, or
(iii) cancel, amend or modify in any material respect any material easement, license, permit or other rights held by Unionville.

     5.2.9 Unionville will not (i) take any of the actions described in the last paragraph of Section 3.18; (ii) amend any of the plans listed on Schedule 3.18; (iii) enter into or amend any employment, severance, retention, consulting or special pay arrangements with any person; or (iv) increase the compensation payable to any of its directors, officers or employees.

     5.2.10 Unionville will not (i) issue, sell or otherwise dispose of or agree to issue, sell or otherwise dispose of, any shares of capital stock of Unionville, or any other security convertible into or exchangeable for shares of Unionville's capital stock; (ii) acquire or agree to acquire (through redemption, repurchase or otherwise) any of its shares of capital stock; or
(iii) authorize, grant or agree to grant any options, warrants or other rights to acquire any of its shares of capital stock, or any other security convertible into or exchangeable for shares of capital stock of Unionville.

     5.2.11 There have been no dividends or other distributions declared or paid since December 1, 2001 in respect of any of the shares of capital stock of Unionville, and Unionville will not declare or pay any other dividends or make any other distributions in respect of any of the shares of its capital stock, except for dividend payments by Unionville of not in excess of (a) $.60 per Unionville common share payable on February 15, 2002, to shareholders of record on February 1, 2002, (b) $.45 per Unionville common share payable on June 17, 2002 to shareholders of record on June 3, 2002, and (c) $.45 per Unionville common share payable on September 17, 2002 to shareholders of record on September 3, 2002, which amounts may be payable by Unionville only if the Closing Date has not occurred as of said record dates.

     5.2.12 Unionville will not (i) change (A) its methods of accounting, except as required by GAAP or (B) its fiscal year, (ii) settle or compromise any Tax liability or refund claim, or (iii) make any material Tax election inconsistent with prior practice or, if no comparable Tax election has previously been made, which would increase the current or future tax liability of Unionville.

     5.2.13 Unionville will not make, propose or agree to any change in its rates, charges, standards of service or accounting from those in effect on the date of this Agreement.

     5.2.14 Unionville will not authorize, or commit or agree to take any of the foregoing actions.

     5.3  Information and Access.

     Unionville will give to CWS and to CWS' representatives reasonable access at such times and locations as are mutually agreed upon by CWS and Unionville to all the Assets, and to the books, contracts, documents, records, and files of Unionville, and will furnish to CWS copies of documents, records and financial information with respect to Unionville's business as CWS may reasonably request. Said access shall specifically include access to (i) all personnel records of Unionville (to the extent permitted by applicable law); (ii) all contracts and agreements referred to in Section 3.8 hereof; (iii) all files and records described in Section 3.2; and (iv) the System.

     5.4  Lawsuits.

     Unionville shall notify CWS promptly if it becomes aware of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against Unionville (a) involving the transaction contemplated by this Agreement or (b) which might have a material adverse effect on Unionville, taken as a whole.

     5.5  Compliance with Laws.

     From the date hereof, Unionville shall use its commercially reasonable efforts to remain in compliance in all material respects with all foreign, federal, state, local and other laws, statutes, ordinances, rules, regulations, orders, judgments, and decrees applicable to Unionville and any of its operations or Assets, the noncompliance with which could have a material adverse effect on Unionville, taken as a whole.

     5.6  Shareholder Approval.

     Unionville will submit this Agreement and Plan of Merger to the shareholders of Unionville at the earliest practicable date after the end of the Inspection Period and will use reasonable efforts, consistent with their duties and obligations under applicable law, to cause a special meeting of the Unionville shareholders for the purpose of acting on the Agreement and Plan of Merger to be called for a date within 45 days of the date the Registration Statement (as defined below) is declared effective. The Board of Directors of Unionville will recommend approval of the Merger, and use their commercially reasonable efforts to solicit the requisite approval of the Merger by the Unionville shareholders.

     5.7  Further Assurances.

     Unionville and CWS agree to execute and deliver such instruments and take such other action as CWS or Unionville may reasonably require in order to carry out the purpose and intent of this Agreement.

     5.8  Prospectus/Proxy Statement.

     In connection with the registration statement (the "Registration Statement") covering (i) the shares of CWS Common Stock to be received by Unionville shareholders in the Merger and (ii) the resale of CWS Common Stock received in the Merger by affiliates (as the term is used in Rule 145 under the Securities Act of 1933, as amended) of Unionville (the "Rule 145 Affiliates") to be filed with the Securities and Exchange Commission (the "SEC") pursuant to
Section 6.3 and the Prospectus/Proxy Statement to be sent to Unionville's shareholders for purposes of the meeting of shareholders held pursuant to
Section 5.6, Unionville will furnish CWS all information relating to Unionville and the Rule 145 Affiliates as is necessary to enable CWS to comply in all material respects with the requirements of federal and applicable state law. The information provided by Unionville contained in the Registration Statement and Prospectus/Proxy Statement will not contain any untrue statements of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that Unionville makes no representation or warranty in respect of any information contained in such Prospectus/Proxy Statement furnished by CWS. Unionville will cooperate with CWS and will provide CWS with its shareholder lists, including correct addresses, to enable CWS to send the Prospectus/Proxy Statement to Unionville's shareholders. Unionville will cooperate with CWS to allow CWS to send to Unionville's shareholders amendments or supplements to the Prospectus/Proxy Statement as may be necessary, in the light of developments occurring subsequent to the mailing of such Prospectus/Proxy Statement, to ensure that the Registration Statement and Prospectus/Proxy Statement, as so amended or supplemented, will not, on the date of the meeting of shareholders, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.9  Confidentiality.

     CWS and Unionville agree that they will, and will cause their directors, officers, other personnel and authorized representatives to, hold in strict confidence, and not to use, any data and information obtained from each other (other than information which is a matter of general public knowledge or which has heretofore been or is hereafter published for public distribution or filed by the applicable party as public information with any Governmental Body other than as a result of a breach of this covenant) and will not, and will ensure that such other persons do not, disclose or use such data and information unless required by legal process or applicable governmental regulations. If this Agreement is terminated for any reason, CWS and Unionville will not disclose or use such data and information and will promptly return to the other party all tangible evidence (and all copies thereof) of such data and information which said other party has furnished to CWS or Unionville, as the case may be.

     5.10  Other Requested Information.

     With reasonable promptness, Unionville and its respective officers, employees, accountants and other agents will deliver to CWS all financial statements and audit reports that became available subsequent to the date hereof and such other information as CWS from time to time may reasonably request.

     5.11  Current Information.

     During the period from the date of this Agreement to the Closing Date, Unionville will make available one or more of their designated representatives to confer on a regular and frequent basis with a representative of CWS and to report the general status of the ongoing operations of Unionville. Unionville will promptly notify CWS of any material change in the normal course of business or in the operations or the properties of Unionville and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) and will keep CWS fully informed of such events. CWS and Unionville agree that, without the consent of the other, no public disclosure of this Agreement or the transactions contemplated hereby shall be made by either party prior to the termination of CWS' rights under Sections 1.5,
1.6 and 1.7 (including the final resolution of all CWS Title Objections and CWS Objections delivered during the Inspection Period in accordance therewith).

     5.12  Notification of Certain Matters.

     Upon actual notice thereof, Unionville shall give prompt notice to CWS of
(i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any failure of Unionville, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

6.   COVENANTS OF CWS

     6.1  Cooperation.

     CWS will use best efforts (a) to prevent any CWS representation or warranty contained in this Agreement from becoming inaccurate, (b) to satisfy the requirements, covenants, and agreements applicable to it as set forth in this Agreement, and (c) to satisfy the conditions to the consummation of the transactions contemplated by this Agreement.

     6.2  Lawsuits.

     CWS shall promptly notify Unionville promptly of any lawsuit, claim, proceeding or investigation which may be threatened, be brought, asserted or commenced involving the transactions called for in this Agreement or which might have an adverse impact upon CWS or the CWS Common Stock.

     6.3  Prospectus/Proxy Statement Preparation.

     CWS will expeditiously prepare and file the Registration Statement with the SEC and send shareholders of Unionville for purposes of the meeting of Unionville's shareholders the Prospectus/Proxy Statement, which will comply in all material respects with the requirements of federal and applicable state law, and will take all actions required under any applicable federal or state securities law in connection with (i) the issuance of CWS Common Stock to Unionville's shareholders pursuant to the Merger and (ii) the resale of CWS Common Stock by the Rule 145 Affiliates during the period of one year following the Effective Time of the Merger. The Prospectus/Proxy Statement and the Registration Statement shall be subject to the approval of Unionville prior to its filing with the SEC (such approval not to be unreasonably withheld or delayed). The information contained in the Registration Statement or the Prospectus/Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that CWS makes no representation or warranty in respect of any information contained in the Registration Statement or the Prospectus/Proxy Statement furnished by Unionville expressly for use therein. CWS also makes no representations or warranties regarding the accuracy or completeness of Unionville's shareholder list which Unionville will have provided. Subject to the ability of CWS to prevent the Rule 145 Affiliates from reselling CWS shares because of the existence of undisclosed material information (which restriction shall be set forth in the agreements contemplated by Section 12.3(b)), CWS will send to

Unionville's shareholders such amendments and supplements to the Prospectus/Proxy Statement as may be necessary, in the light of developments occurring subsequent to the mailing of the Prospectus/Proxy Statement, to ensure that the Prospectus/Proxy Statement, as so amended or supplemented, will not, on the date of the meeting of Unionville's shareholders or any date on which the Rule 145 Affiliates may elect to resell some or all of said Affiliates' shares of CWS Common Stock received in the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CWS shall give Unionville, its representatives and counsel a reasonable opportunity to participate in the drafting of the Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto and to review the Registration Statement and the Prospectus/Proxy Statement prior to it being sent to the SEC for review and to Unionville's shareholders. No amendment or supplement to the Prospectus/Proxy Statement or the Registration Statement will be made by CWS without the approval of Unionville (such approval not to be unreasonably withheld or delayed). CWS will advise Unionville, promptly after it receives notice thereof, of the time at which the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the CWS Common Stock issuable in connection with the Merger or to be resold by the Rule 145 Affiliates pursuant to this Section 6.3 for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Prospectus/Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

     6.4  Notification of Certain Matters.

     Upon actual notice thereof, CWS shall give prompt notice to Unionville of
(i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (ii) any failure of CWS or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

     6.5  Compliance with Laws.

     From the date hereof, CWS shall use its commercially reasonable efforts to remain in compliance in all material respects with all foreign, federal, state, local and other laws, statutes, ordinances, rules, regulations, orders, judgments, and decrees applicable to CWS and any of its operations or assets, the noncompliance with which could have a material adverse effect on CWS, taken as a whole.

7.   CONDITIONS OF CWS' OBLIGATIONS

     The obligations of CWS to be performed by it under this Agreement on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions. Each condition may be waived in whole or in part only by written notice of such waiver from CWS to Unionville.

     7.1  Required Approvals.

     7.1.1 This Agreement and Plan of Merger, the Merger and the other transactions contemplated hereby shall have been approved by (a) the shareholders and the Board of Directors of Unionville in the manner required by law and by Unionville's Certificate of Incorporation or By-Laws and (b) the DPUC.

     7.1.2 Holders of no more than 10% of Unionville's capital stock shall have exercised appraisal rights under Connecticut law.

     7.1.3 The DPUC shall have authorized CWS and Unionville, from and after the Effective Time of the Merger, to recover the capital and operating costs associated with the agreement by and between Unionville and the Metropolitan District Commission (the "MDC"), dated October 6, 2000 (the "MDC Agreement") on an ongoing basis through an adjustment to Unionville's existing water rates.

     7.2  Consents.

     Unionville shall have obtained the consents listed on Schedule 3.6 hereto, which consents shall be all the consents or approvals required by Section 5.1 hereof and shall be in form and substance reasonably satisfactory to CWS.

     7.3  Performance by Unionville.

     The representations and warranties of Unionville contained in this Agreement or in any document delivered by or on behalf of Unionville to CWS pursuant to this Agreement shall be true, complete and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except as to representations which speak as of a specified earlier date), Unionville shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Unionville shall have certified to such effect in writing to CWS.

     7.4  Adverse Change.

     Since the date of this Agreement, there shall have been no material adverse change in the Assets or in the business, results of operations, or condition, financial or otherwise, of Unionville, taken as a whole.

     7.5  Assignment of MDC Agreement.

     CWS shall have obtained the written consent of MDC to the assignment of the MDC Agreement by Unionville to CWS, but only if such assignment would be required under the terms of the MDC Agreement or other applicable law by reason of the consummation of the Merger and the other transactions contemplated by this Agreement.

     7.6  Title Insurance Policy.

     On the Closing Date, CWS shall have available to it, at its sole cost and expense and at regular rates, one or more owner's title insurance policies or commitments to issue such policies or appropriate endorsements to existing policies (on the current ALTA Form B) with respect to the Property listed on
Schedule 3.2.2, together with any reasonable and customary required endorsements, insuring that Unionville holds marketable and/or insurable (at regular rates) fee simple title to or (solely with respect to leases) a good and valid leasehold interest in the Property as of the Closing Date, subject only to liens, easements, rights, restrictions, claims and other encumbrances listed on
Schedule 1.5.

     7.7  Condition of Property.

     On the Closing Date, except as disclosed herein, there shall be no judicial or administrative or condemnation proceeding pending or, to Unionville's knowledge, threatened concerning the Property which could have a material adverse effect on Unionville, taken as a whole.

     7.8  Form of Documents.

     All actions, proceedings, instruments and documents to be taken or delivered by Unionville in connection with the consummation of the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to CWS.

     7.9  Litigation.

     No suit, action, proceeding or governmental investigation shall be pending or, to Unionville's or CWS' knowledge, threatened before or by any Governmental Body which would, in the reasonable opinion of CWS or its counsel, have a material adverse effect on Unionville, taken as a whole.

     7.10  Opinion of Counsel for Unionville.

     CWS shall have received an opinion of counsel to Unionville, dated the Closing Date, substantially in the form of Schedule 1.8 hereto.

     7.11  Resignations.

     At the Closing, Unionville shall deliver to CWS written resignations of the officers and directors of Unionville effective upon the Closing Date.

     7.12  Registration Statement.

     (a) The Registration Statement shall have become effective; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.

     (b) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any federal or state Governmental Body which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

8.   CONDITIONS OF THE OBLIGATIONS OF UNIONVILLE

     The obligations of Unionville to be performed by it under this Agreement on the Closing Date shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions. Each condition may be waived in whole or in part only by written notice of such waiver from Unionville to CWS.

     8.1  Required Approvals.

     This Agreement and Plan of Merger, the Merger and the other transactions contemplated hereby shall have been approved by (a) the shareholders of Unionville, by the Board of Directors of CWS and by the shareholders and the Board of Directors of Newco in the manner required by law and by their respective Certificates of Incorporation or By-Laws, as applicable, and (b) by the DPUC.

     8.2  Performance by CWS.

     The representations and warranties of CWS contained in this Agreement or in any document delivered by or on behalf of CWS to Unionville pursuant to this Agreement shall be true, complete and correct in all material respects at and as of the Closing Date with the same effect as if such representations and warranties had been made on and as of such date, CWS shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and CWS shall have certified to such effect in writing to Unionville.

     8.3  Litigation.

     No suit, action, proceeding or governmental investigation shall be pending or, to Unionville's or CWS' knowledge, threatened before or by any Governmental Body which would, in the reasonable opinion of Unionville or its counsel, have a material adverse effect on CWS.

     8.4  Opinion of Counsel for CWS.

     Unionville shall have received an opinion, dated the Closing Date, of Murtha Cullina LLP, counsel for CWS, substantially in the form of Exhibit 8.4 hereto. This opinion shall address the matters set forth in Sections 4.1, 4.2, 4.3, 4.5 and 4.7 hereof and shall also cover appropriate matters relating to the Merger and the CWS Common Stock. In rendering such opinion, such counsel shall be entitled to rely as to matters of fact on certificates of officers of CWS.

     8.5  Form of Documents.

     All actions, proceedings, instruments and documents to be taken or delivered by CWS in connection with the consummation of the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Unionville.

     8.6  Adverse Change.

     Since the date of this Agreement, there shall have been no material adverse change in the assets or in the business, results of operations, or condition, financial or otherwise, of CWS.

     8.7  Registration Statement.

     (a) The Registration Statement shall have become effective; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the SEC.

     (b) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States or by any federal or state governmental or regulatory body nor any statute, rule, regulation or executive order promulgated or enacted by any federal or state governmental authority which restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall be in effect.

     8.8  Tax-Free Merger.

     Unionville shall have received an opinion of Murtha Cullina LLP, counsel for CWS, in form and substance and based upon representations of CWS, Newco and Unionville all reasonably satisfactory to Unionville, to the effect that the Merger qualifies as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and that no gain or loss will be recognized by a Unionville Shareholder on the exchange of his or her Unionville Common Stock for CWS Common Stock. Officers of CWS, Newco and Unionville shall execute and deliver to Murtha Cullina LLP, as tax counsel to CWS, certificates substantially in the form agreed to by the parties and Murtha Cullina LLP, at such time or times as may be reasonably requested by Murtha Cullina LLP in connection with its delivery of the opinion described in this Section 8.8, with respect to the tax treatment of the Merger.

9.   EXPENSES

     Regardless of whether or not the transactions contemplated herein are consummated, all fees, costs, taxes and expenses incurred in connection with the transactions contemplated by this Agreement and the other agreements contemplated herein shall be paid by the party incurring such expenses.

10. TERMINATION

     10.1  Termination Events.

     This Agreement may be terminated and abandoned at any time prior to the Closing Date:

     (a)  by mutual agreement of CWS and Unionville;

     (b) by Unionville if the closing sale price of CWS Common Stock on any three (3) of the fifteen (15) trading days referred to in Section 2.1(c) hereof shall be $24.00 per share or less; or

     (c) by either party if the Closing Date has not occurred by October 31, 2002; provided, however, that said optional termination date shall be extended, day for day, (i) for each day, if any, in excess of 60 days between the date the CWS Registration Statement on S-4 contemplated by Section 6.3 is filed with the SEC and declared effective by the SEC, and (ii) for each day, if any, necessary to allow a minimum of 5 business days between the Unionville Special Shareholder meeting contemplated by Section 5.6 and said optional termination date.

     10.2  Effect of Termination; Termination Fee under Certain Circumstances.

     If either party terminates this Agreement pursuant to Section 10.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party (except for CWS' indemnity obligations under Section 1.6(b) and Section 13.11, obligations of the parties under Section
5.9 and any liability of any party then in breach); provided, however, that if this Agreement is terminated solely by Unionville (other than pursuant to Section 10.1(b) above)and within two (2) years of such termination Unionville enters into a definitive agreement to consummate or consummates an Alternative Proposal, Unionville shall pay to CWS a termination fee of $200,000 (the "Termination Fee"). For purposes of this Section 10.2, the term "Alternative Proposal" shall be deemed to mean any Merger, acquisition, consolidation, reorganization, share exchange, tender offer, exchange offer or similar transaction involving Unionville, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial equity interest in or a substantial portion of the assets of Unionville. CWS and Unionville agree that the agreements contained in this Section 10.2 are an integral part of the transactions contemplated by the Agreement and constitute liquidated damages and not a penalty. If Unionville fails to pay the Termination Fee due hereunder, Unionville shall pay the costs and expenses (including legal fees and expenses) incurred by CWS in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced Prime Rate, from the date such fee was required to be paid. "Prime Rate" as used herein shall mean the Prime Rate as published from time to time in the "Money Rates" section of The Wall Street Journal or any successor publication, or in the event that such rate is no longer published in The Wall Street Journal, a comparable index or reference selected by CWS.

11. AMENDMENT, WAIVER, AND INTERPRETATION

     This Agreement may be amended in writing at any time prior to the Closing Date by the mutual written consent of Unionville and of CWS. At any time prior to the Effective Time, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

     The Board of Directors of Unionville shall have full power to interpret this Agreement on behalf of Unionville and such interpretations shall be binding thereon. The President or any Vice President of CWS have full power to interpret this Agreement on behalf of CWS and such interpretations shall be binding thereon.

12. OTHER REQUIREMENTS

     12.1  No Inconsistent Action/Tax Treatment.

     Neither Unionville nor CWS shall take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement. Each of CWS, Unionville and Newco shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any action which would prevent the Merger or the exchanges pursuant to the exchange offers contemplated by Section 2.2(b) hereof from qualifying, as reorganizations within the meaning of Section 368 of the Code.

     12.2  Certain Trading Restrictions.

     (a) As soon as practicable after the date of this Agreement, Unionville shall deliver to CWS a letter identifying all persons who are, at the time this Agreement is submitted for adoption by the shareholders of Unionville, "affiliates" of Unionville, for purposes of Rule 145 under the Securities Act of 1933, as amended.

     (b) The Rule 145 Affiliates shall enter into customary agreements with CWS restricting the resale of the CWS Common Stock to be acquired by them pursuant to this Agreement and Plan of Merger, except as may be permitted by (i) the terms of such agreement and (ii) the Registration Statement contemplated by
Section 6.3 or Rule 145(d) under said Act which permits regular trading transactions in limited quantities.

13. OTHER PROVISIONS

     13.1  Governing Law.

     This Agreement shall be construed and interpreted according to the laws of the State of Connecticut, without regard to conflicts of laws provisions.

     13.2  Assignment.

     This Agreement may not be assigned by any party hereto without the prior written consent of the parties and any attempt to assign without such consent shall be voidable by any party.

     13.3  Notices.

     All notices, waivers and consents under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first-class mail, postage prepaid, addressed as follows:

If to the Unionville to:                   Stephen A. Flis
                                           President
                                           The Unionville Water Company
                                           30 Mill Street
                                           P.O. Box 157
                                           Unionville, CT 06085
with a copy to:                            Walter C. Nicksa, Jr., Esq.
                                           Scully, Nicksa, Martin & Reeve
                                           79 Main Street
                                           P.O. Box 278
                                           Unionville, CT 06085
If to CWS to:                              David C. Benoit
                                           Vice President-Finance
                                           Connecticut Water Service, Inc.
                                           93 West Main Street
                                           Clinton, CT 06413
with a copy to:                            Timothy L. Largay, Esq.
                                           Murtha Cullina LLP
                                           CityPlace I, 185 Asylum Street
                                           Hartford, CT 06103

     13.4  Counterparts.

     This Agreement may be executed in any number of counterparts, each of which shall be treated as an original, but all of which, collectively, shall constitute only one instrument.

     13.5  No Survival of Representations and Warranties; No Recourse.

     CWS and Unionville agree that the representations and warranties contained in Section 3 of this Agreement or in any certificate delivered by Unionville hereunder shall not survive the Closing Date, and no officer, director, shareholder, employee, agent or affiliate of Unionville or CWS shall be under any liability or obligation whatsoever with respect to any representation or warranty or any covenant or agreement of Unionville or CWS contained in this Agreement or in any certificate delivered hereunder.

     13.6  No Additional Representations.

     CWS and Unionville agree that, other than the representations, warranties, covenants and agreements of Unionville or CWS, as the case may be, expressly set forth in this Agreement, Unionville and CWS and its subsidiaries and their respective officers, directors, shareholders, employees, agents and affiliates have not made, nor shall any of them be deemed to have made, any representation, warranty, covenant or agreement, express or implied, to either CWS or Unionville, as the case may be, with respect to (i) Unionville or CWS and its subsidiaries and affiliates, as the case may be, (ii) the business of Unionville or of CWS or any of its subsidiaries or affiliates, as the case may be, or (iii) any of the transactions contemplated by this Agreement.

     13.7  Successors and Assigns.

     This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the parties hereto.

     13.8  Severability.

     In case one or more provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, rule or regulation, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected or impaired thereby.

     13.9  Attorney-Client Privilege.

     The parties agree to take all steps necessary to ensure that any privilege attaching as a result of Scully, Nicksa, Martin & Reeve, LLP representing Unionville in connection with this transaction shall survive the Merger and remain in effect as belonging to the individual directors of Unionville as of the date of this Agreement and not to CWS or the Surviving Corporation. In addition, CWS and the Surviving Corporation hereby waive any conflicts that may arise in connection with (i) Scully, Nicksa, Martin & Reeve, LLP representing any of Unionville's shareholders, directors, officers or employees after the Merger and (ii) any communication by Scully, Nicksa, Martin & Reeve, LLP in any such representation to any such person, including in connection with a dispute with CWS or the Surviving Corporation following the Merger.

     13.10  Indemnification; Directors' and Officers' Insurance.

     (a) The provisions with respect to indemnification set forth in the By-Laws and Certificate of Incorporation of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of Unionville, unless such modification is required by law.

     (b) Unionville shall, to the fullest extent permitted under applicable law or under its Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws as in effect at the Effective Time, or pursuant to any applicable contract or agreement as in effect on the date hereof, in each case for the period ending six years after the Effective Time, indemnify and hold harmless each present and former director, officer or employee of the relevant company (collectively, the "Indemnified Parties") against any costs or expenses (including attorneys' fees), judgements, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (a) arising out of or pertaining to the transactions contemplated by this Agreement or (b) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time; provided, however, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any such claims.

     (c) For a period of six years after the Effective Time, CWS shall cause the Surviving Corporation to maintain in effect directors' and officers' liability insurance covering those persons who are currently covered by the directors' and officers' liability insurance policies of Unionville, the terms, coverage and scope of which shall be no less favorable to such persons than those now applicable under Unionville's current directors' and officers' liability insurance policies.

     (d) This Section 13.10 shall survive the consummation of the Merger at the Effective Time, is intended to benefit Unionville, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of CWS, the Surviving Corporation and Unionville and shall be enforceable by the Indemnified Parties.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

ATTEST:                                           CONNECTICUT WATER SERVICE, INC.
/s/ Michele G. DiAcri                             By: /s/ Marshall T. Chiaraluce
------------------------------------------------      ----------------------------
Secretary                                             Marshall T. Chiaraluce
                                                      Its President

ATTEST:                                           THE UNIONVILLE WATER COMPANY
/s/ Mary L. Yale                                  By: /s/ Stephen A. Flis
------------------------------------------------      ----------------------------
Secretary                                             Stephen A. Flis
                                                      Its President

ATTEST:                                           CWS UNIONVILLE ACQUISITION CORP.
/s/ Michele G. DiAcri                             By: /s/ Marshall T. Chiaraluce
------------------------------------------------      ----------------------------
Secretary                                             Marshall T. Chiaraluce
                                                      Its President

                                                                      APPENDIX B
                        GENERAL STATUTES OF CONNECTICUT
                             TITLE 33. CORPORATIONS
                       CHAPTER 601 BUSINESS CORPORATIONS
                                   PART XIII
                               DISSENTERS' RIGHTS
                                      (A)
                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SEC. 33-855.  DEFINITIONS: As used in sections 33-855 to 33-872, inclusive:

     (1) "Affiliate" means a person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with another person or is a senior executive thereof. For purposes of subdivision (4) of subsection (b) of section 33-856, as amended by this act, a person is deemed to be an affiliate of its senior executives.

     (2) "Beneficial shareholder" means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner's behalf.

     (3) "Corporation" means the issuer of the shares held by a shareholder demanding appraisal and, for purposes of sections 33-862 to 33-872, as amended by this act, includes the surviving entity in a Merger.

     (4) "Fair value" means the value of the corporation's shares determined:
(A) Immediately before the effectuation of the corporate action to which the shareholder objects, (B) using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, and (C) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the certificate of incorporation pursuant to subdivision (5) of subsection (a) of section 33-856, as amended by this act.

     (5) "Interest" means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

     (6) "Preferred shares" means a class or series of shares whose holders have preference over any other class or series with respect to distributions.

     (7) "Record shareholder" means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

     (8) "Senior executive" means the chief executive officer, chief operating officer, chief financial officer and any individual in charge of a principal business unit or function.

     (9) "Shareholder" means both a record shareholder and a beneficial shareholder.

SEC. 33-856.  RIGHT TO DISSENT.

     (a) A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder's shares, in the event of any of the following corporate actions:

     (1) Consummation of a Merger to which the corporation is a party (A) if shareholder approval is required for the Merger by section 33-817 and the shareholder is entitled to vote on the Merger, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the Merger, or (B) if the corporation is a subsidiary and the Merger is governed by section 33-818;

     (2) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

     (3) Consummation of a disposition of assets pursuant to section 33-831 if the shareholder is entitled to vote on the disposition;

     (4) An amendment of the certificate of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

     (5) Any other Merger, share exchange, disposition of assets or amendment to the certificate of incorporation to the extent provided by the certificate of incorporation, the bylaws or a resolution of the board of directors.

     (b) Notwithstanding subsection (a) of this section, the availability of appraisal rights under subdivisions (1), (2), (3) and (4) of subsection (a) of this section shall be limited in accordance with the following provisions:

     (1) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is: (A) Listed on the New York Stock Exchange or the American Stock Exchange or designated as a National Market System security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or (B) not so listed or designated but has at least two thousand shareholders and the outstanding shares of such class or series has a market value of at least twenty million dollars, exclusive of the value of such shares held by its subsidiaries, senior executives, directors and beneficial shareholders owning more than ten per cent of such shares.

     (2) The applicability of subdivision (1) of this subsection shall be determined as of: (A) The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or (B) the day before the effective date of such corporate action if there is no meeting of shareholders.

     (3) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision (1) of this subsection at the time the corporate action becomes effective.

     (4) Subdivision (1) of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection (a) of this section for the holders of any class or series of shares where:

          (A) Any of the shares or assets of the corporation are being acquired or converted, whether by Merger, share exchange or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

             (i) Is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of twenty per cent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within one year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

             (ii) Directly or indirectly has, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of twenty-five per cent or more of the directors to the board of directors of the corporation; or

          (B) Any of the shares or assets of the corporation are being acquired or converted, whether by Merger, share exchange or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the one-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

             (i) Employment, consulting, retirement or similar benefits established separately and not as part of or in contemplation of the corporate action; or

             (ii) Employment, consulting, retirement or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in section 33-783; or

             (iii) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

     (5) For the purposes of subdivision (4) of this subsection, "beneficial owner" means any person who, directly or indirectly, through any contract, arrangement or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided a member of a National Securities Exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the record holder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

     (c) Notwithstanding any other provision of this section, the certificate of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the certificate of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

     (d) Where the right to be paid the value of shares is made available to a shareholder by this section, such remedy shall be the exclusive remedy as holder of such shares against the corporate transactions described in this section, whether or not the shareholder proceeds as provided in sections 33-855 to 33-872, inclusive, as amended by this act.

SEC. 33-857.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (a) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder's name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder's name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder's other shares were registered in the names of different record shareholders.

     (b) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:
(1) Submits to the corporation the record shareholder's written consent to the assertion of such rights no later than the date referred to in subparagraph (B) of subdivision (2) of subsection (b) of section 33-862, as amended by this act; and (2) does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SECS. 33-858 AND 33-859.  Reserved for future use.

                                      (B)

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SEC. 33-860.  NOTICE OF DISSENTERS' RIGHTS.

     (a) If proposed corporate action described in subsection (a) of section 33-856, as amended by this act, is to be submitted to a vote at a shareholders' meeting, the meeting notice shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under sections 33-855 to 33-872, inclusive, as amended by this act. If the corporation concludes that appraisal rights are or may be available, a copy of sections 33-855 to 33-872, inclusive, as amended by this act, must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

     (b) In a Merger pursuant to section 33-818, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within ten days after the corporate action became effective and include the materials described in section 33-862, as amended by this act.

SEC. 33-861.  NOTICE OF INTENT TO DEMAND PAYMENT.

     (a) If proposed corporate action requiring appraisal rights under section 33-856, as amended by this act, is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares: (1) Must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment if the proposed action is effectuated, and (2) must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

     (b) A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment under sections 33-855 to 33-872, inclusive, as amended by this act.

SEC. 33-362.  DISSENTERS' NOTICE.

     (a) If proposed corporate action requiring appraisal rights under subsection (a) of section 33-856, as amended by this act, becomes effective, the corporation must deliver a written appraisal notice and form required by subdivision (1) of subsection (b) of this section to all shareholders who satisfied the requirements of section 33-861, as amended by this act. In the case of a Merger under section 33-818, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

     (b) The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than ten days after such date and shall:

     (1) Supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not those shares for which appraisal rights are asserted were acquired before that date, and (B) that the shareholder did not vote for the transaction;

     (2) State:

          (A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph (B) of this subdivision;

          (B) A date by which the corporation must receive the form which date may not be fewer than forty nor more than sixty days after the date the appraisal notice and form under subsection (a) of this section are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

          (C) The corporation's estimate of the fair value of the shares;

          (D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten days after the date specified in subparagraph (B) of this subdivision, the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

          (E) The date by which the notice to withdraw under section 33-863, as amended by this act, must be received, which date must be within twenty days after the date specified in subparagraph (B) of this subdivision; and

     (3) Be accompanied by a copy of sections 33-855 to 33-872, inclusive, as amended by this act.

SEC. 33-863.  DUTY TO DEMAND PAYMENT.

     (a) A shareholder who receives notice pursuant to section 33-862, as amended by this act, and who wishes to exercise appraisal rights must certify on the form sent by the corporation whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision (1) of subsection (b) of said section. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder's shares as after-acquired shares under section 33-867, as amended by this act. In addition, a shareholder who wishes to exercise appraisal rights must execute and return the form and, in the case of certificated shares, deposit the shareholder's certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subparagraph (B) of subdivision (2) of subsection (b) of section 33-862, as amended by this act. Once a shareholder deposits the shareholder's certificates or, in the case of uncertificated shares, returns the executed forms, the shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (b) of this section.

     (b) A shareholder who has complied with subsection (a) of this section may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subparagraph (E) of subdivision (2) of subsection (b) of section 33-862, as amended by this act. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation's written consent.

     (c) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit the shareholder's share certificates where required, each by the date set forth in the notice described in subsection (b) of section 33-862, as amended by this act, shall not be entitled to payment under sections 33-855 to 33-872, inclusive, as amended by this act.

SEC. 33-864.  Reserved for future use.

SEC. 33-865.  PAYMENT.

     (a) Except as provided in section 33-867, as amended by this act, within thirty days after the form required by subparagraph (B) of subdivision (2) of subsection (b) of section 33-862, as amended by this act, is due the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 33-863, as amended by this act, the amount the corporation estimates to be the fair value of their shares, plus interest.

     (b) The payment to each shareholder pursuant to subsection (a) of this section shall be accompanied by:

     (1) Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any;

     (2) A statement of the corporation's estimate of the fair value of the shares which estimate must equal or exceed the corporation's estimate given pursuant to subparagraph (C) of subdivision (2) of subsection (b) of section 33-862, as amended by this act; and

     (3) A statement that shareholders described in subsection (a) of this section have the right to demand further payment under section 33-868, as amended by this act, and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation's obligations under sections 33-855 to 33-872, as amended by this act.

SEC. 33-866.  Reserved for future use.

SEC. 33-867.  AFTER-ACQUIRED SHARES.

     (a) A corporation may elect to withhold payment required by section 33-865, as amended by this act, from any shareholder who did not certify that beneficial ownership of all of the shareholder's shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision (1) of subsection (b) of section 33-862, as amended by this act.

     (b) If the corporation elected to withhold payment under subsection (a) of this section, it must, within thirty days after the form required by subparagraph (B) of subdivision (2) of subsection (b) of section 33-862, as amended by this act, is due, notify all shareholders who are described in subsection (a) of this section:

          (1) Of the information required by subdivision (1) of subsection (b) of section 33-865, as amended by this act;

          (2) Of the corporation's estimate of fair value pursuant to subdivision (2) of subsection (b) of section 33-865, as amended by this act;

          (3) That such shareholders may accept the corporation's estimate of fair value, plus interest, in full satisfaction of their demands or demand payment under section 33-868, as amended by this act;

          (4) That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation's offer within thirty days after receiving the offer; and

          (5) That those shareholders who do not satisfy the requirements for demanding payment under section 33-868, as amended by this act, shall be deemed to have accepted the corporation's offer.

     (c) Within ten days after receiving the shareholder's acceptance pursuant to subsection (b) of this section, the corporation must pay in cash the amount it offered under subdivision (2) of subsection (b) of this section to each shareholder who agreed to accept the corporation's offer in full satisfaction of the shareholder's demand.

     (d) Within forty days after sending the notice described in subsection (b) of this section, the corporation must pay in cash the amount it offered to pay under subdivision (2) of subsection (b) of this section to each shareholder described in subdivision (5) of subsection (b) of this section.

SEC. 33-868.  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     (a) A shareholder paid pursuant to section 33-865, as amended by this act, who is dissatisfied with the amount of the payment must notify the corporation in writing of the shareholder's estimate of the fair value of the shares and demand payment of that estimate, plus interest, less any payment under section 33-865, as amended by this act. A shareholder offered payment under section 33-867, as amended by this act, who is dissatisfied with that offer must reject the offer and demand payment of the shareholder's stated estimate of the fair value of the shares plus interest.

     (b) A shareholder who fails to notify the corporation in writing of the shareholder's demand to be paid the shareholder's stated estimate of the fair value of the shares plus interest under subsection (a) of this section within thirty days after receiving the corporation's payment under section 33-865, as amended by this act, or offer of payment under section 33-867, as amended by this act, waives the right to demand payment under this section and shall be entitled only to the payment made under section 33-865, as amended by this act, or the payment offered under section 33-867, as amended by this act.

SECS. 33-869 AND 33-870.  Reserved for future use.

                                      (C)

                         JUDICIAL APPRAISAL OF SHARES.

SEC. 33-871.  COURT ACTION.

     (a) If a shareholder makes demand for payment under section 33-868, as amended by this act, which remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 33-868, as amended by this act, plus interest.

     (b) The corporation shall commence the proceeding in the superior court for the judicial district where a corporation's principal office or, if none, its registered office in this state is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the superior court for the judicial district where the principal office or registered office of the domestic corporation that merged with the foreign corporation was located at the time of the transaction.

     (c) The corporation shall make all shareholders, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

     (e) Each shareholder made a party to the proceeding is entitled to judgment
(1) for the amount, if any, by which the court finds the fair value of the shareholder's shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares, or (2) for the fair value, plus interest, of the shareholder's shares for which the corporation elected to withhold payment under section 33-867, as amended by this act.

SEC. 33-872.  COURT COSTS AND COUNSEL FEES.

     (a) The court in an appraisal proceeding commenced under section 33-871, as amended by this act, shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive, as amended by this act.

     (b) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable: (1) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 33-860 to 33-868, inclusive, as amended by this act; or (2) against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by sections 33-855 to 33-872, inclusive, as amended by this act.

     (c) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

     (d) To the extent the corporation fails to make a required payment pursuant to section 33-865, as amended by this act, 33-867, as amended by this act, or 33-868, as amended by this act, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

SECS. 33-873 TO 33-879.  Reserved for future use.

                                                                      APPENDIX C

                        CONNECTICUT WATER SERVICE, INC.
                         SELECTED FINANCIAL INFORMATION

SCHEDULE 1  FORM 10-K (FOR YEAR ENDED DECEMBER 31, 2001).

SCHEDULE 2 PROXY STATEMENT DATED MARCH 19, 2002 (FOR ANNUAL MEETING OF SHAREHOLDERS HELD APRIL 26, 2002).

SCHEDULE 3  FORM 10-Q (FOR QUARTER ENDED MARCH 31, 2002).

                                                        SCHEDULE 1 TO APPENDIX C

                FORM 10-K (FOR YEAR ENDED DECEMBER 31, 2001) --
                            TO BE FILED BY AMENDMENT

                                                        SCHEDULE 2 TO APPENDIX C

          PROXY STATEMENT DATED MARCH 19, 2002 (FOR ANNUAL MEETING OF
                      SHAREHOLDERS HELD APRIL 26, 2002) --
                            TO BE FILED BY AMENDMENT

                                                        SCHEDULE 3 TO APPENDIX C
                FORM 10-Q (FOR QUARTER ENDED MARCH 31, 2002) --
                            TO BE FILED BY AMENDMENT

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 33-771 of the Connecticut Business Corporation Act as amended requires indemnification of directors, officers and others under certain circumstances.

     Articles Fifth and Sixth of the Amended and Restated Certificate of Incorporation, as amended, of the Registrant (see Exhibit 3.1 filed herewith and incorporated by reference herein) provide for indemnification of directors, officers and other persons as follows:

     FIFTH: The personal liability of any person who is or was a Director of the Corporation to the Corporation or its shareholders for monetary damages for breach of duty as a Director is hereby limited to the amount of the compensation received by the Director for serving the Corporation during the year or years in which the violation occurred so long as such breach did not (i) involve a knowing and culpable violation of law by the Director, (ii) enable the Director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) show a lack of good faith and a conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation, (iv) constitute a sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the Corporation, or (v) create liability under Section 33-757 of the Connecticut General Statutes. Any lawful repeal or modification of this provision of the Certificate of Incorporation of the Corporation by the shareholders and the Board of Directors of the Corporation shall not adversely affect any right or protection of a person who is or was a Director of the Corporation existing at or prior to the time of such repeal or modification.

     SIXTH: A. The Corporation shall, to the fullest extent permitted by law, indemnify its Directors from and against any and all of the liabilities, expenses and other matters referred to in or covered by the Connecticut Business Corporation Act. In furtherance and not in limitation thereof, the Corporation shall indemnify each Director for liability, as defined in subsection (5) of Section 33-770 of the Connecticut General Statutes, to any person for any action taken, or any failure to take any action, as a Director, except liability that (i) involved a knowing and culpable violation of law by the Director, (ii) enabled the Director or an associate, as defined in Section 33-840 of the Connecticut General Statutes, to receive an improper personal economic gain, (iii) showed a lack of good faith and a conscious disregard for the duty of the Director to the Corporation under circumstances in which the Director was aware that his or her conduct or omission created an unjustifiable risk of serious injury to the Corporation, (iv) constituted a sustained and unexcused pattern of inattention that amounted to an abdication of the Director's duty to the Corporation, or (v) created liability under Section 33-757 of the Connecticut General Statutes; provided that nothing in this sentence shall affect the indemnification of or advance of expenses to a Director for any liability stemming from acts or omissions occurring prior to the effective date of this Article SIXTH.

     The Corporation shall indemnify each officer of the Corporation who is not a Director, or who is a Director but is made a party to a proceeding in his or her capacity solely as an officer, to the same extent as the Corporation is permitted to provide the same to a Director, and may indemnify such persons to the extent permitted by Section 33-776 of the Connecticut General Statutes.

     The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

     B. Expenses incurred by a Director or officer of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid for or reimbursed by the Corporation to the fullest extent permitted by law in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or officer to repay such amount if it shall be ultimately determined that such Director or officer is not entitled to be indemnified by the Corporation.

     C. The Corporation may indemnify and pay for or reimburse the expenses of employees and agents not otherwise entitled to indemnification pursuant to this Article SIXTH on such terms and conditions as may be established by the Board of Directors.

     D. No amendment to or repeal of this Article SIXTH shall apply to or have any effect on the indemnification of any Director, officer, employee or agent of the Corporation for or with respect to any acts or omissions of such Director, officer, employee or agent occurring prior to such amendment or repeal, nor shall any such amendment or repeal apply to or have any effect on the obligations of the Corporation to pay for or reimburse in advance expenses incurred by a Director, officer, employee or agent of the Corporation in defending any action, suit or proceeding arising out of or with respect to any acts or omissions occurring prior to such amendment or repeal.

     The directors and officers of the Registrant are covered by liability insurance.

     The Registrant has also purchased an insurance policy covering the possible liability of its officers and employees, as well as directors and former directors for any losses or liability they might incur in their positions as administrators of The Connecticut Water Company Employees' Retirement Plan and Trust. The policy, effective until August 31, 2003, has an aggregate annual liability limit of $15,000,000.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT NO.                             EXHIBIT
-----------                             -------
    3.1       Certificate of Incorporation of Connecticut Water Service,
              Inc. amended and restated as of April, 1998. (Exhibit 3.1 to
              Form 10-K for the year ended 12/31/98).
    3.2       By-Laws, as amended, of Connecticut Water Service, Inc. as amended and restated as of August 12, 1999. (Exhibit 3.2 to
              Form 10-K for the year ended 12/31/99).
    3.3       Certification of Incorporation of The Connecticut Water
              Company effective April, 1998. (Exhibit 3.3 to Form 10-K for the year ended 12/31/98).
    3.4       Certificate of Amendment to the Certificate of Incorporation
              of Connecticut Water Service, Inc. dated August 6, 2001.
              (Exhibit 3.4 to Form 10-K for the year ended 12/31/01).
    4.1       Indenture of Mortgage and Deed of Trust from The Connecticut
              Water Company to The Connecticut Bank and Trust Company,
              Trustee, dated as of June 1, 1956. (Exhibit 4.3(a) to
              Registration Statement No. 2-61843).
    4.2       Supplemental Indentures thereto dated as of:
              (i)    February 1, 1958 (Exhibit 4.3(b) (i) to Registration
              Statement No. 2-61843);
              (ii)   September 1, 1962 (Exhibit 4.3(b) (ii) to
              Registration Statement No. 2-61843);
              (iii)  January 1, 1966 (Exhibit 4.3(b) (iii) to Registration
              Statement No. 2-61843);
              (iv)   July 1, 1966 (Exhibit 4.3(b) (iv) to Registration
              Statement No. 2-61843);
              (v)   January 1, 1971 (Exhibit 4.3(b) (v) to Registration
              Statement No. 2-61843);
              (vi)   September 1, 1974 (Exhibit 4.3(b) (vi) to
              Registration Statement No. 2-61843);
              (vii)  December 1, 1974 (Exhibit 4.3(b) (vii) to
              Registration Statement No. 2-61843);
              (viii) January 1, 1976 (Exhibit 4(b) to Form 10-K for the
              year ended 12/31/76);
              (ix)   January 1, 1977 (Exhibit 4(b) to Form 10-K for the
              year ended 12/31/76);
              (x)   September 1, 1978 (Exhibit 2.12(b) (x) to Registration
              Statement No. 2-66855);
              (xi)   December 1, 1978 (Exhibit 2.12(b) (xi) to
              Registration Statement No. 2-66855);
              (xii)  June 1, 1979 (Exhibit 2.12(b) (xii) to Registration
              Statement No. 2-66855);
              (xiii) December 1, 1983 (Exhibit 4.2 (xiii) to Form 10-K for the year ended 12/31/83);
              (xiv) January 1, 1987 (Exhibit 4.2 (xiv) to Form 10-K for
              the year ended 12/31/86);
              (xv)  May 1, 1989 (Exhibit 4.2 (xv) to Form 10-K for year
              ended 12/31/89);
              (xvi) June 1, 1991 (Exhibit 4.2 (xvi) to Form 10-K for year ended 12/31/91);
              (xvii) August 1, 1992 (Exhibit 4.2 (xvii) to Form 10-K for year ended 12/31/92);
              (xviii) October 1, 1993 (Exhibit 4.2 (xviii) to Form 10-K
              for year ended 12/31/93);
              (xix) June 1, 1993 (Exhibit 4.2 (xix) to Form 10-K for year ended 12/31/93);
              (xx)  September 1, 1993 (Exhibit 4.2 (xx) to Form 10-K for
              year ended 12/31/93);
              (xxi) December 1, 1993 (Exhibit 4.2 (xxi) to Form 10-K for
              year ended 12/31/93); and
              (xxii) March 1, 1994 (Exhibit 4.2 (xxii) to Form 10-K for
              year ended 12/31/94).
    4.3       Loan Agreement dated as of October 1, 1993, between the
              Connecticut Development Authority and The Connecticut Water
              Company. (Exhibit 4.3 to Form 10-K for year ended December
              31, 1993).
    4.4       Loan Agreement dated as of June 1, 1993, between the
              Connecticut Development Authority and The Connecticut Water
              Company. (Exhibit 4.4 to Form 10-K for year ended December
              31, 1993).
    4.5       Loan Agreement dated as of September 1, 1993, between the
              Connecticut Development Authority and The Connecticut Water
              Company. (Exhibit 4.5 to Form 10-K for year ended December
              31, 1993).
    4.6       Loan Agreement dated as of August 1, 1992 between the
              Connecticut Development Authority and The Connecticut Water
              Company. (Exhibit 4.10 to Form 10-K for the year ended
              December 31, 1992).

EXHIBIT NO.                             EXHIBIT
-----------                             -------
    4.7       Bond Purchase Agreement dated as of December 1, 1993.
              (Exhibit 4.8 to Form 10-K for year ended December 31, 1993).
    4.8       Loan Agreement dated as of March 9, 1998 between the
              Connecticut Development Authority and The Connecticut
              Company. (Exhibit 4.8 to Form 10-K for the year ended
              12/21/98).
    4.9       Loan Agreement dated as of April 19, 1990 between the
              Connecticut Development Authority and The Crystal Water
              Company of Danielson. (Exhibit 4.9 to Form 10.K for the year ended 12/31/99).
    4.10      Loan Agreement dated as of February 9, 1996 between New
              London Trust, F.S.B. and The Crystal Water Company of
              Danielson. (Exhibit 4.10 to Form 10-K for the year ended
              12/31/99).
    4.11      Rights Agreement dated as of August 12, 1998 between
              Connecticut Water Service, Inc. and State Street Bank and
              Trust Company as Rights Agent (Exhibit 4 to Form 8-K dated
              August 12, 1998).
    5.1*      Opinion of Murtha Cullina LLP regarding validity of
              securities being registered -- to be filed by amendment.
    8.1*      Opinion of Murtha Cullina LLP regarding certain tax aspects of the Merger -- to be filed by amendment.
   10.1       Pension Plan Fiduciary Liability Insurance for The
              Connecticut Water Company Employees' Retirement Plan and
              Trust, The Connecticut Water Company Tax Credit Employee
              Stock Ownership Plan, as Amended and Restated, Savings Plan
              of The Connecticut Water Company and The Connecticut Water
              Company VEBA Trust Fund. (Exhibit 10.1 to Registration
              Statement No. 2-74938).
   10.2       Directors and Officers Liability and Corporation
              Reimbursement Insurance. (Exhibit 10.2 to Registration
              Statement No. 2-74938).
   10.3       Directors Deferred Compensation Plan, effective as of
              January 1, 1980, as amended as of March 20, 1981. (Exhibit
              10.3 to Registration Statement No. 2-74938).
   10.4       The Connecticut Water Company Deferred Compensation
              Agreement dated December 1, 1984. (Exhibit 10.4 to Form 10-K for the year ended December 31, 1984).
   10.5       The Connecticut Water Company Amended and Restated Deferred
              Compensation Agreement dated May 14, 1999. (Exhibit 10.5 to
              Form 10-K for the year ended 12/31/99).
              a. Marshall T. Chiaraluce
              b. David C. Benoit
              c. James R. McQueen
              d. Kenneth W. Kells
   10.6       The Connecticut Water Company Supplemental Executive
              Retirement Agreement with William C. Stewart. (Exhibit 10.6a to Form 10-K for year ended December 31, 1991).
   10.7.1     The Connecticut Water Company Amended Supplemental Executive
              Retirement Agreement with Marshall T. Chiaraluce dated
              August 1, 1999. (Exhibit 10.7.2 to Form 10-K for the year
              ended 12/31/99).
   10.7.2     The Connecticut Water Company Supplemental Executive
              Retirement Agreement with Michele G. DiAcri dated February
              28, 2000 (Exhibit 10.7.2 to Form 10-K for the year ended
              12/31/01).
   10.8       The Connecticut Water Company Amended Supplemental Executive
              Retirement Agreement -- standard form for other officers,
              dated August 1, 1999. (Exhibit 10.8.2 to Form 10-K for the year ended 12/31/99).

EXHIBIT NO.                             EXHIBIT
-----------                             -------
   10.9       Amended and restated employment agreement between The
              Connecticut Water Company and Connecticut Water Service,
              Inc. with Officers, amended and restated as of May 9, 2001
              (Exhibit 10.9 to Form 10-K for the year ended 12/31/01):
              a) Marshall T. Chiaraluce
              b) Michele G. DiAcri
              c) James R. McQueen
              d) David C. Benoit
              e) Peter J. Bancroft
              f) Maureen P. Westbrook
              g) Terrance P. O'Neill
   10.10      Employment and Consulting Agreement between Richard L.
              Mercier and Gallup Water Service, Inc. dated April 15, 1999.
              (Exhibit 10.10 to Form 10-K for the year ended 12/31/99).
   10.11      Employment and Consulting Agreement between Roger Engle and
              Crystal Water Company of Danielson dated September 29, 1999.
              (Exhibit 10.11 to Form 10-K for the year ended 12/31/99).
   10.12      Savings Plan of The Connecticut Water Company, amended and restated effective as of October 1, 2000 (Exhibit 10.12 to
              Form 10-K for the year ended 12/31/01).
   10.13      The Connecticut Water Company Employees' Retirement Plan as
              amended and restated as of January 1, 1997. (Exhibit 10.11 to Form 10-K for the year ended 12/31/98).
   10.14      Water Supply Agreement dated June 13, 1994, between The
              Connecticut Water Company and the Hazardville Water Company.
              (Exhibit 10.15 to Form 10-K for year ended December 31,
              1994).
   10.15      November 4, 1994 Amendment to Agreement dated December 11,
              1957 between The Connecticut Water Company (successor to the
              Thomaston Water Company) and the City of Waterbury. (Exhibit
              10.16 to Form 10-K for year ended December 31, 1994).
   10.16      Contract between The Connecticut Water Company and The
              Rockville Water and Aqueduct Company dated as of January 1,
              1976. (Exhibit 9(b) to Form 10-K for the year ended December
              31, 1975).
   10.17      Agreement dated August 13, 1986 between The Connecticut
              Water Company and the Metropolitan District. (Exhibit 10.14
              to Form 10-K for the year ended December 31, 1986).
   10.18      Report of the Commission to Study the Feasibility of
              Expanding the Water Supply Services of the Metropolitan
              District. (Exhibit 14 to Registration Statement No.
              2-61843).
   10.19      Plan of Merger dated December 18, 1978 of Broad Brook Water
              Company, The Collinsville Water Company, The Rockville Water
              and Aqueduct Company, The Terryville Water Company and The
              Thomaston Water Company with and into The Connecticut Water
              Company. (Exhibit 13 to Form 10-K for the year ended
              December 31, 1978).
   10.20      Bond Exchange Agreements between Connecticut Water Service,
              Inc., The Connecticut Water Company Bankers Life Company and
              Connecticut Mutual Life Insurance Company dated October 23,
              1978. (Exhibit 14 to Form 10-K for the year ended December
              31, 1978).
   10.21      Dividend Reinvestment and Common Stock Purchase Plan,
              amended and restated as of November 15, 2001. (Exhibit 99.1 to post-effective amendment filed on December 5, 2001 to
              Form S-3, Registration Statement No. 33-53211).
   10.22      Contract for Supplying Bradley International Airport.
              (Exhibit 10.21 to Form 10-K for the year ended December 31,
              1984).
   10.23      Report of South Windsor Task Force. (Exhibit 10.23 to Form
              10-K for the year ended December 31, 1987).
   10.24      Trust Agreement for The Connecticut Water Company Welfare
              Benefits Plan (VEBA) dated January 1, 1989. (Exhibit 10.21 to Form 10-K for year ended December 31, 1989).
   10.25      Performance Stock Program, as amended and restated as of
              April 23, 1999. (Exhibit A to CTWS Proxy Statement dated
              March 17, 1999).

EXHIBIT NO.                             EXHIBIT
-----------                             -------
   10.26      Loan Agreement dated as of February 15, 1991 between
              Indianapolis Life Insurance Company and The Barnstable Water
              Company (Exhibit 10.26 to Form 10-K for the year ended
              12/31/01).
   10.27      Guaranty Agreement by Connecticut Water Service, Inc. and
              Second Amendment to Note Agreement of Barnstable Water
              Company dated as of February 23, 2001 (Exhibit 10.27 to Form
              10-K for the year ended 12/31/01).
   10.28      Employment Agreement between George Wadsworth and The
              Barnstable Water Company dated February 23, 2001 (Exhibit
              10.28 to Form 10-K for the year ended 12/31/01).
   10.29      Separation Agreement between George Wadsworth, The
              Connecticut Water Service, Inc. and The Barnstable Water
              Company dated December 14, 2001 (Exhibit 10.29 to Form 10-K for the year ended 12/31/01).
     21*      List of Connecticut Water subsidiaries.
   23.1*      Consent of Murtha Cullina LLP (included as part of its
              opinions filed as Exhibit 5.1 and Exhibit 8.1, respectively and incorporated herein by reference).
   23.2*      Consent of Arthur Andersen, LLP.
   24.1       Power of Attorney (included on the signature page of this
              Form S-4 and incorporated herein by reference).
   99.1*      Form of Proxy of Unionville Water Company.

---------------

* = filed herewith

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (2) that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (3) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4 under the Securities Act of 1933, within one business day of receipt of any such request, and to send the incorporated documents by first-class mail or other equally prompt means, including information contained in documents filed after the effective date of the Registration Statement through the date of responding to such request; and

     (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (6) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;"

     (7) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (8) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Clinton, State of Connecticut, on April 24, 2002.

                                          CONNECTICUT WATER SERVICE, INC.

                                          By:  /s/ MARSHALL T. CHIARALUCE
                                            ------------------------------------
                                          Name:  Marshall T. Chiaraluce
                                          Title: Chairman and Chief Executive
                                          Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Marshall T. Chiaraluce, David C. Benoit, James R. McQueen, Peter J. Bancroft and Timothy L. Largay and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form S-4 of Connecticut Water Service, Inc. and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of Connecticut Water Service, Inc. in the capacities and on the dates indicated.

                    SIGNATURE                                       TITLE                       DATE
                    ---------                                       -----                       ----

              MARSHALL T. CHIARALUCE                      Director and Chairman and        April 24, 2002
 ------------------------------------------------          Chief Executive Officer
              Marshall T. Chiaraluce
          (Principal Executive Officer)


                 DAVID C. BENOIT                      Vice President -- Finance, Chief     April 24, 2002
 ------------------------------------------------      Financial Officer and Treasurer
                 David C. Benoit
   (Principal Financial and Accounting Officer)


              HAROLD E. BIGLER, JR.                               Director                 April 24, 2002
 ------------------------------------------------
              Harold E. Bigler, Jr.


                   ROGER ENGLE                                    Director                 April 24, 2002
 ------------------------------------------------
                   Roger Engle


                 MARY ANN HANLEY                                  Director                 April 24, 2002
 ------------------------------------------------
                 Mary Ann Hanley

                    SIGNATURE                                       TITLE                       DATE
                    ---------                                       -----                       ----


                  MARCIA HINCKS                                   Director                 April 24, 2002
 ------------------------------------------------
                  Marcia Hincks


                 DAVID A. LENTINI                                 Director                 April 24, 2002
 ------------------------------------------------
                 David A. Lentini


                RONALD D. LENGYEL                                 Director                 April 24, 2002
 ------------------------------------------------
                Ronald D. Lengyel


                  ROBERT F. NEAL                                  Director                 April 24, 2002
 ------------------------------------------------
                  Robert F. Neal


                 ARTHUR C. REEDS                                  Director                 April 24, 2002
 ------------------------------------------------
                 Arthur C. Reeds


                 LISA J. THIBDAUE                                 Director                 April 24, 2002
 ------------------------------------------------
                 Lisa J. Thibdaue


               /s/ DONALD B. WILBUR                               Director                 April 24, 2002
 ------------------------------------------------
                 Donald B. Wilbur